Filed Pursuant to Rule 424(b)(5)

Registration No. 333-174945

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 18, 2011)

$3,800,000

Common Stock

This prospectus supplement relates to the offer and sale of shares of our common stock, no par value per share, having an aggregate offering price of up to $3,800,000 from time to time through MLV & Co. LLC (MLV) acting as agent. The sales, if any, will be made pursuant to an At Market Issuance Sales Agreement with MLV dated June 16, 2011, as amended by Amendment No.1 dated November 29, 2013, which we collectively refer to as the Sales Agreement.

Our common stock is listed on The NASDAQ Capital Market under the symbol “ASTM” The last reported sale price of our common stock on June 26, 2014 was $4.18 per share.

Sales of our common stock, if any, under this prospectus supplement and the accompanying prospectus may be made in sales deemed to be “at the market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, including sales made directly on or through The NASDAQ Capital Market, the existing trading market for our common stock, sales made to or through a market maker other than on an exchange or otherwise, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or in any other method permitted by law. MLV will act as sales agent on a best efforts basis using commercially reasonable efforts consistent with its normal trading and sales practices. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

The compensation payable to MLV for sales of common stock sold pursuant to the Sales Agreement will be an amount up to 3% of the gross proceeds of any shares of common stock sold. In connection with the sale of the common stock on our behalf, MLV may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, and the compensation of MLV may be deemed to be underwriting commissions or discounts.

As of June 26, 2014, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $35,317,154, based on 6,969,488 outstanding shares of common stock, of which approximately 6,965,908 shares were held by non-affiliates, and a price of $5.07 per share on May 30, 2014. The aggregate market value of securities sold by or on our behalf pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to, and including, the date of this prospectus supplement is $7,945,893, which is not greater than one-third of the aggregate market value of our common stock held by our non-affiliates.

Before buying shares of our common stock, you should carefully consider the risk factors described in “Risk Factors” beginning on page S-29 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 27, 2014.

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless expressly stated otherwise, all references in this prospectus supplement and the accompanying prospectus to “the Company,” “Aastrom,” “we,” “us,” “our,” or similar references mean Aastrom Biosciences, Inc. and its subsidiaries on a consolidated basis.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of our common stock and supplements information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about us and the shares of common stock we may offer from time to time under our shelf registration statement. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement shall control.

You should read this document together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement. We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus. You should not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus that we may authorize to be provided to you. This prospectus supplement, the accompanying prospectus and any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy common stock, nor does this prospectus supplement, the accompanying prospectus and any related free writing prospectus constitute an offer to sell or the solicitation of an offer to buy common stock in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement, the accompanying prospectus and any related free writing prospectus is delivered or common stock is sold on a later date.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (Securities Act) and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “estimates,” “plans,” “projects,” “trends,” “opportunity,” “comfortable,” “current,” “intention,” “position,” “assume,” “potential,” “outlook,” “remain,” “continue,” “maintain,” “sustain,” “seek,” “achieve,” “continuing,” “ongoing,” “expects,” “believe,” “intend” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this report, and in particular those factors referenced in the section “Risk Factors.”

Because the factors referred to in the preceding paragraph could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements we make, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise.  In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding:

•                  potential strategic collaborations with others;

•                  future capital needs;

•                  adequacy of existing capital to support operations for a specified time;

•                  product development and marketing plans;

•                  features and successes of our cellular therapies;

•                  manufacturing and facility capabilities;

•                  clinical trial plans and anticipated results, including the publication thereof;

•                  anticipation of future losses;

•                  replacement of manufacturing sources;

•                  integration of our acquired business and assets and costs related thereto;

•                  commercialization plans; and

•                  revenue expectations and operating results.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider in making your investment decision.  You should read the entire prospectus supplement and the accompanying prospectus carefully, especially the discussion regarding the risks of investing in our securities under the heading “Risk Factors” beginning on page S-29 of this prospectus supplement and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement, before investing in our securities. This prospectus supplement may add to, update or change information in the accompanying prospectus. Please refer to our Glossary at the end of this Prospectus for certain industry-specific and technical definitions.

Overview

We are a fully integrated, commercial-stage biopharmaceutical company dedicated to the identification, development and commercialization of innovative therapies that enable the body to repair and regenerate damaged tissues and organs to restore normal structure and function. We have marketed products as well as developmental stage product candidates and our goal is to become the leading cell therapy and regenerative medicine company by developing, manufacturing and marketing best-in-class therapies for patients with significant unmet medical needs.

Our product portfolio is comprised of patient-specific (autologous) cell therapies utilizing proprietary manufacturing processes and systems.  Our approved and marketed products were acquired through the acquisition of the Cell Therapy and Regenerative Medicine (CTRM) business of Sanofi, a French société anonyme (Seller or Sanofi),  in May 2014. The acquired CTRM portfolio includes three marketed autologous cell therapy products:  Carticel® (autologous cultured chondrocytes), a first-generation product for autologous chondrocyte implantation (ACI), MACITM (matrix-applied characterized autologous cultured chondrocytes), a third-generation ACI product, and Epicel® (cultured epidermal autografts), a permanent skin replacement for full thickness burns greater than or equal to 30% of total body surface area.  Carticel is currently approved and marketed in the United States (U.S.).  Epicel was approved in the U.S. as a Humanitarian Use Device, or HUD, in 2007, and is supplied outside the U.S. on a named-patient basis.

MACI received marketing authorization in Europe in July 2013 by meeting the requirements of the Advanced Therapy and Medicinal Product (ATMP) guidelines.  MACI has been commercially available in the European Union (EU) since 1998.  In August 2014, sales of MACI will be temporarily suspended as part of a restructuring of the CTRM business.  The timing of a possible reintroduction in the EU will be partially based on our U.S. commercial plans since we plan to utilize a single manufacturing facility in the U.S. to supply both the U.S. and the EU.  While the available clinical data was adequate for approval in the EU, an Investigational New Drug (IND) application has not been filed to date with the U.S. Food and Drug Administration (FDA) and the incremental development effort for U.S. approval, if any, is not yet known.  We believe that MACI has significant revenue potential in the U.S., and we are planning to discuss approval requirements with the FDA in the near term.

Our product candidate portfolio also includes ixmyelocel-T, a patient-specific multicellular therapy utilizing our proprietary, highly automated and scalable manufacturing system. Our manufacturing technology platform, the Aastrom Replicell System (ARS), enables the expansion of a variety of cell types, including the production of multicellular therapies expanded from an adult patient’s own bone marrow, which can be delivered directly to damaged tissues using conventional syringes and cell injection catheter systems. Ixmyelocel-T has demonstrated multiple biological activities that promote tissue repair and regeneration by reducing inflammation, promoting angiogenesis and remodeling ischemic tissue. Preclinical and clinical data suggest that ixmyelocel-T may be safe and effective in treating patients with a variety of conditions such as advanced heart failure due to dilated cardiomyopathy (DCM), a leading cause of heart failure.

Our lead ixmyelocel-T clinical development program is for the treatment of advanced heart failure due to ischemic DCM.  Ixmyelocel-T has been granted a U.S. Orphan Drug designation by the FDA for the treatment of DCM, which we believe provides an efficient and cost-effective path to approval for ixmyelocel-T in this heart failure indication. We are currently enrolling our Phase 2b ixCELL-DCM study, which is a randomized, double-blind, placebo-controlled clinical trial for patients with advanced heart failure due to ischemic DCM. The study is designed to enroll 108 patients at approximately 35 sites across the United States and Canada.  We expect to complete enrollment of the ixCELL-DCM study in 2014, and have top-line efficacy results approximately 12 months later.

We also have ongoing ixmyelocel-T clinical programs in the area of craniofacial reconstruction, as well as a preclinical research and development program for the treatment of cardiovascular disease.

Acquisition of Sanofi’s CTRM Business

On May 30, 2014 we completed the acquisition of the CTRM business, certain assets, including all of the outstanding equity interests of Genzyme Biosurgery ApS, a wholly-owned subsidiary of Sanofi and over 250 patents and patent applications of Seller and certain of its subsidiaries and assumed certain liabilities for purposes of acquiring a portion of the CTRM business, which researches, develops, manufactures, markets and sells Carticel®, MACITM and Epicel® (the Transaction). In consideration for the acquisition of the CTRM Business, we paid a total purchase price of approximately $6.5 million, as follows: (a) $4 million was paid in cash on the closing date of the Transaction, and (b) $2.5 million will be payable in the form of a promissory note due on July 30, 2014.

Concurrent with the closing of the Transaction, we and Sanofi entered into (i) certain IP assignment and license agreements to effect the transfer and license of the intellectual property related to the CTRM Business assigned and/or licensed to us, (ii) certain assignment and assumption of lease agreements for each of the real property leases being assigned to us, and (iii) transition services and transition supply agreements.

Our Strategy

Our objective is to become the leading cell therapy and regenerative medicine company by developing, manufacturing and marketing best-in-class therapies for patients with significant unmet medical needs that require the repair and regeneration of damaged tissues and organs.

To achieve this objective, we intend to:

•                  Fully integrate the acquired commercial stage CTRM business and restructure the combined businesses to reduce redundancies and related costs, as well as take advantage of complementary technology platforms.

•                  Develop and execute on a regulatory strategy for the approval of MACI in the U.S.

•                  Develop a commercial strategy for the profitable reintroduction of MACI in the EU.

•                  Lower the manufacturing costs for Carticel through an improved ratio of Carticel unit sales to biopsies as well as other efficiencies.

•                  Assess and capitalize on opportunities to increase revenue from Carticel and Epicel in the U.S.

•                  Complete our Phase 2b ixCELL-DCM clinical study for the treatment of advanced heart failure due to ischemic DCM and, if successful, progress ixmyelocel-T into pivotal phase 3 clinical studies for this orphan indication.

•                  Conduct additional preclinical and clinical studies of ixmyelocel-T to pursue additional high-value indications for the treatment of severe ischemic cardiovascular diseases.

•                  Utilize our proprietary ARS cell-expansion manufacturing platform to expand our product portfolio of cell therapies for the treatment of immune/inflammatory, cardiovascular and fibrovascular diseases.

•                  Leverage our leading proprietary cell manufacturing platform and expertise to provide manufacturing services and capabilities to other development and commercial-stage biopharmaceutical companies.

•                  Prepare to commercialize ixmyelocel-T through continued development of our internal commercialization capabilities and/or strategic partnerships for North America, Europe and Asia.

Our Approved Products

We believe that our acquired CTRM business has been a pioneer in the development and commercialization of autologous cell therapies.  The CTRM portfolio includes three marketed autologous cell therapy products, each of which are further described below:  Carticel® (autologous cultured chondrocytes), a first-generation product for autologous chondrocyte implantation (ACI), MACITM (matrix-applied characterized autologous cultured chondrocytes), a third-generation ACI product, and Epicel® (cultured epidermal autografts), a permanent skin replacement for full thickness burns greater than or equal to 30% of total body surface area.

Background of Cartilage Defects

Damage to cartilage in the knee can occur from acute trauma or repetitive trauma from playing sports, exercising, working or performing everyday activities.  When damaged, cartilage in the knee does not heal on its own.  If left untreated, cartilage defects can progress and lead to degenerative joint disease, osteoarthritis and total knee replacement, a poor option for younger and more active patients.

For patients diagnosed with cartilage defects, there are several treatment options, including arthroscopic debridement/chondroplasty, marrow stimulation techniques such as microfracture, a minimally invasive procedure that can be performed during the initial arthroscopic procedure, osteochondral autografts for smaller cartilage injuries, allografts, and autologous chondrocyte implants for larger, more complex injuries.

Carticel

Carticel, a first-generation ACI product for the treatment and repair of cartilage defects in the knee, is the first and only FDA-approved autologous cartilage repair product.  Carticel is indicated for the repair of symptomatic cartilage defects of the femoral condyle (medial, lateral or trochlea) caused by acute or repetitive trauma, in patients who have had an inadequate response to a prior arthroscopic or other surgical repair procedure such as debridement, microfracture, drilling/abrasion arthroplasty, or osteochondral allograft/autograft.  Carticel received a Biologics License Application (BLA) approval in 1997 and is currently marketed in the U.S.  It is generally used on patients with larger lesions (greater than 3 cm(2)).  In the year ended December 31, 2013, net revenues were $35.2 million for Carticel.

Carticel is implanted by orthopedic surgeons after obtaining a cartilage biopsy during an initial arthroscopic procedure.  The patient’s chondrocytes, which are the cells that produce cartilage, are isolated and expanded in a current Good Manufacturing Practices (cGMP) manufacturing process.  During a second surgical procedure, the cells are implanted in the cartilage defect under a sutured periosteal flap, where they produce new hyaline cartilage.  The therapeutic advantage of this approach relative to other approaches, such as microfracture, is that the autologous chondrocytes produce the hyaline cartilage that is naturally present in the knee, rather than fibrous cartilage which lacks durability and the wear characteristics of hyaline cartilage.

The Study of the Treatment of Articular Repair (STAR) was designed to determine the safety and efficacy of Carticel in patients who had an inadequate response to a prior cartilage repair procedure.  Completed in 2005, this FDA post-approval commitment was a four-year, prospective, multicenter study of 154 patients at 29 participating sites.  In a clinically challenging population comprised of patients who suffered moderate-to-large chondral defects and who failed at least one prior surgical cartilage repair treatment, Carticel demonstrated long-term durability up to four years and statistically significant and clinically meaningful reductions in pain and improvement in function. Efficacy data demonstrating durability of repair is now out to 20 years for Carticel.

Market Opportunity for Carticel

In the U.S. annually, approximately 50,000 patients seek retreatment for the repair of larger, symptomatic femoral condyle cartilage defects caused by acute or repetitive trauma.  These patients have limited options beyond undergoing another arthroscopic or other surgical repair procedure (e.g., debridement, microfracture, drilling/abrasion arthroplasty, or osteochondral allograft/autograft).  We believe that by better targeting the physician and patient target population, as well as appropriately positioning the product, we can modestly increase our share of this market.

In the U.S. the physician target audience is very concentrated, with 60% of the current Carticel business originating from 25% of this target audience, or approximately 110 physicians.  Most private payers have a medical policy that allows treatment with Carticel within labeled indications.  The 15 largest payers have a formal medical policy for Carticel, representing 132 million covered lives.

MACI

MACITM (matrix-applied characterized autologous cultured chondrocytes), is a third-generation ACI product for the treatment of focal chondral cartilage defects in the knee.  MACI received marketing authorization in Europe in July 2013 by meeting the requirements of the ATMP guidelines.  MACI has been commercially available in the EU since 1998.  Sales of MACI will be discontinued as part of a restructuring of the business in August 2014 primarily due to an unfavorable pricing environment.  We believe that MACI has significant revenue potential in the U.S. and are planning to discuss approval requirements with the FDA. The timing and process to gain approval in the U.S. and a possible reintroduction in select EU countries have not yet been determined.

Similar to Carticel, during an initial surgical procedure, a surgeon obtains a biopsy of healthy cartilage and the chondrocytes are isolated, expanded and uniformly seeded onto a bioabsorbable Type I/IIIa collagen membrane to form the implant in a cGMP manufacturing process at a facility in Copenhagen, Denmark.  During a second surgical procedure, the implant is trimmed to the size of the defect and fixed in the defect with fibrin glue.

The advantage of MACI relative to Carticel is that it provides the same efficacy with improvement in ease of use for the physician and reduced morbidity for the patient.  The implant procedure for MACI is less invasive than for Carticel, entailing a mini-arthrotomy or even arthroscopic delivery, eliminating the need for a periosteum harvest and sutures.

The pivotal clinical trial supporting MACI registration in Europe, Superiority of MACI Implant to Microfracture Treatment (SUMMIT), was completed in 2012.  Analysis of this 144 patient superiority study demonstrated that there is a statistically significant and clinically meaningful improvement in the co-primary endpoint of pain and function for those patients treated with MACI implant compared to microfracture.  We expect that the FDA may require an additional clinical trial to support approval of a BLA in the United States.

MACI was obtained via the acquisition by Genzyme Corporation of Verigen AG in 2005.  As part of the acquisition of Verigen AG, Genzyme Corporation agreed to make cash payments upon the achievement of developmental milestones relating to regulatory and commercialization of MACI in the United States.  If we further develop MAI in the U.S., we may be obligated to pay certain developmental milestones relating to regulatory and commercialization of MACI in the United States.

Market Opportunity for MACI

MACI, if introduced in the U.S., should both replace Carticel and expand the market since MACI shares all of the advantages of Carticel, including durability of response, while being less invasive, shortening procedure time, eliminating the need for a periosteal harvest, having a lower frequency of subsequent surgical interventions and an improved recovery period.

Epicel

Epicel® (cultured epidermal autografts) is a permanent skin replacement for full thickness burns greater than or equal to 30% of total body surface area.  Epicel is the only FDA-approved autologous epidermal product available for large total surface area burns. Currently, approximately 100 patients are treated with Epicel in the U.S. each year.

Epicel was approved in the United States as a HUD under a Humanitarian Device Exemption (HDE).  Devices eligible for a HDE are intended for diseases or conditions that occur in a maximum of 4,000 individuals annually in the United States.   Outside the U.S., Epicel is supplied on a named-patient basis.

Epicel is produced by isolating and expanding keratinocytes, which are the predominant cell type in the epidermis or outer layer of the skin, obtained from a biopsy of a patient’s healthy skin.  Epicel is an important treatment option for patients with severe burns because these patients need a keratinocyte-based epithelium and there is very little skin, which is the only other source of keratinocyte-based epithelium, available for autografts for these patients.

Under the original HDE approval and pursuant to the Pediatric Medical Device Safety and Improvement Act of 2007 (FDASIA), Epicel could not be sold for an amount that exceeds the costs of research and development, fabrication, and distribution.  In 2012, the FDASIA was modified so that under a HDE program, a manufacturer would be allowed to sell for a profit devices intended for a condition or disease that does not occur (or only rarely occurs) in pediatric patients, so long as it meets certain other specified conditions. Epicel currently is being sold below standard costs and those costs allowed under the modified FDASIA regulations, and we will increase the price of Epicel to reflect the full costs allowed under those regulations.  The modified FDASIA does not cap the number of devices for which the manufacturer may obtain a profit per year at 4,000 devices, but rather assigns an “annual distribution number.” A manufacturer may not distribute more than the annual distribution number assigned by FDA at the time the exemption is granted.  We are currently investigating the potential impact of this change on our ability to charge above Epicel’s fully allocated costs.

Market Opportunity for Epicel

Each year in the U.S., more than 40,000 people are hospitalized for severe burn injuries or burns covering more than 10% of their total body surface area (TBSA).  More than 10,000 of these patients are treated for burns covering more than 30% of their TBSA, the labeled indication for Epicel.  Approximately 2,000 of these patients have burns covering more than 70% of their TBSA, the segment of the burn population for which autografts are difficult or not feasible due to inadequate healthy tissue from which to harvest grafts.  Currently, the mortality rate for this group ranges from 55% to 85% with the more severe patients having higher mortality rates due to the lack of available healthy tissue.

The target physician segment for Epicel’s target patient population is highly concentrated.  Seventy-five percent of the approximately 40,000 burn patients hospitalized each year are treated at specialized burn centers. Over 60% of the estimated U.S. acute hospitalizations related to burn injury were admitted to 127 dedicated burn centers. The majority of the more severe patients are treated at these specialized centers.  Such centers now average over 200 annual admissions for burn injury and skin disorders requiring similar treatment. The other 4,500 U.S. acute care hospitals average less than 3 burn admissions per year.

Our Pipeline

Our preapproval stage portfolio also includes ixmyelocel-T, a unique patient-specific multicellular therapy derived from an adult patient’s own bone marrow which utilizes our proprietary, highly automated and scalable manufacturing system. Our proprietary cell manufacturing process significantly expands the mesenchymal stromal cells (MSCs) and M2-like anti-inflammatory macrophages in the patient’s bone marrow mononuclear cells while retaining many of the hematopoietic cells. These cell types are known to regulate the immune response and play a key role in tissue repair and regeneration by resolving pathologic inflammation, promoting angiogenesis, and remodeling ischemic tissue. Ixmyelocel-T is the only multicellular product known to have expanded cell populations of both MSCs and M-2 like anti-inflammatory macrophages.

MSCs and M2-like macrophages have a wide range of biological activities that promote repair and regeneration of damaged tissues through the paracrine effects of their secreted factors, as well as their direct cell activities. These cells produce high levels of potent anti-inflammatory and angiogenic factors, as well as factors involved in extracellular matrix remodeling. These cells also have direct activities such as phagocytosis of cellular debris and apoptotic cells, which control the inflammatory response, uptake of LDL and removal of cholesterol, and remodeling of extracellular matrix. We believe that, together, these paracrine effects and direct cell activities are responsible for ixmyelocel-T’s demonstrated therapeutic effects of resolving inflammation, promoting angiogenesis, and remodeling and repairing damaged tissue.

The following illustration summarizes the multiple biological activities of ixmyelocel-T that promote repair and regeneration of ischemic tissue:

Ixmyelocel-T has several features that we believe are primarily responsible for success in treating adult patients with severe ischemic cardiovascular diseases such as DCM and critical limb ischemia:

Patient-specific (autologous) — We start with the patient’s own cells, which are accepted by the patient’s immune system, allowing the cells to integrate into existing functional tissues. We believe that this characteristic of our therapy eliminates both the risk of rejection and the need to use immunosuppressive therapy pre- or post-therapy. Our data also suggests that ixmyelocel-T provides the potential for long-term engraftment and tissue repair.

Expanded — We begin with a small amount of bone marrow from the patient (up to 60 ml) and significantly expand the number of certain cell types, primarily MSCs and M2-like anti-inflammatory macrophages, to a substantially greater number than are present in the patient’s own bone marrow (up to 200 times the number of certain cell types compared with the starting bone marrow).

Multicellular — We believe the multiple cell types in ixmyelocel-T, which are normally found in bone marrow but in smaller quantities, possess the key functions required for reducing chronic inflammation and promoting angiogenesis and tissue repair. By reducing inflammation, we believe that ixmyelocel-T provides the ideal conditions to allow for the growth of new tissue and blood vessels.

Minimally invasive — Our procedure for collecting bone marrow can be performed in an out-patient setting and takes approximately 15 minutes. Administration of ixmyelocel-T for the treatment of DCM is performed in the cardiac catheterization laboratory using a cell injection catheter system in a one-time procedure. For diseases such as CLI, administration of ixmyelocel-

T is performed with a syringe in an outpatient setting in a one-time, approximately 20 minute procedure.

Safe — Bone marrow and bone marrow-derived therapies have been used safely and efficaciously in medicine for over three decades. Ixmyelocel-T leverages this body of scientific study and medical experience, and appears well tolerated in over 200 patients treated to date.

Our Technology Platform

Our ixmyelocel-T patient-specific multicellular therapies are manufactured using our proprietary Aastrom Replicell System (ARS) cell manufacturing system. Our manufacturing process is conducted in a highly-automated, fully-closed and rigorously controlled system. Our system is modular and thus both highly scalable and reproducible and is located in a 5,000-square-foot centralized manufacturing facility in Ann Arbor, Michigan. The ARS based production is conducted under current Good Manufacturing Practices (cGMP) guidelines required by the FDA with current annual capacity to treat up to 3,000 patients.  Upon approval we can scale-up to meet demand simply by adding additional ARS modules into existing and new clean rooms.

Ixmyelocel-T Clinical Development Programs

Our clinical development programs are focused on addressing areas of high unmet medical need in severe, chronic ischemic cardiovascular diseases. We have completed our Phase 1/2 clinical trials in DCM, and we are currently enrolling our Phase 2b ixCELL-DCM study, which is a randomized, double-blind, placebo-controlled clinical trial for patients with advanced heart failure due to ischemic DCM. We expect to complete enrollment of the ixCELL-DCM study in 2014, and have top-line efficacy results approximately 12 months later.

Ixmyelocel-T has been granted a U.S. Orphan Drug designation by the FDA for the treatment of DCM. We also have ongoing ixmyelocel-T clinical programs for the treatment of craniofacial reconstruction and have conducted clinical studies for the treatment of CLI.

The following summarizes the status of our clinical programs:

Heart Failure Due to Dilated Cardiomyopathy

Heart failure represents a significant unmet medical need and a growing public health problem. The American Heart Association reports that there are approximately six million patients currently suffering from heart failure in the United States and an estimated 650,000 new cases in the U.S. each year. Current medical costs to treat these patients exceed $25 billion and this is expected to more than triple to nearly $80 billion by 2030 as a result of a growing patient population and the high cost of the limited treatment alternatives for advanced heart failure patients, as described below.

DCM is a leading cause of heart failure and of heart transplantation in the United States. DCM is a disease characterized by weakening of the heart muscle, thinning of the heart walls, enlargement of the heart chambers, and the inability to sufficiently pump blood throughout the body. Patients with DCM typically present with symptoms of congestive heart failure, including limitations in physical activity and shortness of breath. Ischemic DCM is associated with atherosclerotic cardiovascular disease and prior heart attacks and is the most common form of dilated cardiomyopathy, representing an estimated 60% of all DCM patients. Patient prognosis depends on the stage and cause of the disease, but is typically characterized by a very poor quality of life and a high mortality rate.

Current treatments for ischemic DCM patients that are refractory to further medical therapy such as prescription drugs, devices, and/or further revascularization procedures including bypass surgery and angioplasty, are limited to heart transplantation and placement of left ventricular assist devices (LVADs). There are less than 2,500 heart transplantations in the United States each year. Many refractory DCM patients are not eligible for heart transplantation and transplants are extremely expensive at an estimated cost of approximately $1 million. LVADs are also expensive at an estimated cost of over $175,000 and have a mortality rate of 50% at two years.

A majority of advanced heart failure patients that are refractory to medical therapy have DCM, and we believe that the refractory ischemic DCM market represents a substantial market opportunity for ixmyelocel-T. These refractory ischemic DCM patients are currently the target patient population for our clinical development of ixmyelocel-T, with approximately 175,000 patients in the United States alone. Ixmyelocel-T has been granted a U.S. Orphan Drug designation by the FDA for the treatment of DCM, which we believe provides an efficient and cost-effective path to approval for ixmyelocel-T in this heart failure indication.

We have conducted two phase 2a multicenter, randomized, open-label clinical studies in patients with ischemic DCM and nonischemic DCM investigating surgical (IMPACT-DCM) and catheter-based (Catheter-DCM) delivery of ixmyelocel-T. We reported 12-month data for the surgical IMPACT-DCM study at the Heart Failure Society of America meeting in September 2011 and final 12-month results from the Catheter-DCM study at the Society for Cardiovascular Angiography and Interventions (SCAI) 2012 Scientific Sessions. Results from these studies demonstrated that ixmyelocel-T was well-tolerated in patients with DCM. In the Catheter-DCM study and post-surgery in the IMPACT-DCM study, the incidence of adverse events was comparable between the ixmyelocel-T groups and the control groups.

While these exploratory Phase 2a studies were not powered for determining differences in efficacy between treatment groups, there were consistent trends of clinically meaningful improvement in clinical endpoints observed in the ischemic DCM (IDCM) groups in both studies. In these studies, fewer ischemic patients treated with ixmyelocel-T experienced a major adverse cardiovascular event (MACE) during follow up compared to control patients, representing greater than 50% reduction in the number of patients having a MACE event.  A similar benefit was not seen in the non-ischemic patients. Heart failure (HF) exacerbation was the most common MACE. In the combined IDCM groups across both studies, major adverse cardiovascular events (MACE) were experienced by a lower percentage of ixmyelocel T-treated patients compared to control patients, representing greater than 50% reduction in the number of patients having a MACE event.   Likewise, patients in the combined ischemic DCM groups that were treated with ixmyelocel-T had a reduction in the average number of MACE events per patient. MACE is the recommended endpoint (mortality and cardiovascular hospitalizations) in Phase 3 heart failure studies as stated in the FDA 2009 Somatic Cell Therapy for Cardiac Diseases Draft Guidance. Consistent positive trends also were observed in several secondary efficacy measures in the IDCM groups. The majority of ixmyelocel T-treated patients with IDCM, but not control patients, had improvement in NYHA Class that was sustained over the 12 months following treatment. Improvement in NYHA Class is considered clinically meaningful. Additionally, a higher percentage of ixmyelocel T-treated IDCM patients showed a clinically meaningful improvement in self-reported quality of life and increased 6 minute walk distance compared to the IDCM control patients.

We are currently enrolling patients in the Phase 2b ixCELL-DCM clinical study, which is a multicenter, randomized, double-blind, placebo-controlled study evaluating the efficacy and safety of ixmyelocel-T in patients with advanced heart failure due to ischemic DCM. The study is designed to treat 108 patients at approximately 35 sites in the U.S. and Canada. Patients will be followed for 12 months for the primary efficacy endpoint of MACE events, defined as all-cause deaths, all-cause hospitalizations, and unplanned outpatient or emergency department visits for IV treatment of acute worsening heart failure. Secondary endpoints include clinical, functional, structural, symptomatic, quality of life, and biomarker measures at 3, 6 and 9 months. Patients will be followed for an additional 12 months for safety. We expect to complete enrollment of the ixCELL-DCM study in 2014, and have top-line efficacy results approximately 12 months later.

Production

Cell Manufacturing and Cell Production Components

We acquired two cell manufacturing facilities as part of the acquired CTRM business in Cambridge, Massachusetts and Copenhagen, Denmark.  The Cambridge facility, which is approved by the FDA, is used for U.S. manufacturing and distribution of Carticel, Epicel manufacturing and worldwide distribution and also manufactured MACI for the SUMMIT study conducted for approval in Europe.  The Cambridge facility also houses the Manufacturing and Technical Services organization, which is responsible for process development, release assay development, and technology transfers between sites and departments.   The Copenhagen manufacturing facility, which was approved by the Danish Medicines Agency (DKMA), was responsible for MACI manufacturing and distribution in Europe. As part of the June 2014 restructuring, MACI manufacturing at the Copenhagen manufacturing facility will be discontinued.  Going forward, any clinical and commercial production of MACI will occur at our Cambridge facility.

We also operate a centralized cell manufacturing facility in Ann Arbor, Michigan. The facility supports the current ixCELL-DCM clinical trial being conducted in the United States and Canada and has sufficient capacity, with minor modifications, to supply our early commercialization requirements. We may establish and operate larger commercial-scale cell manufacturing facilities for the United States market in the future to accommodate potential market growth. We have reached agreement with the FDA on Chemistry, Manufacturing and Control (CMC) which was completed as part of the SPA process with the FDA for the Phase 3 REVIVE clinical trial.

We have established relationships with manufacturers that are registered with the FDA as suppliers of medical products to produce various components of our patented cell manufacturing system.

We have established relationships with various third parties who manufacture and/or supply certain components, equipment, disposable devices and other materials used in our cell manufacturing process to develop our cell products, as well as our final assemblies, component parts, subassemblies and associated spare parts used in the instrumentation platform of our cell production system.

In October 2010, we entered into a contract manufacturing and supply agreement (Supply Agreement) with ATEK Medical, LLC (ATEK) for the manufacture of our proprietary cell cassette for use in our manufacturing process. In November 2011, ATEK was purchased by Vention Medical (Vention) and currently operates as a division of Vention. There have been no changes to the terms of the Supply Agreement as a result of this purchase.

Pursuant to the terms of the Supply Agreement, we have granted Vention the exclusive right to manufacture our proprietary cell cassette, which includes assembly, labeling, packaging and sterilization. Vention will be responsible for obtaining all of our approved components pertaining to the cassettes and we are obligated to order and purchase the cassettes from Vention on an agreed upon schedule and in agreed upon quantities. In addition, we will provide Vention with reasonable engineering support to initiate and ramp up manufacturing of the cassettes and will supply all manufacturing equipment.

Research & Development

The bulk of our ongoing research is based on ixmyelocel-T, our unique multicellular product produced from the patient’s bone marrow using Aastrom’s proprietary manufacturing system. The product is composed of a mixture of cell types normally found in bone marrow but at different quantities. For example, the mesenchymal stromal cells, identified with the CD90+ cell surface marker, as well as monocytes and activated macrophages, identified with CD14 marker, are expanded approximately 50 and 200 fold, respectively, while other CD45+ mononuclear cells from the bone marrow remain during the manufacturing process. We have demonstrated in the laboratory that the cells in our therapy are capable of multiple biological activities thought to play a critical role in repairing diseased and damaged tissues. These activities include aspects of tissue remodeling, promotion of angiogenesis and resolution of inflammation. In addition to these properties demonstrated in vitro, we have also shown that the therapy increases blood perfusion in both rat and mouse models of critical limb ischemia. In addition to these initial preclinical observations, we have ongoing preclinical studies designed to further characterize the mechanism of action of our product in the treatment of cardiovascular diseases. This data supports our current clinical-stage research where we are exploring the use of our therapy to regenerate tissue in patients with DCM.

In addition, our proprietary cell manufacturing system has demonstrated the capability to produce other types of cells. In the future, we may continue to explore the application of our manufacturing technology for the production of other cell types where there are potential opportunities to collaborate in the development of new cell therapies.

Patents and Proprietary Rights

Our success depends in part on our ability, and the ability of our licensors, to obtain patent protection for our products and processes.

As part of the acquired CTRM business, we acquired a multinational intellectual property estate.  The intellectual property estate includes patents and patent applications directed to chondrocyte implants and related technologies.  Although we do not own any patents or patent applications relating to Epicel, many of the processes and techniques are trade secrets and would be difficult to replicate without significant investment and time.  We do own issued patents directed to the combinations of chondrocytes and collagen membranes used in Carticel and MACI, which are scheduled to expire in August of 2016 in the U.S. and in August of 2017 abroad.  In certain foreign countries, selected patent rights covering Carticel are scheduled to expire in 2022.

We also own a broadly filed trademark portfolio with registrations for Carticel, MACI, and Epicel.

The processes and technologies related to the ixmyelocel-T and ARS system platform include 17 unexpired issued United States patents. Eleven of these patents are material patents that protect our cellular therapy. We own ten of these patents and one has been licensed exclusively from the University of Michigan. These patents present various claims relating to (i) the composition of our ixmyelocel-T cellular therapy, (ii) methods to manufacture or administer the ixmyelocel-T cellular therapy, and (iii) the ARS bioreactor device that is used to make ixmyelocel-T products. The number of United States patents of each type with expiration range is listed in the table below.

Patent Type	Number	Expiry (Years)
Composition of Matter	2	1 and 15
Methods	2	13
Bioreactor Device	7	1 - 2

Certain patent equivalents to the United States patents have also been issued in other jurisdictions including Australia, United Kingdom, and Canada, and under the European Patent Convention. In addition, we have filed applications for patents in the United States and equivalent applications in certain other countries claiming other aspects of our cell products and manufacturing processes. Our most significant patent that protects the composition of the cellular therapy directly, “Mixed cell populations for tissue repair and separation technique for cell processing” (US Patent 7,871,605), was issued in January 2011 and will expire in 2029. A divisional application of 7,871,605 for administration of this composition to patients was allowed by the USPTO in January 2012 and was issued in the April 2012 and will expire in 2027. A second divisional application of 7,871,605 directed to the methods of manufacture of our cell compositions was issued in March 2013 and will expire in 2027. Patents that protect our automated bioreactor device and culture system expire in 2015, but we will continue to rely on trade secrets and un-patentable know-how.

In 2007, the use of ixmyelocel-T for the treatment of DCM received an Orphan Drug Designation from the FDA, which provides seven years of market exclusivity, should ixmyelocel-T receive FDA approval for this indication.

The validity and breadth of claims in medical technology patents involve complex legal and factual questions and, therefore, may be highly uncertain. No assurance can be given that any patents based on pending patent applications or any future patent applications by us, or our licensors, will be issued, that the scope of any patent protection will exclude competitors or provide competitive advantages to us, that any of the patents that have been or may be issued to us or our licensors will be held valid if subsequently challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held or licensed by us. Furthermore, there can be no assurance that others have not developed or will not develop similar products, duplicate any of our products or design around any patents that have been or may be issued to us or our licensors. Since patent applications in the United States are maintained in secrecy until they are published 18 months after filing, we also cannot be certain that others did not first file applications for inventions covered by our and our licensors’ pending patent applications, nor can we be certain that we will not infringe any patents that may be issued to others on such applications.

We rely on certain licenses granted by a number of third parties, including Sanofi and the University of Michigan for certain patent rights. If we breach such agreements or otherwise fail to comply with such agreements, or if such agreements expire or are otherwise terminated, we may lose our rights in such patents.

We also rely on trade secrets and un-patentable know-how that we seek to protect, in part, by confidentiality agreements. It is our policy to require our employees, consultants, contractors, manufacturers, outside scientific collaborators and sponsored researchers and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with us. These agreements provide that all confidential information developed or made known to the individual during the course of the individual’s relationship with us is to be kept confidential and not disclosed to third parties except in specific limited circumstances. We also require signed confidentiality or material transfer agreements from any company that is to receive our confidential information. In the case of employees, consultants and contractors, the agreements generally provide that all inventions conceived by the individual while rendering services to us shall be assigned to us as the exclusive property of Aastrom. There can be no assurance, however, that these agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets or un-patentable know-how will not otherwise become known or be independently developed by competitors.

Our success will also depend in part on our ability to develop additional commercially viable products without infringing the proprietary rights of others. We do not believe any of our approved products or our currently contemplated products or processes infringe any existing valid issued patent. However, the results of patent litigation are unpredictable, and no assurance can be given that patents do not exist or could not be filed which would have an adverse effect on our ability to market our products or maintain our competitive position with respect to our products. If our technology components, designs, products, processes or other subject matter are claimed under other existing United States or foreign patents, or are otherwise protected by third-party proprietary rights, we may be subject to infringement actions. In such event, we may challenge the validity of such patents or other proprietary rights or we may be required to obtain licenses from such companies in order to develop, manufacture or market our products. There can be no assurances that we would be able to obtain such licenses or that such licenses, if available, could be obtained on commercially reasonable terms. Furthermore, the failure either to develop a commercially viable alternative or obtain such licenses could result in delays in marketing our proposed products or the inability to proceed with the development, manufacture or sale of products requiring such licenses, which could have a material adverse effect on our business, financial condition and results of operations. If we are required to defend ourselves against charges of patent infringement or to protect our proprietary rights against third parties, substantial costs will be incurred regardless of whether we are successful. Such proceedings are typically protracted with no certainty of success. An adverse outcome could subject us to significant liabilities to third parties and force us to curtail or cease our development and sale of our products and processes.

Certain of our and our licensors’ research has been or is being funded in part by the Department of Commerce and by a Small Business Innovation Research Grant obtained from the Department of Health and Human Services. As a result of such funding, the United States government has certain rights in the technology developed with such funding. These rights include a non-exclusive, fully paid-up, worldwide license under such inventions for any governmental purpose. In addition, the United States government has the right to require us to grant an exclusive license under any of such inventions to a third party if the United States government determines that: (i) adequate steps have not been taken to commercialize such inventions; (ii) such action is necessary to meet public health or safety needs; or (iii) such action is necessary to meet requirements for public use under federal regulations. Additionally, under the federal Bayh Dole Act, a party which acquires an exclusive license for an invention that was partially funded by a federal research grant is subject to the following government rights: (i) products using the invention which are sold in the United States are to be manufactured substantially in the United States, unless a waiver is obtained; (ii) the government may force the granting of a license to a third party who will make and sell the needed product if the licensee does not pursue reasonable commercialization of a needed product using the invention; and (iii) the United States government may use the invention for its own needs.

Sales and Marketing

The U.S. Carticel commercial organization is comprised of approximately 25 employees, including Clinical Account Executives, Regional Sales Directors and a Government Accounts Manager.  Sales of Epicel are supported by a Clinical Account Executive and Medical Science Liasons.

Reimbursement coverage for Carticel is widespread.  The 15 largest payers, representing approximately 98% of commercial lives, have a formal medical policy that allows treatment with Carticel within labeled indications.  These 15 plans represent approximately 132 million covered lives and include the top five national plans — WellPoint, United Healthcare, Aetna, CIGNA and Humana.

US Bioservices Corporation (USB) is the exclusive distributor of Carticel in the United States.  USB purchases and takes title to Carticel upon shipment of the product.  USB works with the payers on behalf of patients and surgeons to ensure medical coverage and to obtain reimbursement for Carticel implantation procedures.  We retain all responsibility for shipment of the product to the surgical suite and may have certain indemnification obligations to USB.  USB would also be the exclusive distributor of MACI in the United States, if and when it is approved by the FDA.

If and when ixmyelocel-T is approved, we anticipate utilizing parts of the existing organization, such as Sales Operations, Sales Management, and Government Accounts, as well as augmenting our existing sales and marketing organization to cover the expanded physician audience.

Government Regulation

Our research and development activities and the manufacturing and marketing of our products are subject to the laws and regulations of governmental authorities in the United States and other countries in which our products will be marketed. Specifically, in the United States, the FDA, among other activities, regulates new product approvals to establish safety and efficacy of these products. Governments in other countries have similar requirements for testing and marketing. In the United States, in addition to meeting FDA regulations, we are also subject to other federal laws, such as the Occupational Safety and Health Act and the Environmental Protection Act, as well as certain state laws.

Our cell products are regulated as somatic cell therapies/biologics/pharmaceuticals. With this classification, commercial production of our products will need to occur in registered/licensed facilities in compliance with cGMP for biologics (cellular products) or drugs.

Regulatory Process

Our products are subject to regulation as biological products under the Public Health Service Act and the Federal Food, Drug and Cosmetic Act (FFDCA). Different regulatory requirements may apply to our products depending on how they are categorized by the FDA under these laws. The FDA has indicated that it intends to regulate products based on our technology as licensed biologics through the FDA’s Center for Biologics Evaluation and Research (CBER). As current regulations exist, the FDA will require regulatory approval for certain human cellular- or tissue-based products, including our cell products, through a BLA submission.

Approval of new biological products is a lengthy procedure leading from development of a new product through preclinical and clinical testing. This process takes a number of years and the expenditure of significant resources. There can be no assurance that our product candidates will ultimately receive regulatory approval.

Regardless of how our product candidates are regulated, the FFDCA and other Federal and State statutes and regulations govern or influence the research, testing, manufacture, safety, labeling, storage, record-keeping, approval, distribution, use, product reporting, advertising and promotion of such products. Noncompliance with applicable requirements can result in civil penalties, recall, injunction or seizure of products, refusal of the government to approve or clear product approval applications or to allow us to enter into government supply contracts, withdrawal of previously approved applications and criminal prosecution.

Product Approval

In order to obtain FDA approval of a new medical product, sponsors must submit proof of safety and efficacy. In most cases, such proof entails extensive preclinical studies and clinical trials. The testing, preparation of necessary applications and processing of those applications by the FDA is expensive and may take several years to complete. There can be no assurance that the FDA will act favorably or in a timely manner in reviewing submitted applications, and we may encounter significant difficulties or costs in our efforts to obtain FDA approvals, in turn, which could delay or preclude us from marketing any products we may develop. The FDA may also require post-marketing testing and surveillance of approved products, or place other conditions on the approvals. These requirements could cause it to be more difficult or expensive to sell the products, and could therefore restrict the commercial applications of such products. Product approvals may be withdrawn if compliance with applicable regulations is not maintained or if problems occur following commercialization. For patented technologies, delays imposed by the governmental approval process may materially reduce the period during which we will have the exclusive right to exploit such technologies.

If clinical trials of a proposed medical product are required, the manufacturer or distributor of a drug or biologic will have to submit an IND application with the FDA prior to commencing human clinical trials. The submission must be supported by data, typically including the results of preclinical and laboratory testing. Following submission of the IND, the FDA has 30 days to review the application and raise safety and other clinical trial issues. If we are not notified of objections within that period, clinical trials may be initiated, and human clinical trials may commence at a specified number of investigational sites with the number of patients approved by the FDA. We have submitted several INDs for our cell products, and we have conducted clinical trials under these INDs.

Our products are and our product candidates will be regulated by the FDA as a licensed biologic, although there can be no assurance that the FDA will not choose to regulate our products in a different manner in the future. The FDA categorizes human cell- or tissue-based products as either minimally manipulated or more than minimally manipulated, and has determined that more than minimally manipulated products require clinical trials to demonstrate product safety and efficacy and the submission of a BLA for marketing authorization. For products that may be regulated as biologics, the FDA requires: (i) preclinical laboratory and animal testing; (ii) submission to the FDA of an IND application, which must be approved prior to the initiation of human clinical trials; (iii) adequate and well-controlled clinical trials to establish the safety and efficacy of the product for its intended use; (iv) submission to the FDA of a BLA; and (v) review and approval of the BLA as well as inspections of the manufacturing facility by the FDA prior to commercial marketing of the product.

We conduct preclinical testing for internal use and as support for submissions to the FDA. Preclinical testing generally includes various types of in-vitro laboratory evaluations of our products as well as animal studies to assess the safety and the functionality of the product. Clinical trials are identified by phases (i.e., Phase 1, Phase 2, Phase 3, etc.). Depending on the type of preclinical and/or clinical data available, the trial sponsor will submit a request to the FDA to initiate a specific phase study (e.g., a Phase 1 trial represents an initial study in a small group of patients to test for safety and other relevant factors; a Phase 2 trial represents a study in a larger number of patients to assess the safety and efficacy of a product; and, Phase 3 trials are initiated to establish safety and efficacy in an expanded patient population at multiple clinical trial sites).

The results of the preclinical tests and clinical trials are submitted to the FDA in the form of a BLA for marketing approval. The testing, clinical trials and approval process are likely to require substantial time and effort, and there can be no assurance that any approval will be granted on a timely basis, if at all. Additional animal studies or clinical trials may be requested during the FDA review period that may delay marketing approval. After FDA approval for the initial indications, further clinical trials may be necessary to gain approval for the use of the product for additional indications. The FDA requires that adverse effects be reported to the FDA and may also require post-marketing testing to monitor for adverse events, which can involve significant expense.

Under current requirements, facilities manufacturing biological products for commercial distribution must be licensed. To accomplish this, an establishment registration must be filed with the FDA. In addition to the preclinical studies and clinical trials, the BLA includes a description of the facilities, equipment and personnel involved in the manufacturing process. An establishment registration/license is granted on the basis of inspections of the applicant’s facilities in which the primary focus is on compliance with cGMP and the ability to consistently manufacture the product in the facility in accordance with the BLA. If the FDA finds the results of the inspection unsatisfactory, it may decline to approve the BLA, resulting in a delay in production of products.

As part of the approval process for human biological products, each manufacturing facility must be registered and inspected by the FDA prior to marketing approval. In addition, state agency inspections and approvals may also be required for a biological product to be shipped out of state.  After approval, the FDA has the right to inspect the facility at any time.  If the FDA finds the results of the inspection unsatisfactory, it may require the facility to suspend operations until remedial measures are undertaken.

We do not expect to generate positive cash flows from our consolidated operations for the next several years and then only if we achieve some combination of the following:  increased sales of Carticel and Epicel, gain FDA approval for MACI and generate significant revenue, or gain approval for ixmyelocel-T in one or more indications and generate significant revenue. In addition to Carticel and Epicel revenues, our revenue sources have also included minor sales of our cell products and manufacturing supplies to our academic collaborators, grant revenue, research funding and potential licensing fees or other financial support from potential future corporate collaborators.

We expect that we will need to raise significant additional funds or pursue strategic transactions or other strategic alternatives in order to complete our product development programs, complete clinical trials needed to market our products, and commercialize our products. To date, we have financed our operations primarily through public and private sales of our equity securities, and we expect to continue to seek to obtain the required capital in a similar manner. We have never been profitable and do not anticipate having net income unless and until sales significantly increase. To generate revenue from MACI and ixmyelocel-T we will need to obtain significant additional funding, complete the required clinical trials for regulatory approvals, and receive the necessary approvals to market our products. If we cannot raise such funds, we will not be able to develop or enhance products, take advantage of future opportunities, or respond to competitive pressures or unanticipated requirements, which would have a material adverse impact on our business, financial condition and results of operations. As a result of the need to raise additional capital and a net capital deficiency, there is uncertainty regarding our ability to maintain liquidity sufficient to operate our business effectively over at least the next twelve months, which raises substantial doubt as to our ability to continue as a going concern. Through March 31, 2014, we have accumulated a deficit of $293,760,000.  We cannot provide any assurance that we will be able to achieve profitability on a sustained basis, if at all, obtain the required funding, obtain the required regulatory approvals, or complete additional corporate partnering or acquisition transactions.

Competitive Environment For Cell Therapy and Regenerative Medicine

The biotechnology and medical device industries are characterized by rapidly evolving technology and intense competition. Our competitors include major multinational medical device companies, pharmaceutical companies, biotechnology companies and stem cell companies operating in the fields of tissue engineering, regenerative medicine, cardiac, vascular, orthopedics and neural medicine. Many of these companies are well-established and possess technical, research and development, financial, and sales and marketing resources significantly greater than ours. In addition, many of our smaller potential competitors have formed strategic collaborations, partnerships and other types of joint ventures with larger, well established industry competitors that afford these companies potential research and development and commercialization advantages in the technology and therapeutic areas currently being pursued by us. Academic institutions, governmental agencies and other public and private research organizations are also conducting and financing research activities which may produce products directly competitive to those being commercialized by us. Moreover, many of these competitors may be able to obtain patent protection, obtain FDA and other regulatory approvals and begin commercial sales of their products before us.

For patients diagnosed with cartilage defects, there are several treatment options, including arthroscopic debridement/chondroplasty, marrow stimulation techniques such as microfracture, osteochondralautografts for smaller cartilage injuries, allografts, and autologous chondrocyte implants for larger, more complex injuries.

The main competitor for Carticel in the U.S. is the microfracture procedure.  Microfracture is a minimally invasive procedure that can be performed during the initial arthroscopic procedure.  Short term results are generally considered good in smaller cartilage defects.  Other competitive treatments in the U.S. include autograft/allograft procedures and a juvenile donor-derived allograft product DeNovo NT from Zimmer, Inc.

Carticel is the only FDA-approved ACI product on the market in the United States. We are aware of one ACI product in development.  Histogenics Corporation began a phase 3 study of its Neocart implant in February 2010.  Neocart is an autologous chondrocyte tissue implant under development for treatment of symptomatic articular cartilage lesions on the femur.

The competitive treatment alternatives to MACI in the EU are the same as those for Carticel in the U.S., including debridement/chondroplasty, microfracture, and osteochondralautografts.  Although there is very little use of allografts or allograft-derived products, the competitive product environment is much more robust.  Competitors include microfracture augmentation products such as ChondroGide® from Geistlich Biomaterials and direct ACI competitors including ChondroCelect® from Tigenix.

Patients suffering catastrophic burns over a significant portion of total body surface area have few options for permanent skin coverage.  When undamaged skin is available, a procedure known as meshed split-thickness auto-grafting can be considered.  However, this option becomes less viable as the percentage of total body surface area burn increases.

Aastrom is investigating ixmyelocel-T, an autologous cell therapy, in ischemic dilated cardiomyopathy (ischemic heart failure) and is currently enrolling a phase 2 clinical trial.  Competitor cell (autologous and allogeneic) and gene therapies are currently under clinical development in phases 1, 2 and 3 in heart failure patients. Examples are, Teva Pharmaceutical Industries, who is conducting a phase 3 trial with allogeneic cell therapy and Harvest Technologies is conducting a phase 1 trial with an autologous therapy. Gene therapies are being evaluated in phase 2 trials by Juventas Therapeutics, Inc. and Celladon Corporation.

Our potential commercial products address a broad range of existing and emerging therapeutic markets, in which cell-based therapy is a new and as of yet, unproven, commercial strategy. In a large part, we face primary competition from existing medical devices and drug products. Some of our competitors have longer operating histories and substantially greater resources. These include companies such as Baxter International, Inc. (Baxter), Biomet, Inc., Johnson & Johnson, Inc., Medtronic, Inc. (Medtronic), and others.

In the general area of cell-based therapies, we potentially compete with a variety of companies, most of whom are specialty medical products or biotechnology companies. Some of these, such as Baxter, Johnson & Johnson, Medtronic and MiltenyiBiotec are well-established and have substantial technical and financial resources compared to ours. However, as cell-based products are only just emerging as viable medical therapies, many of our most direct competitors are smaller biotechnology and specialty medical products companies. These include Advanced Cell Technology, Inc., Cytomedix, Inc. (formerly Aldagen, Inc.), Arteriocyte Medical Systems, Inc., Athersys, Inc., Bioheart, Inc., Cytori Therapeutics, Inc., International Stem Cell Corporation, Neostem, Inc., Terumo Medical Corporation (formerly Harvest Technologies Corporation), Mesoblast, Osiris Therapeutics, Inc., Pluristem, Inc. Stem Cells, Inc., Tengion, Inc., and others.

Risks Associated with Our Business

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks summarized below.  The risks are discussed more fully in the “Risk Factors” section of this prospectus beginning on page S-29 of this prospectus.  These risks include, but are not limited to, the following:

•                  The failure to successfully integrate the acquired business and operations in the expected time frame may adversely affect the combined company’s future results.

•                  Our products and product development programs are based on novel technologies and are inherently risky.

•                  We may not be able to raise the required capital to conduct our operations and develop and commercialize our product candidates.

Corporate Information

We were incorporated under the laws of the State of Michigan on March 24, 1989.  Our principal executive offices are located at 24 Frank Lloyd Wright Drive, Lobby K, Ann Arbor, Michigan 48105 and our telephone number is (734) 418-4400.  Our website address is www.aastrom.com.  The reference to our website is intended to be an inactive textual reference and, except for the documents incorporated by reference as noted above, the information on, or accessible through, our website is not part of this prospectus supplement and accompanying prospectus.

THE OFFERING

Common stock offered by us pursuant to this prospectus supplement	Shares having an aggregate offering price of up to $3,800,000.

Common stock to be outstanding after this offering

Up to 7,154,468 shares, assuming sales of 909,091 shares at a price of $4.18 per share, which was the closing price on The NASDAQ Capital Market on June 26, 2014. Actual number of shares issued will vary depending on the sales price under this offering.

Manner of offering	“At the market offering” that may be made from time to time through our agent, MLV. See “Plan of Distribution” on page S-68.

Use of proceeds

We intend to use the net proceeds of approximately $3,586,000 from this offering primarily to support commercialization of our marketed products and fund the development costs associated with our Phase 2b ixCELL-DCM clinical trial of ixmyelocel-T for the treatment of advanced heart failure due to ischemic dilated cardiomyopathy and our preclinical studies. See “Use of Proceeds” on page S-66.

NASDAQ Capital Market symbol	“ASTM”

Risk factors

This investment involves a high degree of risk. See “Risk Factors” beginning on page S-29 of this prospectus supplement as well as the other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of risks you should consider carefully before making an investment decision.

The number of shares of our common stock that will be outstanding immediately after this offering as shown above is based on 6,245,377 shares outstanding as of March 31, 2014 (all share amounts disclosed prior to October 16, 2013 have been adjusted to reflect the reverse stock split on a retroactive basis). The number of shares outstanding as of March 31, 2014, as used throughout this prospectus supplement, unless otherwise indicated, excludes:

•                  399,535 shares of our common stock issuable upon the exercise of stock options outstanding as of March 31, 2014 at a weighted average exercise price of $29.31 per share;

•                  1,330,904 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 2014 at exercise prices of $19.63 per share (January 2010 — 226,299 shares), $3.30 per share (December 2010 - 15,405 shares) and $4.80 per share

(August 2013 — 1,089,200 shares) in each case, before any adjustment as a result of this offering, which warrants are exercisable to purchase common stock; and

•                  615,400 shares of common stock issuable upon the conversion of preferred stock outstanding as of March 31, 2014.

Unless otherwise stated, all information contained in this prospectus supplement reflects an assumed public offering price of $4.18 per share, which was the last reported sale price of our common stock on June 26, 2014.

RISK FACTORS

Investing in our common stock involves a high degree of risk.  You should carefully consider the risks described below and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as other information we include or incorporate by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision.  Our business, financial condition or results of operations could be materially adversely affected by the materialization of any of these risks.  The trading price of our securities could decline due to the materialization of any of these risks, and you may lose all or part of your investment.  This prospectus supplement and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties.  Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and in the documents incorporated herein by reference, including (i) our Annual Report on Form 10-K for the year ended December 31, 2013; (ii) our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 and (iii) other documents we file with the SEC that are deemed incorporated by reference into this prospectus supplement.

Risks Related to our Business

Our past losses and expected future losses cast doubt on our ability to continue as a going concern and operate profitably.

As of March 31, 2014, we had $8.8 million of cash and cash equivalents.  This is not sufficient to sustain our operations for one year.  In light of our financial position, we are evaluating strategic and financial opportunities in the short-term in order to maintain adequate liquidity through the coming year and beyond.  While we have access to certain amounts of financing through an agreement with Lincoln Park Capital Fund, LLC (Lincoln Park) and through our At-the-Market Sales Agreement (ATM) with MLV & Co. LLC (MLV) (formerly McNicoll, Lewis & Vlak) of which the offering contemplated hereby is a part, there are certain factors, such as volume of trading in our common stock, our stock price and the ability to terminate the agreement with notice, which limit the amount that can be raised in a short period of time through the ATM or through the our agreement with Lincoln Park.  Also, the integration of the recently acquired business with our existing business will require additional financing. We anticipate that we will incur certain non-recurring charges in connection with the integration; however, we cannot identify the timing, nature and amount of all such charges as of the date of this registration statement. These costs along with the transaction costs that we incurred in connection with the negotiation and completion of the acquisition of the acquired business could materially affect our results of operations in the period in which such charges are recorded. In the longer term, we will need to raise additional funds in order to continue commercializing the products we acquired in connection with the acquisition of the acquired business, complete product development programs and complete clinical trials needed to market and commercialize our current product candidates. In addition, we expect to continue to incur significant operating expenses in connection with the operation of the acquired business, as we seek to, among other things, continue to develop our distribution network of third party distributors and independent sales professionals for the distribution of our products and product candidates and expand and protect our intellectual property portfolio for our products.  We cannot be certain that such funding will be available on favorable terms, if at all. Some of the factors that will impact our ability to raise additional capital and our overall success include: our ability to successfully integrate the acquired business with our existing business and streamline its operations, the rate and degree of progress for our product development, our ability to maintain our facility as an FDA compliant and validated product manufacturing facility, the rate of regulatory approval to proceed with clinical trial programs, the level of success achieved in clinical trials, the requirements for marketing authorization from regulatory bodies in the United States and other countries, the liquidity and market volatility of our equity securities, regulatory and manufacturing requirements and uncertainties, technological developments by competitors, and other factors.  If we cannot raise such funds, we will not be able to develop, manufacture or enhance products, take advantage of future opportunities, or respond to competitive pressures or unanticipated requirements, which would have a material adverse impact on our business, financial condition and results of operations.  As a result of the need to raise additional capital and a net capital deficiency, there is uncertainty regarding our ability to maintain liquidity sufficient to operate our business effectively over at least the next twelve months, which raises substantial doubt as to our ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We were incorporated in 1989 and have experienced substantial operating losses since inception.  As of March 31, 2014, we had accumulated a deficit of $293,760,000 and we have continued to incur losses since that date.  These losses have resulted principally from costs incurred in the research and development (including clinical trials) of our cell culture technologies and our cell manufacturing system, general and administrative expenses, the prosecution of patent applications, and more recently, acquisition-related costs.  We expect to continue to incur significant operating losses over the next several years and at least until, and probably after, streamlining the manufacturing and commercialization of the products we recently acquired and product sales increase, primarily owing to our research and development programs, including preclinical studies and clinical trials, and the establishment of marketing and distribution capabilities necessary to support commercialization efforts for our product candidates and continuing the commercialization of our products.  We cannot predict with any certainty the amount of future losses. Our ability to achieve profitability will depend, among other things, on successfully commercializing our products, completing the development of our product candidates, timely initiation and completion of clinical trials, obtaining regulatory approvals, establishing manufacturing, sales and marketing arrangements with third parties, maintaining supplies of key manufacturing components, acquisition and development of complementary activities and raising sufficient cash to fund our operating activities.  Therefore, we may not be able to achieve or sustain profitability.

The failure to successfully integrate the acquired business and operations in the expected time frame may adversely affect the combined company’s future results.

We believe that the acquisition of the acquired business will result in certain benefits, including certain manufacturing, sales and distribution and operational efficiencies.  However, to realize these anticipated benefits, Aastrom’s existing business and the acquired business must be successfully combined.  We may be unable to effectively integrate the acquired business into our organization, make the acquired business profitable, and may not succeed in managing the acquired business or the larger company that results from this acquisition.  The process of integration of an acquired business may subject us to a number of risks, including:

•                  failure to successfully manage relationships with clients, distributors and suppliers;

•                  demands on management related to the increase in size of the company after the acquisition;

•                  diversion of management attention;

•                  potential difficulties integrating and harmonizing financial reporting systems;

•                  difficulties in the assimilation and retention of employees;

•                  inability to retain the management, key personnel and other employees of the acquired business;

•                  inability to establish uniform standards, controls, systems, procedures and policies;

•                  inability to retain the customers of the acquired business;

•                  exposure to legal claims for activities of the acquired business prior to acquisition; and

•                  incurrence of additional expenses in connection with the integration process.

If the acquired business is not successfully integrated into our company, our business, financial condition and results of operations could be materially adversely affected, as well as our professional reputation.  Furthermore, if we are unable to successfully integrate the acquired business and operations, or if there are delays in combining the businesses, the anticipated benefits of the acquisition may not be realized fully or at all or may take longer to realize than expected.  Successful integration of the acquired business will depend on our ability to manage these operations, to realize opportunities for revenue growth presented by our products and eliminate certain excess costs of the acquired business.

The acquisition will result in the expansion of our organization, and we may experience difficulties in managing this growth, which could disrupt our operations.

As of March 31, 2014, we had 38 full-time employees.  As a result of the acquisition, our employee base increased significantly to 160 as of June 26, 2014, and such growth will impose significant additional responsibilities on our management.  Also, our management may need to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities.  We may not be able to effectively manage the expansion of our operations, which may result in weaknesses in our infrastructure, give rise to operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees.  The effective management of the acquired business could require significant capital expenditures and may divert financial resources from other projects, such as the development of our existing or future product candidates. In connection with the operation of the acquired business we expect to expand our internal sales and marketing capabilities as we build an internal sales and marketing organization and hire additional manufacturing, quality control, pharmacovigilance, regulatory affairs, quality assurance, and management personnel as necessary to maintain or expand our processing operations.  If our management is unable to effectively manage our growth, our expenses may increase more than expected, our ability to generate and/or grow revenue could be reduced, and we may not be able to implement our business strategy.  Our future financial performance and our ability to commercialize our products and our other product candidates, if approved, and compete effectively will depend, in part, on our ability to effectively manage our current growth.

We may not be able to raise the required capital to conduct our operations and develop and commercialize our product candidates.

We will require substantial additional capital resources in order to complete our product development programs, complete our clinical trials needed to market and commercialize our product candidates (including the Phase 2b clinical trial of ixmyelocel-T for the treatment of advanced heart failure due to ischemic DCM).  In order to grow and expand our business, to introduce our new product candidates into the marketplace, we will need to raise a significant amount of additional funds.  We will also need significant additional funds or a collaborative partner, or both, to finance the research and development activities of our cell therapy product candidates for additional indications.  Accordingly, we are continuing to pursue additional sources of financing.

Our future capital requirements will depend upon many factors, including:

•                  continued scientific progress in our research, clinical and development programs;

•                  costs and timing of conducting clinical trials and seeking regulatory approvals;

•                  competing technological and market developments;

•                  avoiding infringement and misappropriation of third-party intellectual property;

•                  obtaining valid and enforceable patents that give us a competitive advantage;

•                  our ability to establish additional collaborative relationships;

•                  our ability to scale up our production capabilities for larger quantities of our products;

•                  the effect of commercialization activities and facility expansions, if and as required; and

•                  complementary business acquisition or development opportunities.

We entered into an At Market Sales Agreement on June 16, 2011 (as amended to date, the ATM) with MLV, which allows us to raise approximately $20,000,000 through sales of our common stock from time to time.  Additionally, we may direct Lincoln Park to purchase up to $15,000,000 worth of shares of our common stock over a 30-month period generally in amounts up to 50,000 shares of our common stock on certain business days under a Purchase Agreement (the Purchase Agreement) we entered into with Lincoln Park on January 21, 2014 (the Lincoln Park Equity Line). However, there are certain factors, such as volume of trading in our common stock, our stock price and the ability to terminate the agreement with notice, which limit the amount that can be raised in a short period of time through the ATM or the Lincoln Park Equity Line.  The extent to which we rely on the ATM or the Lincoln Park Equity Line as sources of funding will depend on a number of factors, including the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from MLV or Lincoln Park were to prove impracticable or prohibitively dilutive, we will need to secure other sources of funding in order to satisfy our working capital needs. Even if we sell the maximum amount we are eligible to sell to MLV and Lincoln Park under the purchase agreements with MLV and Lincoln Park, respectively, we will still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences would have a material adverse effect on our business, operating results, financial condition and prospects.

We may try to access the public or private equity markets if conditions are favorable to complete a financing, even if we do not have an immediate need for additional capital at that time, or whenever we require additional operating capital.  In addition, we may seek collaborative relationships, incur debt and access other available funding sources.  This additional funding may not be available to us on reasonable terms, or at all.  Some of the factors that will impact our ability to raise additional capital and our overall success include:

•                  our ability to successfully integrate the acquired business and further commercialize our products;

•                  the rate and degree of progress for our product development;

•                  the rate of regulatory approval to proceed with clinical trial programs;

•                  the level of success achieved in clinical trials;

•                  the requirements for marketing authorization from regulatory bodies in the United States and other countries;

•                  the liquidity and market volatility of our equity securities; and

•                  regulatory and manufacturing requirements and uncertainties, and technological developments by competitors.

If adequate funds are not available in the future, we may not be able to develop or enhance our products, take advantage of future opportunities, or respond to competitive pressures or unanticipated requirements and we may be required to delay or terminate research and development programs, curtail capital expenditures, and reduce business development and other operating activities.  Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could have a material adverse effect on our business, operating results, financial condition and prospects.

Failure to obtain and maintain required regulatory approvals would severely limit our ability to sell our products and product candidates.

We must maintain our domestic and foreign regulatory approvals to continue to commercialize our products. In addition, we must obtain the approval of the FDA before commercial sales of our cell therapy product candidates may commence in the United States, which we believe will ultimately be the largest market for our products.  We will also be required to obtain additional approvals from various foreign regulatory authorities to initiate sales activities of cell therapy product candidates in those jurisdictions.  If we cannot demonstrate the safety, purity and potency of our product candidates, including our cell therapy product candidates, produced in our production system, the FDA or other regulatory authorities could delay or withhold regulatory approval of our product candidates.

Even after granting regulatory approval, the FDA and regulatory agencies in other countries continue to review and inspect marketed products, manufacturers and manufacturing facilities, which may create additional regulatory burdens.  Later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on the product or manufacturer, including a withdrawal of the product from the market.  Further, regulatory agencies may establish additional regulations that could prevent or delay regulatory approval of our product candidates or adversely affect the regulatory approvals of our products.

Any changes in the governmental regulatory classifications of our products and product candidates could prevent, limit or delay our ability to market or develop our products and product candidates.

The FDA establishes regulatory requirements based on the classification of a product.  Because our product development programs are designed to satisfy the standards applicable to biological licensure for our cell therapy products, any change in the regulatory classification or designation would affect our ability to obtain FDA approval of our products and product candidates.  Each of these cell therapy products is, under current regulations, regulated as a biologic, which requires a BLA.

Our product candidate, ixmyelocel-T, is still in clinical development.  If we do not successfully continue or complete the clinical development of ixmyelocel-T, our ability to finance our operations may be adversely affected.

Our near-term prospects depend in part upon our ability to successfully continue and complete clinical trials of our product candidate, ixmyelocel-T, and to demonstrate its safety and efficacy, as well as its superiority over existing therapies and standards of care, if any.  We are currently enrolling and treating patients with ischemic DCM for the Phase 2b ixCELL-DCM clinical trial.  Our ability to finance our company and to generate revenues will depend in part on our ability to obtain favorable results in the ongoing and planned clinical trials of ixmyelocel-T, including the ongoing ixCELL-DCM Phase 2b clinical trial, and to successfully develop and commercialize ixmyelocel-T.  Ixmyelocel-T could be unsuccessful if it:

•                  does not demonstrate acceptable safety and efficacy in clinical trials, or otherwise does not meet applicable regulatory standards for approval;

•                  does not offer sufficient, clinically meaningful therapeutic or other improvements over existing or future drugs used to treat the ischemic DCM indication for which it is being tested;

•                  is not capable of being produced in commercial quantities at acceptable costs; or

•                  is not accepted as safe, efficacious, cost-effective, less costly and preferable to current therapies in the medical community and by third-party payers.

If we are not successful in developing and commercializing ixmyelocel-T or are significantly delayed in doing so, our financial condition and future prospects may be adversely affected and we may experience difficulties in raising the substantial additional capital required to fund our business.

Our products and product development programs are based on novel technologies and are inherently risky.

We are subject to the risks of failure inherent in the development of products based on new technologies.  The novel nature of our therapeutics creates significant challenges in regard to product development and optimization, manufacturing, government regulation, third-party reimbursement and market acceptance.  For example, if regulatory agencies have limited experience in approving cellular therapies for commercialization, the development and commercialization pathway for our therapies may be subject to increased uncertainty, as compared to the pathway for new conventional drugs.

Further, when manufacturing autologous cell therapies, the number and the composition of the cell population varies from patient to patient, in part due to the age of the patient, since the therapy is dependent on patient specific physiology.  Such variability in the number and composition of these cells could adversely affect our ability to manufacture autologous cell therapies in a cost-effective manner and meet acceptable product release specifications for use in a clinical trial or, if approved, for commercial sale.  As a consequence, the development and regulatory approval process for autologous cell therapy products could be delayed or may never be completed

Our products represent new classes of therapy that the marketplace may not understand or accept. Furthermore, the success of our products is dependent on wider acceptance by the medical community.

While our acquired products have had some commercial success to date, the broader market may not understand or accept our products.  Our products represent new treatments or therapies and compete with a number of more conventional products and therapies manufactured and marketed by others.  The new nature of our products creates significant challenges in regards to product development and optimization, manufacturing, government regulation, and third-party reimbursement.  As a result, the commercialization of our current products and development pathway for our potential products may be subject to increased scrutiny, as compared to the pathway for more conventional products.

The degree of market acceptance of any of our marketed or potential products will depend on a number of factors, including:

•                  the clinical safety and effectiveness of our products and their perceived advantage over alternative treatment methods;

•                  our ability to convince health care providers that the use of our products in a particular procedure is more beneficial than the standard of care or other available methods;

•                  our ability to explain clearly and educate others on the autologous use of patient-specific human tissue, to avoid potential confusion with and differentiate ourselves from the ethical controversies associated with human fetal tissue and engineered human tissue;

•                  adverse reactions involving our products or the products or product candidates of others that are human tissue based;

•                  our ability to supply a sufficient amount of our product to meet regular and repeated demand in order to develop a core group of medical professionals familiar with and committed to the use of our products; and

•                  the cost of our products and the reimbursement policies of government and third-party payers.

If patients or the medical community do not accept our potential products as safe and effective for any of the foregoing reasons, or for any other reason, it could affect our sales, having a material adverse effect on our business, financial condition and results of operations.  While acceptance by the medical community may be fostered by broad evaluation via peer-reviewed literature, we may not have the resources to facilitate sufficient publication.

Our inability to complete our product development activities successfully would materially limit our ability to operate or finance our operations.

In order to commercialize our cell product candidates in the United States, we must complete substantial clinical trials and obtain sufficient safety, purity and potency results to support required registration approval and market acceptance of our cell product candidates.  We may not be able to successfully complete the development of our product candidates, or successfully market our technologies or product candidates.  We, and any of our potential collaborators, may encounter problems and delays relating to research and development, regulatory approval and intellectual property rights of our technologies and product candidates.

Our research and development programs may not be successful, and our cell culture technologies and product candidates may not facilitate the production of cells outside the human body with the expected results.  Our technologies and cell product candidates may not prove to be safe and efficacious in clinical trials, and we may not obtain the requisite regulatory approvals for our technologies or product candidates and the cells produced in such products.  If any of these events occur, we may not have adequate resources to continue operations for the period required to resolve any issues delaying commercialization and we may not be able to raise capital to finance our continued operations during the period required for resolution of any such issues.

We must successfully complete our clinical trials to be able to market certain of our products and product candidates. Clinical trial failures can occur at any stage of the testing and we may experience numerous unforeseen events during, or as a result of, the clinical trial process that could delay or prevent the continued commercialization of our products or future therapeutic product candidates.

To be able to market therapeutic cell products in the United States, we must demonstrate, through extensive preclinical studies and clinical trials, the safety and efficacy of our processes and product candidates.  If our clinical trials are not successful, our products may not be marketable.  The results of early stage clinical trials do not ensure success in later clinical trials, and interim results are not necessarily predictive of final results.

With respect to any clinical trials affecting our products or product candidates, failures or delays can occur at any stage of the trials, and may be directly or indirectly caused by a variety of factors, including but not limited to:

•                  delays in securing clinical investigators or trial sites for our clinical trials;

•                  delays in obtaining Institutional Review Board (IRB) and other regulatory approvals to commence a clinical trial;

•                  slower than anticipated rates of patient recruitment and enrollment, or failing to reach the targeted number of patients due to competition for patients from other trials;

•                  limited or no availability of coverage, reimbursement and adequate payment from health maintenance organizations and other third party payers for the use of agents used in our clinical trials;

•                  negative or inconclusive results from clinical trials;

•                  unforeseen side effects interrupting, delaying, or halting clinical trials of any future therapeutic product candidates, and possibly resulting in the FDA or other regulatory authorities denying approval of any future therapeutic product candidates;

•                  unforeseen safety issues;

•                  approval and introduction of new therapies or changes in standards of practice or regulatory guidance that render our clinical trial endpoints or the targeting of our proposed indications obsolete;

•                  inability to monitor patients adequately during or after treatment or problems with investigator or patient compliance with the trial protocols;

•                  inability to replicate in large controlled studies safety and efficacy data obtained from a limited number of patients in uncontrolled trials;

•                  inability or unwillingness of medical investigators to follow our clinical protocols; and

•                  unavailability of clinical trial supplies.

Moreover, our ability to complete the clinical trials for our product candidates in a timely manner depends on additional factors such as rate of patient enrollment.  Patient enrollment can vary with the size of the patient population, the proximity of suitable patients to clinical sites, perceptions of the utility of cell therapy for the treatment of certain diseases, and the eligibility criteria for the study.  For example, patients enrolling in our studies of ixmyelocel-T need to provide an adequate amount of bone marrow to process and expand for injection and some patients may not be able to provide sufficient starting material despite our study inclusion and exclusion criteria designed to prevent this.  Bone marrow is an inherently variable starting material.  We have experienced delays in patient accrual in our previous clinical trials. On March 27, 2013, we announced that we were stopping enrollment in the Phase 3 REVIVE clinical trial due to the slow patient accrual rate for the study and to optimize the use of our financial resources. If we experience similar delays in patient enrollment for other clinical trials, we could experience increased costs and delays associated with these trials, which would impair our product development programs and our ability to market our products.

Furthermore, the FDA monitors the progress of clinical trials and it may suspend or terminate clinical trials at any time due to patient safety or other considerations.

Our research programs are currently directed at improving product functionality for certain clinical indications, improving product shelf life, and decreasing the cost of manufacturing our products.  These production process changes may alter the functionality of our cells and require various additional levels of experimental and clinical testing and evaluation.  Any such testing could lengthen the time before these products would be commercially available.

Even if successful clinical results are reported for a product from a completed clinical trial, this does not mean that the results will be sustained over time, or will be sufficient for a marketable or regulatory approvable product.

We may rely on third parties to conduct some of our clinical trials, and their failure to perform their obligations in a timely or competent manner may delay development and commercialization of our product candidates.

We may use clinical research organizations (CROs) to assist in conduct of our clinical trials.  There are numerous alternative sources to provide these services.  However, we may face delays outside of our control if these parties do not perform their obligations in a timely or competent fashion, or if we are forced to change service providers.  Any third party that we hire to conduct clinical trials may also provide services to our competitors, which could compromise the performance of their obligations to us.  If we experience significant delays in the progress of our clinical trials, the commercial prospects for product candidates could be harmed and our ability to generate product revenue would be delayed or prevented.  In addition, we and any provider that we retain will be subject to Good Clinical Practice, (GCP) requirements.  If GCP and other regulatory requirements are not adhered to by us or our third-party providers, the development and commercialization of our product candidates could be delayed.

Any failure of such CRO to successfully accomplish clinical trial monitoring, data collection, safety monitoring and data management and the other services it provides for us in a timely manner and in compliance with regulatory requirements could have a material adverse effect on our ability to complete clinical development of our products and obtain regulatory approval.  Problems with the timeliness or quality of the work of a CRO may lead us to seek to terminate the relationship and use an alternate service provider.  However, making such changes may be costly and may delay our trials, and contractual restrictions may make such a change difficult or impossible.  Additionally, it may be difficult to find a replacement organization that can conduct our trials in an acceptable manner and at an acceptable cost.

Failure of third parties, including Vention Medical, to manufacture or supply certain components, equipment, disposable devices and other materials used in our ixmyelocel-T cell manufacturing process would impair our cell product development.

We rely on third parties, including Vention Medical (Vention), to manufacture and/or supply certain of our devices/manufacturing equipment and to manufacture and/or supply certain components, equipment, disposable devices and other materials used in our cell manufacturing process to develop our marketed cell therapy products and our product candidates.  Vention is our sole supplier of cell cassettes used in the ixmyelocel-T manufacturing process, and it would be difficult to obtain alternate sources of supply on a short-term basis.  If any of our manufacturers or suppliers fails to perform its respective obligations, or if our supply of certain components, equipment, disposable devices and other materials is limited or interrupted, it could impair our ability to manufacture our products, which would delay our ability to conduct our clinical trials or market our product candidates on a timely and cost-competitive basis, if at all.

In addition, we may not be able to continue our present arrangements with our suppliers, supplement existing relationships, establish and maintain new relationships or be able to identify and obtain the ancillary materials that are necessary to develop our product candidates in the future.  Our dependence upon third parties for the supply and manufacture of these items could adversely affect our ability to develop and deliver commercially feasible products on a timely and competitive basis.

The manufacture of cell therapy products is characterized by inherent risks and challenges and has proven to be a costly endeavor relative to manufacturing other therapeutics products.  We have limited experience in manufacturing products for commercial purposes and we cannot assure you that we will be able to successfully and efficiently manage the manufacturing of our products, either ourselves or through third-party contractors with whom we may enter into strategic relationships.

The manufacture of cell therapy products, such as our products and product candidates, is highly complex and is characterized by inherent risks and challenges such as autologous raw material inconsistencies, logistical challenges, significant quality control and assurance requirements, manufacturing complexity, and significant manual processing.  Unlike products that rely on chemicals for efficacy, such as most pharmaceuticals, cell therapy products are difficult to characterize due to the inherent variability of biological input materials.  Difficulty in characterizing biological materials or their interactions creates greater risk in the manufacturing process.  We attempt to mitigate risk associated with the manufacture of biologics by continuing to improve the characterization of all of our input materials, utilizing multiple vendors for supply of qualified biological materials, and manufacturing some of these materials ourselves.  However, there can be no assurance that we will be able to maintain adequate sources of biological materials or that biological materials that we maintain in inventory will yield finished products that satisfy applicable product release criteria.  Our inability to obtain necessary biological materials or to successfully manufacture cell therapy products that incorporate such materials could have a material adverse effect on our results of operations.

Additionally, we have limited experience in manufacturing products for commercial purposes and could experience difficulties in the continued manufacturing of our products.  Because our experience in manufacturing, sales, marketing and distribution is limited, we may encounter unforeseen difficulties in our efforts to efficiently manage the manufacturing, sale and distribution of our products or have to rely on third-party contractors over which we may not have direct control to manufacture our products.  Moreover, there can be no assurance that we or any third-party contractors with whom we enter into strategic relationships will be successful in streamlining manufacturing operations and implementing efficient, low-cost manufacturing capabilities and processes that will enable us to meet the quality, price and production standards or production volumes to achieve profitability.  Our failure to develop these manufacturing processes and capabilities in a timely manner could prevent us from achieving our growth and profitability objectives as projected or at all.

We intend to obtain assistance to market our products and some of our future cell products through collaborative relationships with companies with established sales, marketing and distribution capabilities.  Our inability to develop and maintain those relationships would limit our ability to market, sell and distribute our products.  Our inability to enter into successful, long-term relationships could require us to develop alternate arrangements at a time when we need sales, marketing or distribution capabilities to meet existing demand.  We may market one or more of our products through our own sales force.  Our inability to develop and retain a qualified sales force could limit our ability to market, sell and distribute our cell products.

We have limited manufacturing capacity and our commercial manufacturing operations in the U.S. depend on one facility. Similarly, manufacturing of our lead product candidate,

ixmyelocel-T, is conducted at one facility. If either facility is destroyed or we experience any manufacturing difficulties, disruptions or delays, this could limit supply of our products or adversely affect our ability to conduct our clinical trials and our business would be adversely impacted.

We presently conduct all of our commercial manufacturing operations in the U.S. at one facility located in Cambridge, Massachusetts.  As a result, all of the commercial manufacturing of our marketed products, Epicel and Carticel, for the U.S. market takes place at a single U.S. facility.  In addition, clinical trials for certain product candidates would primarily depend upon the manufacturing of such product candidates in the same Cambridge facility. Similarly, manufacturing of our lead product candidate, ixmyelocel-T, takes place at one facility located in Ann Arbor, Michigan.  If regulatory, manufacturing or other problems require us to discontinue production at either facility, we will not be able to supply our products to our patients or have supplies for any clinical trials, which would adversely impact our business.  If either facility or the equipment in it is significantly damaged or destroyed by fire, flood, power loss or similar events, we may not be able to quickly or inexpensively replace our manufacturing capacity or replace our facility at all. In the event of a temporary or protracted loss of this facility or equipment, we might not be able to transfer manufacturing to a third party.  Even if we could transfer manufacturing from one facility to the other or to a third party, the shift would likely be expensive and time-consuming, particularly since an alternative facility would need to comply with the applicable regulatory and quality standard requirements whereby validation and FDA approval would be required before any products manufactured at that facility could be made commercially available.

Currently, we maintain insurance coverage totaling $4.0 million in Denmark and $32.0 million in the U.S. against damage to our property and equipment (recently increased by an additional $4.0 million in the U.S. as a result of the Transaction), an additional $1.0 million to cover business interruption and extra expenses, and $1.0 million to cover R&D restoration expenses.  If we have underestimated our insurance needs, we will not have sufficient insurance to cover losses above and beyond the limits on our policies.

We are subject to significant regulation with respect to the manufacturing of our products.

All of those involved in the preparation of a cellular therapy for clinical trials or commercial sale, including our existing supply contract manufacturers and clinical trial investigators, are subject to extensive continuing government regulations by the FDA and comparable agencies in other jurisdictions.  Components of a finished therapeutic product approved for commercial sale or used in late-stage clinical trials must be manufactured in accordance with cGMP.  These regulations govern manufacturing processes and procedures and the implementation and operation of quality systems to control and assure the quality of investigational products and products approved for sale.  Our facilities and quality systems and the facilities and quality systems of some or all of our third party contractors and suppliers must pass inspection for compliance with the applicable regulations as a condition of FDA approval of our products.  The FDA also may, at any time following approval of a product for sale, audit our manufacturing facilities or those of our third party contractors.  In addition, the FDA may, at any time, audit or inspect a manufacturing facility involved with the preparation of our products or our other potential products or the associated quality systems for compliance with the regulations applicable to the activities being conducted.  Recently, our manufacturing facility in Cambridge, Massachusetts was inspected by the FDA, resulting in the issuance of an FDA 483 List of Inspectional Observations. We are undertaking remedial measures to improve our manufacturing process and communicate those measures to the FDA, but the FDA may decide that our remedial measures should be revised or expanded, or the FDA may not find our corrective actions to be adequate.  Generally, if any such inspection or audit identifies a failure to comply with applicable regulations or if a violation of our product specifications or applicable regulation occurs independent of such an inspection or audit, we or the FDA may require remedial measures that may be costly and/or time consuming for us or a third party to implement and that may include the temporary or permanent suspension of a clinical trial or commercial sales, recalls, warning letters, market withdrawals, seizures or the temporary or permanent closure of a facility.  Any such remedial measures imposed upon us or third parties with whom we contract could materially harm our business.

We could incur significant costs complying with environmental and health and safety requirements, or as a result of liability for contamination or other harm caused by hazardous materials that we use.

Our research and development and manufacturing processes involve the use of hazardous materials.  We are subject to federal, state, local and foreign environmental requirements, including regulations governing the use, manufacture, handling, storage and disposal of hazardous materials, discharge to air and water, the cleanup of contamination and occupational health and safety matters.  We cannot eliminate the risk of contamination or injury resulting from hazardous materials, and we may incur liability as a result of any contamination or injury.  Under some environmental laws and regulations, we could also be held responsible for costs relating to any contamination at our past or present facilities and at third party waste disposal sites where we have sent wastes.  These could include costs relating to contamination that did not result from any violation of law, and in some circumstances, contamination that we did not cause.  We may incur significant expenses in the future relating to any failure to comply with environmental laws.  Any such future expenses or liability could have a significant negative impact on our financial condition.  The enactment of stricter laws or regulations, the stricter interpretation of existing laws and regulations or the requirement to undertake the investigation or remediation of currently unknown environmental contamination at our own or third party sites may require us to make additional expenditures, which could be material.

In order to market any of our product candidates, including MACI and ixmyelocel-T, in the United States, the FDA requires us to file a BLA.

The FDA approved Carticel as a biological product, for which we currently hold a biologics license.  MACI and ixmyelocel-T are also subject to the FDA’s biological product requirements, which will require us to submit a new BLA for each product.  To the extent the FDA regulates each of MACI and ixmyelocel-T as a biological product and requires us to file a BLA, we would be unable to sell MACI or ixmyelocel-T unless and until we receive BLA approval from the FDA, which would be complex, time-consuming and expensive.  For example, the FDA may require that we conduct one or more clinical trials in support of approval of a BLA, which would result in the expenditure of additional financial resources and extended timelines to commercialization.

Our business, financial condition, results of operation and cash flows could be significantly and negatively affected by substantial governmental regulations.

Our products are subject to rigorous regulation by the FDA and numerous other federal, state and foreign governmental authorities.  Overall, there appears to be a trend toward more stringent regulation worldwide, and we do not anticipate this trend to dissipate in the near future.

In general, the development, testing, labeling, manufacturing and marketing of our products are subject to extensive regulation and review by numerous governmental authorities both in the United States and abroad. The regulatory process requires the expenditure of significant time, effort and expense to bring new products to market.  For example, FDA approved Epicel as a HUD, which is a medical device intended to benefit patients in the treatment or diagnosis of a disease or condition that affects or is manifested in fewer than 4,000 individuals in the United States per year.  HUD treatment is subject to additional FDA requirements, such as recordkeeping, reporting, labeling, as well as limited use of a HUD when approved by an Institutional Review Board, or IRB, that oversees medical treatment.  Failure to meet FDA requirements pertaining to a HUD could result in the suspension or revocation of the HUD. While Epicel has been approved as a HUD, oversight is conducted by the CBER because it is a cell-based product.

If HUD approval is suspended or revoked, Epicel would require an approved premarket approval application (or PMA) in order to be made commercially available, or an approved BLA. The PMA and BLA processes are costly, lengthy and uncertain. A PMA must be supported by extensive data, including, but not limited to, technical, preclinical, clinical trial, manufacturing and labeling data, to demonstrate to the FDA’s satisfaction the safety and efficacy of the device for its intended use. A BLA must be supported by substantial evidence of clinical safety and effectiveness for its intended use as proven through one or more clinical trials in a statistically significant patient population.  If the HUD approval for Epicel was withdrawn, and we were unable to obtain approval of a PMA or BLA, we could not offer Epicel for sale in the U.S.

We are also required to implement and maintain stringent reporting, labeling and record keeping procedures. More specifically, in the United States, both before and after a product is commercially released, we have ongoing responsibilities under FDA regulations. Compliance with the FDA’s requirements, including the FDA’s cGMP recordkeeping regulations, labeling and promotional requirements and adverse event reporting regulations, is subject to continual review and is monitored rigorously through periodic inspections by the FDA. Our failure to comply with U.S. federal, state and foreign governmental regulations could lead to the issuance of warning letters or untitled letters, the imposition of injunctions, suspensions or loss of regulatory clearance or approvals, product recalls, termination of distribution, product seizures or civil penalties. In the most extreme cases, criminal sanctions or closure of our manufacturing facility are possible.

In addition, the pharmaceutical, biologic and medical industries also are subject to many complex laws and regulations governing Medicare and Medicaid reimbursement and targeting healthcare fraud and abuse, with these laws and regulations being subject to interpretation.  In many instances, the industry does not have the benefit of significant regulatory or judicial interpretation of these laws and regulations.  In certain public statements, governmental authorities have taken positions on issues for which little official interpretation was previously available.  Some of these positions appear to be inconsistent with common practices within the industry but have not previously been challenged.

Various federal and state agencies have become increasingly vigilant in recent years in their investigation of various business practices, such as the federal Anti-kickback Statute and the federal False Claims Act.  Governmental and regulatory actions against us can result in various actions that could adversely impact our operations, including:

•                  the recall or seizure of products;

•                  the suspension or revocation of the authority necessary for the production or sale of a product;

•                  the suspension of shipments from particular manufacturing facilities;

•                  the imposition of fines and penalties;

•                  the delay of our ability to introduce new products into the market;

•                  our exclusion or the exclusion of our products from being reimbursed by federal and state healthcare programs (such as Medicare, Medicaid, Veterans Administration, or VA, health programs and Civilian Health and Medical Program Uniformed Service, or CHAMPUS); and

•                  other civil or criminal prosecution or sanctions against us or our employees, such as fines, penalties or imprisonment.

Any of these actions, in combination or alone, or even a public announcement that we are being investigated for possible violations of these laws, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

In the United States, if the FDA were to conclude that we are not in compliance with applicable laws or regulations or that any of our products are ineffective or pose an unreasonable health risk, the FDA could ban such products, detain or seize adulterated or misbranded products, order a recall, repair, replacement, or refund of payment of certain products, refuse to grant pending approval applications, refuse to provide certificates to foreign governments for exports, and/or require us to notify healthcare professionals and others that the products present unreasonable risks of substantial harm to the public health.  The FDA may also impose operating restrictions on a companywide basis, enjoin and restrain certain violations of applicable law pertaining to our products and assess civil or criminal penalties against our officers, employees or us.  The FDA may also recommend prosecution to the United States Department of Justice (DOJ).  Adverse regulatory action, depending on its magnitude, may restrict us from effectively marketing and selling our products.

In many of the foreign countries in which our products are marketed, we are subject to regulations affecting, among other things, clinical efficacy, product standards, packaging requirements, labeling requirements, import/ export restrictions, tariff regulations, duties and tax requirements.  Many of the regulations applicable to our products in these countries, such as the Medicinal Products Directive and the ATMP guidelines, governing products in the EU, are similar to those of the FDA.  In addition, in many countries the national health or social security organizations require our products to be qualified before they can be marketed with the benefit of reimbursement eligibility.  Failure to receive or delays in the receipt of relevant foreign qualifications also could have a material adverse effect on our business, financial condition, results of operations and cash flows.

As both the U.S. and foreign government regulators have become increasingly stringent, we may be subject to more rigorous regulation by governmental authorities in the future.  Our products and our operations are also often subject to the rules of industrial standards bodies, such as the International Standards Organization, or ISO.  If we fail to adequately address any of these regulations, our business will be harmed.

Changes to our products or product candidates may require new regulatory approvals or may require us to recall or cease marketing our products until approvals are obtained.

Modifications to our products or product candidates may require new regulatory approvals, including supplements to IND applications, or supplements to our BLA or HDE application, or require us to recall or cease marketing the modified products until these approvals are obtained. We may not be able to obtain those additional approvals for the changes or additional indications in a timely manner, or at all. Obtaining approvals can be a time consuming process, and delays in obtaining required future approvals would adversely affect our ability to introduce new or improved products in a timely manner, which in turn would harm our future growth.

If we or our suppliers fail to comply with ongoing FDA or other foreign regulatory authority requirements, or if we experience unanticipated problems with our products, these products could be subject to restrictions or withdrawal from the market.

The manufacturing processes, reporting requirements, post-approval clinical data and promotional activities for each of our products is subject to continued regulatory review, oversight and periodic inspections by the FDA and other domestic and foreign regulatory bodies.  In particular, we and our suppliers are required to comply with cGMP and Good Tissue Practice (GTP) regulations for the manufacture of our products and other regulations which cover requirements such as the methods and documentation pertaining to production controls, labeling, packaging, storage and shipment of any product for which we obtain clearance or approval.  Regulatory bodies, such as the FDA, enforce the cGMP, GTP and other regulations through periodic inspections.  For example, the holder of an approved BLA is obligated to monitor and report adverse events and any failure of a product to meet the specifications in the BLA.  The holder of an approved BLA must also submit new or supplemental applications and obtain FDA approval for certain changes to the approved product, product labeling or manufacturing process.  Advertising and promotional materials must comply with FDA rules and are subject to FDA review, in addition to other potentially applicable federal and state laws.

In addition, product manufacturers and their facilities are subject to payment of user fees and continual review and periodic inspections by the FDA and other regulatory authorities for compliance with cGMP and adherence to commitments made in the BLA.  If we or a regulatory agency discovers previously unknown problems with a product such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions relative to that product or the manufacturing facility, including requiring recall or withdrawal of the product from the market or suspension of manufacturing.

The failure by us or one of our suppliers to comply with applicable statutes and regulations administered by the FDA and other regulatory bodies, or the failure to timely and adequately respond to any adverse inspectional observations or product safety issues, could result in, among other things, any of the following enforcement actions:

•                  untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;

•                  unanticipated expenditures to address or defend such actions;

•                  client notifications for repair, replacement, refunds;

•                  recall, detention or seizure of our products;

•                  operating restrictions or partial suspension or total shutdown of production;

•                  refusing or delaying our requests for approval of new products or modified products;

•                  operating restrictions;

•                  withdrawing product approvals that have already been granted;

•                  refusal to approve a pending marketing application, such as a BLA or supplements to a BLA submitted by us;

•                  refusal to grant export approval for our products; or

•                  criminal prosecution.

If any of these actions were to occur it would harm our reputation and cause our product sales and profitability to suffer and may prevent us from generating revenue.  Furthermore, our key suppliers may not currently be or may not continue to be in compliance with all applicable regulatory requirements which could result in our failure to produce our products on a timely basis and in the required quantities, if at all.  In addition, we may be required to conduct costly post-approval studies, and post-market surveillance to monitor the safety or effectiveness of our products. We also must comply with adverse event reporting requirements, which require that we report certain adverse events involving patient use or treatment with our products.  Later discovery of previously unknown problems with our products, including unanticipated adverse events or adverse events of unanticipated severity or frequency, manufacturing problems, or failure to comply with regulatory requirements such as cGMP or GTP, may result in changes to labeling, restrictions on such products or manufacturing processes, withdrawal of the products from the market, voluntary or mandatory recalls, fines, suspension of regulatory approvals, product seizures, injunctions or the imposition of civil or criminal penalties which would adversely affect our business, operating results and prospects.

Our marketed products may be used by physicians for indications that are not approved by the FDA. If the FDA finds that we marketed our products in a manner that promoted off-label use, we may be subject to civil or criminal penalties.

Under the FFDCA and other laws, we are prohibited from promoting our products for off-label uses. This means, for example, that we may not make claims about the use of our marketed products, Carticel or Epicel, outside of their approved indications, and we may not proactively discuss or provide information on off-label uses of Carticel or Epicel, with very specific and limited exceptions. The FDA does not, however, restrict physicians from prescribing products for off-label uses in the practice of medicine. Should the FDA determine that our activities constitute the promotion of off-label use, the FDA could bring action to prevent us from distributing Carticel or Epicel for the off-label use and could impose fines and penalties on us and our executives. In addition, failure to follow FDA rules and guidelines relating to promotion and advertising can result in, among other things, the FDA’s refusal to approve a product, the suspension or withdrawal of an approved product from the market, product recalls, fines, disgorgement of money, operating restrictions, injunctions or criminal prosecutions.

If the Office of Inspector General within the Department of Health and Human Services, the DOJ, or another federal or state agency determines that we have promoted off-label use of our products, we may be subject to various penalties, including civil or criminal penalties, and the off-label use of our products may result in injuries that lead to product liability suits, which could be costly to our business.

In addition to the FDA restrictions on our marketed products, several other types of state and federal healthcare laws have been applied by DOJ and state attorneys general to restrict certain marketing practices in the pharmaceutical industry. While physicians may prescribe products for off-label uses and indications, if other federal or state regulatory authorities determine that we have engaged in off-label promotion through remuneration, kickbacks or other monetary benefits to prescribers, we may be subject to civil or criminal penalties and could be prohibited from participating in government healthcare programs such as Medicaid and Medicare. In addition, government agencies or departments could conclude that we have engaged in off-label promotion and, potentially, caused the submission of false claims. Even if we are successful in resolving such matters without incurring penalties, responding to investigations or prosecutions will likely result in substantial costs and could significantly and adversely impact our reputation and divert management’s attention and resources, which could have a material adverse effect on our business, operating results, financial condition and ability to finance our operations. In addition, the off-label use of our products may increase the risk of injury to patients, and, in turn, the risk of product liability claims. Product liability claims are expensive to defend and could divert our management’s attention and result in substantial damage awards against us.

The price and sale of any of our products may be limited by health insurance coverage and government regulation.

Maintaining and growing sales of our products will depend in large part on the availability of adequate coverage and the extent to which third-party payers, including health insurance companies, health maintenance organizations (HMOs), and government health administration authorities such as Medicare and Medicaid, private insurance plans and managed care programs will pay for the cost of the products and related treatment.  Hospitals and other healthcare provider clients that purchase our products typically bill various third-party payers to cover all or a portion of the costs and fees associated with the procedures in which such products are used, including the cost of the purchase of these products.  Third-party payers are also increasingly attempting to contain healthcare costs by demanding price discounts or rebates and limiting both coverage and the amounts that they will pay for certain products, and, as a result, they may not cover or continue to provide adequate payment for our products.  We might need to conduct post-marketing studies in order to demonstrate the cost-effectiveness of our products and product candidates to such payers’ satisfaction.  Such studies might require us to commit a significant amount of management time and financial and other resources.  Our products and future products might not ultimately be considered cost-effective.  Adequate third-party reimbursement might not be available to enable us to maintain price levels sufficient to realize an appropriate return on investment in our products and future product development.  If coverage and adequate reimbursement are not available, reimbursement is available only to limited levels, or if our costs of production increase faster than increases in reimbursement levels, we may not be able to successfully grow the sales of our products or commercialize any product candidates for which marketing approval is obtained.

Coverage decisions and payment amounts are established at the discretion of the individual third-party payer, and the regulations that govern pricing, coverage and reimbursement vary widely from country to country.  Many private payers in the United States, however, use coverage decisions and payment amounts determined by the Centers for Medicare & Medicaid Services (CMS), as guidelines in setting their coverage and reimbursement policies.  As the portion of the U.S. population over the age of 65 and eligible for Medicare continues to grow, we may be more vulnerable to coverage and reimbursement limitations imposed by CMS.  While certain procedures using our products are currently covered by Medicare and other third-party payers, future action by CMS or other government agencies may diminish payments to physicians, outpatient centers and/or hospitals for covered services.  As a result, we cannot be certain that the procedures performed with our products will be reimbursed at a cost-effective level or reimbursed at all.

Furthermore, the healthcare industry in the United States has experienced a trend toward cost containment as government and private insurers seek to control healthcare costs by imposing lower payment rates and negotiating reduced contract rates with service providers.  Therefore, we cannot be certain that the procedures performed with our products will be reimbursed at a cost-effective level. Nor can we be certain that third-party payers using a methodology that sets amounts based on the type of procedure performed, such as those utilized by Medicare and in many privately managed care systems, will view the cost of our products to be justified so as to incorporate such costs into the overall cost of the procedure.  Moreover, we are unable to predict what changes will be made to the reimbursement methodologies used by third-party payers in the future.

If we do not keep pace with our competitors and with technological and market changes, our products will become obsolete and our business may suffer.

The markets for our products are highly competitive, subject to rapid technological changes, and vary for different candidates and processes that directly compete with our products. Our competitors in the medical and biotechnology industries may have superior products, research and development, manufacturing, and marketing capabilities, and financial resources or marketing positions. Furthermore, our competitors may have developed, or could in the future develop, new technologies that compete with our products or even render our products obsolete.  As an example, in the past, published studies have suggested that hematopoietic stem cell therapy use for bone marrow transplantation, following marrow ablation due to chemotherapy, may have limited clinical benefit in the treatment of breast cancer, which was a significant portion of the overall hematopoietic stem cell transplant market.  This resulted in the practical elimination of this market for our cell-based product for this application.

Our cell manufacturing system for ixmyelocel-T is designed to improve and automate the processes for producing cells used in therapeutic procedures.  Even if we are able to demonstrate improved or equivalent results, the cost or process of treatment and other factors may cause researchers and practitioners to not use our products and we could suffer a competitive disadvantage.  To the extent that others develop new technologies that address the targeted application for our products, our business will suffer. Finally, if we are unable to continue to develop and market new products and technologies in a timely manner, the demand for our products may decrease or our products could become obsolete, and our revenue may decline.

Ethical, legal, social and other concerns surrounding the use of human tissue in synthetic biologically engineered products may negatively affect public perception of us or our products, or may result in increased scrutiny of our products and any future product candidates from a regulatory perspective, thereby reducing demand for our products, restricting our ability to market our products, or adversely affecting the market price for our common stock.

The commercial success of our products depends in part on general public acceptance of the use of human tissue for the treatment of human diseases and other conditions.  While not as controversial as the use of embryonic stem cells and fetal tissue, the use of adult tissue has been the subject of substantial debate regarding related ethical, legal and social issues.  We do not use embryonic stem cells or fetal tissue, but the public may not be able to, or may fail to, differentiate our autologous use of adult tissue from the use by others of embryonic stem cells or fetal tissue.  This could result in a negative perception of our company or our products.

Future adverse events in the field of cellular based therapy or changes in public policy could also result in greater governmental regulation of our products and potential regulatory uncertainty or delay relating to any required testing or approval.

Use of animal-derived materials could harm our product development and commercialization efforts.

Some of the manufacturing materials and/or components that we use in, and which are critical to, implementation of our technology involve the use of animal-derived products, including fetal bovine serum.  Suppliers or regulatory changes may limit or restrict the availability of such materials for clinical and commercial use.  We currently purchase all of our fetal bovine sera from protected herds in Australia and New Zealand.  These sources are considered to be the safest and raise the least amount of concern from the global regulatory agencies.  If, for example, the so-called “mad cow disease” occurs in New Zealand or in Australia, it may lead to a restricted supply of the serum currently required for our product manufacturing processes.  Any restrictions on these materials would impose a potential competitive disadvantage for our products or prevent our ability to manufacture our cell products.  The FDA has issued draft regulations for controls over bovine materials.  These proposed regulations do not appear to affect our ability to purchase the manufacturing materials we currently use.  However, the FDA may issue final regulations that could affect our operations.  Our inability to develop or obtain alternative compounds would harm our product development and commercialization efforts.  There are certain limitations in the supply of certain animal-derived materials, which may lead to delays in our ability to complete clinical trials or eventually to meet the anticipated market demand for our cell products.

Carticel, MACI or any other product candidate for which we seek approval as a biologic, may face competition sooner than anticipated.

With the enactment of the Biologics Price Competition and Innovation Act of 2009, or BPCI Act, as part of the Patient Protection and Affordable Care Act (PPACA), an abbreviated pathway for the approval of biosimilar and interchangeable biological products was created. The abbreviated regulatory pathway establishes legal authority for the FDA to review and approve biosimilar biologics, including the possible designation of a biosimilar as “interchangeable” based on its similarity to an existing brand product. Under the BPCI Act, an application for a biosimilar product cannot be approved by the FDA until twelve years after the original branded product was approved under a BLA. The law is complex and is still being interpreted and implemented by the FDA. As a result, its ultimate impact, implementation, and meaning are subject to uncertainty. While it is uncertain when such processes intended to implement the BPCI Act may be fully adopted by the FDA, any such processes could have a material adverse effect on the future commercial prospects for our biological products.  While the BCPI Act provides for a twelve-year period of exclusivity, there is a risk that this exclusivity could be shortened due to congressional action or otherwise, or that the FDA will not consider any of our future product candidates to be a reference product for competing products, potentially creating the opportunity for competition sooner than anticipated.  Moreover, the extent to which a biosimilar, once approved, will be substituted for any one of our reference products in a way that is similar to traditional generic substitution for non-biological products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing.

Tissue-based products are regulated differently in different countries.  These requirements may be costly and result in delay or otherwise preclude the distribution of our products in some foreign countries, any of which would adversely affect our ability to generate operating revenues.

Tissue based products are regulated differently in different countries.  Many foreign jurisdictions have a different and may have a more difficult regulatory pathway for human tissue based products, which may prohibit the distribution of these products until the applicable regulatory agencies grant marketing approval, or licensure.  The process of obtaining regulatory approval is lengthy, expensive and uncertain, and we may never seek such approvals, or if we do, we may never gain those approvals.  Any adverse events in our clinical trials for a future product under development could negatively impact our products.

Unintended consequences of recently adopted healthcare reform legislation in the U.S. may adversely affect our business.

The United States and some foreign jurisdictions are considering, or have enacted, a number of legislative and regulatory proposals, resulting from political and economic influences, to change the healthcare system in ways that could affect our ability to sell our products.  Among policy makers and payers in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access.

In March 2010, President Obama signed into law the PPACA which substantially changes the way healthcare is financed by both governmental and private insurers, encourages improvements in the quality of healthcare items and services, and significantly impacts the biotechnology and medical industries.  The PPACA includes, among other things, the following measures:

•                  a 2.3% excise tax on the sale price of medical devices to be paid by any entity that manufactures or imports medical devices offered for sale in the United States, with limited exceptions;

•                  a new Patient-Centered Outcomes Research Institute to oversee, identify research priorities and conduct comparative clinical effectiveness research;

•                  new reporting and disclosure requirements on biological product and device manufacturers, also known as the Sunshine Act, for any payment or other “transfer of value” made or distributed to physicians and teaching hospitals, as well as reporting of certain physician ownership interests with data collection requirements beginning in 2013 and the first reports due in 2014;

•                  payment system reforms including a national pilot program on payment bundling to encourage hospitals, physicians and other providers to improve the coordination, quality and efficiency of certain healthcare services through bundled payment models;

•                  an independent payment advisory board that will submit recommendations to Congress to reduce Medicare spending if projected Medicare spending exceeds a specified growth rate; and

•                  a new abbreviated pathway for the licensure of biological products that are demonstrated to be biosimilar or interchangeable with a licensed biological product.

These provisions could meaningfully change the way healthcare is delivered and financed.  If the legislation causes certain unintended consequences or has an indirect impact on us, it could have a material adverse effect on our business, financial condition and results of operations.

In addition, other legislative changes have been proposed and adopted since the PPACA was enacted.  In August 2011, the President signed into law the Budget Control Act of 2011, which, among other things, created the Joint Select Committee on Deficit Reduction to recommend to Congress proposals in spending reductions.  The Joint Select Committee did not achieve a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, triggering the legislation’s automatic reduction to several government programs.  This includes reductions to Medicare payments to providers of up to 2% per fiscal year, starting in 2013. In January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012 (ATRA) which, among other things, reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

In the future there may continue to be additional proposals relating to the reform of the U.S. healthcare system.  Certain of these proposals could limit the price that we are able to charge for our products, or the amount of reimbursement available for our products, and could limit the acceptance and availability of our products for various indications.  The adoption of some or all of these proposals could have a material adverse effect on our business, results of operations and financial condition.

Competitor companies or hospitals may be able to take advantage of the EU rules permitting sales of unlicensed medicines for individual patients to sell competing products without a marketing authorization.

The EU medicines rules allow individual member states to permit the supply of a medicinal product without a marketing authorization to fulfill special needs, where the product is supplied in response to a bona fide unsolicited order, formulated in accordance with the specifications of a healthcare professional and for use by an individual patient under his direct personal responsibility.

This may, in certain countries, also apply to products manufactured in a country outside the EU and imported to treat specific patients or small groups of patients.  In addition, advanced therapy medicinal products do not need a marketing authorization if they are prepared on a non-routine basis and are used within the same EU member state in a hospital in accordance with a medical prescription for an individual patient (named patient basis).

These exemptions could allow our competitors to make sales in the EU without having obtained a marketing authorization and without undergoing the expense of clinical trials, especially if those competitors have cell processing facilities in the relevant EU member state.  Similarly, certain hospitals may be able to compete with us on the basis of these rules.  Because any such sales would be made without a marketing authorization, there would be no need for the competitor company or hospital to refer to the clinical data in our marketing authorization dossiers, and so any data exclusivity protection that we may obtain for our products would not prevent such competing sales.

The current credit and financial market conditions may exacerbate certain risks affecting our business.

We rely upon third parties for certain aspects of our business, including collaboration partners, wholesale distributors, contract clinical trial providers, contract manufacturers and third-party suppliers.  Because of the recent tightening of global credit and the volatility in the financial markets, there may be a delay or disruption in the performance or satisfaction of commitments to us by these third parties, which could adversely affect our business.

We are dependent on our key manufacturing, quality and other management personnel and the loss of any of these individuals could harm our business.

Our success depends in large part upon the efforts of our key management and manufacturing and quality staff. The loss of any of these individuals, or our inability to attract and retain highly qualified scientific and management personnel in a timely manner, could materially and adversely affect our business and our future prospects.  In the future, we may need to seek additional manufacturing and quality staff members.  There is a high demand for highly trained manufacturing and quality personnel in our industry.  We face competition for such personnel from other companies, research and academic institutions and other entities.  We do not know whether we will be able to attract, train and retain highly qualified manufacturing and quality personnel in the future, which could have a material adverse effect on our business, financial condition and results of operations.  A loss of one or more of our key personnel could severely and negatively impact our operations.  Our key personnel are employed “at-will,” and any of them may elect to pursue other opportunities at any time.  We have no present intention of obtaining key man life insurance on any of our key management, manufacturing, quality or other personnel.

Risks Related to Intellectual Property

If our patents and proprietary rights do not provide substantial protection, then our business and competitive position will suffer.

Our success depends in large part on our ability to develop or license intellectual property rights to protect our proprietary products and technologies.  This involves complex legal, scientific, and factual questions and uncertainties.  We rely upon patent, trade secret, copyright and contract laws to protect proprietary technology and trademark law to protect brand identities.  However, we cannot assure you that any patent applications filed by, assigned to, or licensed to us will be granted, and that the scope of any of our issued or licensed patents will be sufficiently broad to offer meaningful protection.  In addition, our issued patents or patents licensed to us could be successfully challenged, invalidated, held to be unenforceable, or circumvented so that our patent rights would not create an effective competitive barrier.  We also cannot assure you that the inventors of the patents and applications that we own or license were the first to invent or the first to file on the inventions, or that a third party will not claim ownership in one of our patents or patent applications.  We cannot assure you that a third party does not have or will not obtain patents that dominate the patents we own or license now or in the future.

Furthermore, with respect to ixmyelocel-T, we rely on exclusive, world-wide licenses relating to the production of human cells granted to us by the University of Michigan.  If we materially breach such agreements or otherwise fail to materially comply with such agreements, or if such agreements expire or are otherwise terminated by us, we may lose our rights under the patents held by the University of Michigan.  At the latest, each of these licenses will terminate when the patent underlying the license expires, with the last to expire during the third quarter of 2014.  Once the patents expire, third parties may be able to practice the inventions covered by those patents and thus compete with us.

Patent law relating to the scope of claims in the biotechnology field is evolving and our patent rights in this country and abroad are subject to this uncertainty.  For example, from time to time, the U.S. Supreme Court, other federal courts, the U.S. Congress or the United States Patent and Trademark Office (USPTO) may change the standards of patentability and any such changes could have a negative impact on our business. There have been several cases involving “gene patents” and diagnostic claims that have been considered by the U.S. Supreme Court. A suit brought by multiple plaintiffs, including the American Civil Liberties Union, or ACLU, against Myriad Genetics, or Myriad, and the USPTO, could impact biotechnology and diagnostic patents. That case involves certain of Myriad’s U.S. patents related to the breast cancer susceptibility genes BRCA1 and BRCA2. The Federal Circuit issued a written decision on July 29, 2011 that reversed the decision of the U.S. District Court for the Southern District of New York that Myriad’s composition claims to “isolated” DNA molecules cover unpatentable subject matter. The Federal Circuit court instead held that the breast cancer genes are patentable subject matter. Subsequently, on March 20, 2012, the Supreme Court issued a decision in Mayo Collaborative v. Prometheus Laboratories, or Prometheus, a case involving patent claims directed to optimizing the amount of drug administered to a specific patient. According to that decision, Prometheus’ claims failed to add enough inventive content to the underlying correlations to allow the processes they describe to qualify as patent-eligible processes that apply natural laws. The Supreme Court subsequently granted certiorari in the Myriad case, vacated the judgment, and remanded the case back to the Federal Circuit for further consideration in light of their decision in the Prometheus case. The Federal Circuit heard oral arguments on July 20, 2012, and issued a decision on August 16, 2012. The Federal Circuit reaffirmed its earlier decision and held that composition of matter claims directed to isolated nucleic acids are patent-eligible subject matter, but that method claims consisting of only abstract mental processes are not patent-eligible. On September 25, 2012, the ACLU filed a petition for a writ of certiorari asking the Supreme Court to review the Federal Circuit’s decision with respect to the composition of matter claims. On November 30, 2012, the Supreme Court granted the petition and agreed to review the case. On June 13, 2013, the Supreme Court issued a decision in the

Myriad case. According to the decision, claims directed to genomic DNA cover unpatentable subject matter. However, claims directed to cDNA are patent eligible subject matter.

On March 4, 2014, the USPTO issued a memorandum entitled “2014 Procedure For Subject Matter Eligibility Analysis Of Claims Reciting Or Involving Laws Of Nature/Natural Principles, Natural Phenomena, And/Or Natural Products”. This memorandum provides guidance to patent examiners for examining claims reciting laws of nature/natural principles, natural phenomena, and/or natural products for patent eligibility in view of the Supreme Court decisions in Prometheus and Myriad. The guidance indicates that claims reciting such natural subject matter, read as a whole, that do not significantly differ from such natural subject matter should be rejected as non-statutory subject matter. We cannot assure you that our patent portfolio or our efforts to seek patent protection for our technology and products will not be negatively impacted by the guidance issued by the USPTO, the decisions described above, rulings in other cases, or changes in guidance or procedures issued by the USPTO.

Congress directed the USPTO to study effective ways to provide independent, confirming genetic diagnostic test activity where gene patents and exclusive licensing for primary genetic diagnostic tests exist. This study will examine the impact that independent second opinion testing has on providing medical care to patients; the effect that providing independent second opinion genetic diagnostic testing would have on the existing patent and license holders of an exclusive genetic test; the impact of current practices on testing results and performance; and the role of insurance coverage on the provision of genetic diagnostic tests. The USPTO was directed to report the findings of the study to Congress and provide recommendations for establishing the availability of independent confirming genetic diagnostic test activity by June 16, 2012. On August 28, 2012, the Department of Commerce sent a letter to the House and Senate Judiciary Committee leadership updating them on the status of the genetic testing report. The letter stated in part: “Given the complexity and diversity of the opinions, comments, and suggestions provided by interested parties, and the important policy considerations involved, we believe that further review, discussion, and analysis are required before a final report can be submitted to Congress.” The USPTO issued a Request for Comments and Notice of Public Hearing on Genetic Diagnostic Testing on January 25, 2012, and held additional public hearings in February and March 2013. It is unclear whether the results of this study will be acted upon by the USPTO or result in Congressional efforts to change the law or process in a manner that could negatively impact our present or future patent portfolio.

There can be no assurance that the Supreme Court’s decision in either the Myriad or Prometheus case will not have a negative impact on biotechnology patents generally or the ability of biotechnology companies to obtain or enforce their patents in the future. Such negative decisions by the Supreme Court could have a material adverse effect on our existing patent portfolio and our ability to protect and enforce our intellectual property in the future.

We also rely on trade secrets and un-patentable know-how that we seek to protect, in part, by confidentiality agreements with our employees, consultants, suppliers and licensees.  These agreements may be breached, and we might not have adequate remedies for any breach.  Our competitors may also independently develop technologies substantially equivalent or superior to ours.  If this were to occur, our business and competitive position would suffer.

Given our patent position in regard to our products, if we are unable to protect the confidentiality of our proprietary information and know-how related to these products, our competitive position would be impaired and our business, financial condition and results of operations could be adversely affected.

Some of our technology, including our knowledge regarding the processing our products, is unpatented and is maintained by us as trade secrets.  In an effort to protect these trade secrets, we require our employees, consultants, collaborators and advisors to execute confidentiality agreements upon the commencement of their relationships with us.  These agreements require that all confidential information developed by the individual or made known to the individual by us during the course of the individual’s relationship with us be kept confidential and not disclosed to third parties.  These agreements, however, may not provide us with adequate protection against improper use or disclosure of confidential information, and these agreements may be breached.  A breach of confidentiality could affect our competitive position.  In addition, in some situations, these agreements may conflict with, or be subject to, the rights of third parties with whom our employees, consultants, collaborators or advisors have previous employment or consulting relationships.  Also, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets.

Adequate remedies may not exist in the event of unauthorized use or disclosure of our confidential information.  The disclosure of our trade secrets would impair our competitive position and could have a material adverse effect on our business, financial condition and results of operations.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submissions, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees on any issued patent are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patent.  The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process.  While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction.  Non-compliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents.  If we fail to maintain the patents and patent applications covering our products or product candidates, our competitive position would be adversely affected.

We have no patent protection for Epicel.

We have no issued patents or pending patent applications relating to Epicel.  While we attempt to protect our proprietary information as trade secrets through certain agreements with our employees, consultants, agents and other organizations to which we disclose our proprietary information, we cannot give any assurance that these agreements will provide effective protection for our proprietary information in the event of unauthorized use or disclosure of such information.  If other cultured epidermal autografts are approved and marketed, we will be unable to prevent them from competing with Epicel in the marketplace.  We expect that the presence of one or more competing products would reduce our market share and could negatively impact price levels and third party reimbursement policies for Epicel, any of which would materially affect our business.

Our issued patents relating to Carticel and MACI will expire soon and may be insufficient to protect our business.

We have issued patents in the United States and in certain foreign countries that relate to the combinations of chondrocytes and collagen membranes used in Carticel and MACI.  However, the issued patents relating to Carticel are scheduled to expire by August of 2016 in the U.S. and by 2022 in Europe.  Furthermore, the issued patents relating to MACI are scheduled to expire by August of 2016 in the U.S. and by August of 2017 in Europe.  When these patents expire we may be subject to increased competition and our opportunity to establish or maintain product revenue could be substantially reduced or eliminated.

The patents we own may not be of sufficient scope or strength to provide us with significant commercial protection or commercial advantage, and competitors may be able to design around our patents or develop products that provide outcomes that are similar to ours without infringing on our intellectual property rights.  In addition, we cannot be certain that any of our pending patent applications will be issued or that the scope of the claims in our pending patent applications will not be significantly narrowed or determined to be invalid.

With respect to MACI and ixmyelocel-T, if we are unable to obtain and enforce patents and to protect our trade secrets, others could use our technology to compete with us, which could limit opportunities for us to generate revenues by licensing our technology and selling products.

Our success will depend in part on our ability to obtain and enforce patents and maintain trade secrets in the United States and in other countries.  If we are unsuccessful in obtaining and enforcing patents, our competitors could use our technology and create products that compete with our products, without paying license fees or royalties to us.

The preparation, filing, and prosecution of patent applications can be costly and time consuming.  Our limited financial resources may not permit us to pursue patent protection of all of our technology and products throughout the world.

Even if we are able to obtain issued patents covering our technology or products, we may have to incur substantial legal fees and other expenses to enforce our patent rights in order to protect our technology and products from infringing uses.  We may not have the financial resources to finance the litigation required to preserve our patent and trade secret rights.

A successful challenge to our trademarks could force us to rebrand Epicel, Carticel, or MACI.

We rely on our trademarks to distinguish our products from the products of our competitors, and have registered or applied to register a number of these trademarks.  Third parties may challenge our use of the trademarks.  In the event that our trademarks are successfully challenged, we could be forced to rebrand our products, which could result in loss of brand recognition and could require us to devote resources to advertising and marketing these new brands.

Intellectual property litigation could harm our business. We may be subject to patent infringement claims that could be costly to defend, which may limit our ability to use disputed technologies, and which could prevent us from pursuing research and development or commercialization of some of our products, require us to pay licensing fees to have freedom to operate and/or result in monetary damages or other liability for us.

The success of our business will depend significantly on our ability to operate without infringing patents and other proprietary rights of others.  Our cell processing system and cell compositions utilize a wide variety of technologies and we can give no assurance that we have identified or can identify all inventions and patents that may be infringed by development and manufacture of our cell compositions.  If the technology that we use infringes a patent held by others, we could be sued for monetary damages by the patent holder or its licensee, or we could be prevented from continuing research, development, and commercialization of products that rely on that technology, unless we are able to obtain a license to use the patent.  The cost and availability of a license to a patent cannot be predicted, and the likelihood of obtaining a license at an acceptable cost would be lower if the patent holder or any of its licensees is using the patent to develop or market a product with which any of our existing product candidates or our products would compete.  If we could not obtain a necessary license, we would need to develop or obtain rights to alternative technologies, which could prove costly and could cause delays in product development, or we could be forced to discontinue the development or marketing of any products that were developed using the technology covered by the patent.

Although we have not been subject to any filed infringement claims, patents could exist or could be filed which would prohibit or limit our ability to market our products or maintain our competitive position.  In the event of an intellectual property dispute, we may be forced to litigate.  Such litigation is typically protracted and the results are unpredictable.  Intellectual property litigation would divert management’s attention from developing our products and would force us to incur substantial costs regardless of whether we are successful.  An adverse outcome could subject us to significant liabilities to third parties including treble damages and the opposing party’s attorney fees, and force us to pay significant license fees and royalties or cease the development and sale of our products and processes.

We have hired and will continue to hire individuals who have experience in cell culture and cell based therapeutics and may have confidential trade secret or proprietary information of third parties.  We caution these individuals not to use or reveal this third-party information, but we cannot assure you that these individuals will not use or reveal this third-party information.  Thus, we could be sued for misappropriation of proprietary information and trade secrets.  Such claims are expensive to defend and could divert our attention and could result in substantial damage awards and injunctions that could have a material adverse effect on our business, financial condition or results of operations.

We may become involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming and unsuccessful and have a material adverse effect on the success of our business.

Competitors may infringe our patents or misappropriate or otherwise violate our intellectual property rights.  To counter infringement or unauthorized use, litigation may be necessary in the future to enforce or defend our intellectual property rights, to protect our trade secrets or to determine the validity and scope of our own intellectual property rights or the proprietary rights of others.  Also, third parties may initiate legal proceedings against us to challenge the validity or scope of intellectual property rights we own or control.  These proceedings can be expensive and time consuming.  Many of our current and potential competitors have the ability to dedicate substantially greater resources to defend their intellectual property rights than we can.  Accordingly, despite our efforts, we may not be able to prevent third parties from infringing upon or misappropriating our intellectual property.

Litigation could result in substantial costs and diversion of management resources, which could harm our business and financial results.  In addition, in an infringement proceeding, a court may decide that a patent owned by or licensed to us is invalid or unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question.  An adverse result in any litigation proceeding could put one or more of our patents at risk of being invalidated, held unenforceable or interpreted narrowly.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation.  There could also be public announcements of the results of hearings, motions or other interim proceedings or developments.  If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of shares of our common stock.

Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business, or permit us to maintain our competitive advantage.  The following examples are illustrative:

•                  Others may be able to make products that are the same as or similar to our products or product candidates, but that are not covered by the claims of the patents that we own or have exclusively licensed;

•                  We or any strategic partners might not have been the first to make the inventions covered by the issued patents or pending patent applications that we own or have exclusively licensed;

•                  We might not have been the first to file patent applications covering certain of our inventions;

•                  Others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

•                  It is possible that our pending patent applications will not lead to issued patents;

•                  Issued patents that we own or have exclusively licensed may not provide us with any competitive advantages, or may be held invalid or unenforceable as a result of legal challenges;

•                  Our competitors might conduct research and development activities in the U.S. and other countries that provide a safe harbor from patent infringement claims for certain research and development activities, as well as in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•                  We may not develop additional proprietary technologies that are patentable; and

•                  The patents of others may have an adverse effect on our business.

Others may challenge our patent or other intellectual property rights or sue us for infringement.

The government maintains certain rights in technology that we develop using government grant money and we may lose the revenues from such technology if we do not commercialize and utilize the technology pursuant to established government guidelines.

Certain of our and our licensors’ research has been or is being funded in part by government grants.  As a result of such funding, the United States government has established guidelines and has certain rights in the technology developed with the grant.  These rights include a non-exclusive, fully paid-up, worldwide license under such inventions for any governmental purpose.  In addition, the United States government has the right to require us to grant an exclusive license under any of such inventions to a third party if the United States government determines that: (i) adequate steps have not been taken to commercialize such inventions; (ii) such action is necessary to meet public health or safety needs; or (iii) such action is necessary to meet requirements for public use under federal regulations.  Additionally, under the federal Bayh Dole Act, a party which acquires an exclusive license for an invention that was partially funded by a federal research grant is subject to the following government rights: (x) products using the invention which are sold in the United States are to be manufactured substantially in the United States, unless a waiver is obtained; (y) the government may force the granting of a license to a third party who will make and sell the needed product if the licensee does not pursue reasonable commercialization of a needed product using the invention; and

(z) the United States government may use the invention for its own needs.  If we fail to meet these guidelines, we would lose our exclusive rights to these products, and we would lose potential revenue derived from the sale of these products.

The use of our products and product candidates may expose us to product liability claims, and we may not be able to obtain adequate insurance. As a result, such claims could affect our earnings and financial condition.

We face an inherent business risk of exposure to product liability claims in the event that the manufacture and/or use of our products during clinical trials, or after commercialization, results in adverse events.  Moreover, we derive the raw materials for our products from patients serving as their own donors, the production process is complex, and the handling requirements are specific, all of which increase the likelihood of quality failures and subsequent product liability claims. We may not be able to obtain or maintain product liability insurance on acceptable terms with adequate coverage or at all.  If we are unable to obtain insurance, or if claims against us substantially exceed our coverage, then our business could be adversely impacted.  Excessive insurance costs or uninsured claims would increase our operating loss and adversely affect our financial condition.  Whether or not we are ultimately successful in any product liability litigation, such litigation could consume substantial amounts of our financial and managerial resources and could result in, among other things:

•                  significant awards against us;

•                  substantial litigation costs;

•                  recall of the product;

•                  injury to our reputation;

•                  withdrawal of clinical trial participants; or

•                  adverse regulatory action.

Any of these results could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to an Investment in our Common Stock

We may be unable to continue as a going concern in which case our securities will have little or no value.

We have incurred substantial losses since inception.  This raises substantial doubt about our ability to continue as a going concern.  In the event we are not able to continue operations you will likely suffer a complete loss of your investment in our securities.

The market price of the common stock of the combined company may be affected by factors different from those affecting the market price for our common stock in recent history.

Aastrom’s business in recent history differs from that of the acquired business, and the business of the combined company will differ from that of ours, and accordingly, the results of operations for the combined company may be affected by factors different from those affecting our results of operation in recent history.  As a result, the market price for our stock may be impacted differently in the future by those factors than it is currently.

Our common stock price has been volatile and future sales of shares of common stock could have an adverse effect on the market price of such shares.

The market price of shares of our common stock has been volatile, ranging in closing price between $3.29 and $4.39 during the quarter ended March 31, 2014.  The price of our common stock may continue to fluctuate in response to a number of events and factors, such as:

•                  clinical trial results;

•                  our inability to successfully integrate the acquired business with our existing business;

•                  the amount of our cash resources and our ability to obtain additional funding;

•                  announcements of research activities, business developments, technological innovations or new products by us or our competitors;

•                  entering into or terminating strategic relationships;

•                  regulatory developments in both the United States and abroad;

•                  disputes concerning patents or proprietary rights;

•                  changes in our revenues or expense levels;

•                  public concern regarding the safety, efficacy or other aspects of the products or methodologies we are developing;

•                  news or reports from other stem cell, cell therapy or regenerative medicine companies;

•                  reports by securities analysts;

•                  status of the investment markets;

•                  concerns related to management transitions; and

•                  delisting from The NASDAQ Capital Market.

Any of these events may cause the price of our shares to fall, which may adversely affect our business and financing opportunities.  In addition, the stock market in general and the market prices for biotechnology companies in particular have experienced significant volatility recently that often has been unrelated to the operating performance or financial conditions of such companies.  These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our operating performance or prospects.

The sale of our common stock through future equity offerings may cause dilution and could cause the price of our common stock to decline.

Since January 2014, we have sold (i) an aggregate of approximately $5,449,973 of shares of common stock pursuant to our ATM through March 31, 2014, and (ii) we sold an aggregate of approximately $1,948,664 of shares of our common stock to Lincoln Park pursuant to the Lincoln Park Equity Line through June 26, 2014.  During 2013, we sold (i) an aggregate of approximately $5,226,496 of shares of common stock pursuant to our ATM through December 31, 2013, and (ii) in August 2013, we sold 1,500,000 shares of common stock and warrants to purchase up to 1,500,000 shares of common stock under a Form S-1 registration statement and pursuant to a prospectus supplement first made available on August 14, 2013.  The ATM, which as of March 31, 2014 had remaining capacity of approximately $9,623,531, permits us to sell our common stock from time to time under a registration statement on Form S-3 filed in July 2011, pursuant to which we registered $100,000,000 of our securities for public sale.  Additionally,  pursuant to the Lincoln Park Equity Line we may direct Lincoln Park to purchase up to $15,000,000 worth of shares of our common stock over a 30-month period generally in amounts up to 50,000 shares of our common stock. However, there are certain factors, such as volume of trading in our common stock, our stock price and the ability to terminate the agreement with notice, which limit the amount that can be raised in a short period of time through the ATM.

Sales of our common stock offered through future equity offerings may result in substantial dilution to the interests of other holders of our common stock.  The sale of a substantial number of shares of our common stock to investors, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Eastern Capital Limited holds a large percentage of our outstanding capital stock and has significant influence over the outcome of corporate actions requiring shareholder approval; and such shareholder’s priorities for our business may be different from other shareholders.

All of the accumulated dividends in Series B-1 non-voting preferred stock and outstanding Series B-2 voting preferred stock, representing a significant amount of our outstanding capital stock on a fully-converted basis, are held by Eastern Capital Limited (Eastern Capital).  The accumulated dividends in our Series B-1 non-voting preferred stock are exchangeable for shares of Series B-2 voting preferred stock and, in March 2017, are convertible into shares of our common stock.  Based solely on the number of shares of Series B-2 preferred stock that Eastern Capital held as of March 31, 2014, Eastern Capital has beneficial ownership of approximately nine percent (9%) (calculated on an as converted to common stock basis and excluding any shares that will accrue as a dividend on the shares of Series B-2 preferred) of our voting securities based on the approximately 6,245,377 shares of common stock and Series B-2 preferred stock outstanding as of March 31, 2014.  Furthermore, in connection with the March 2012 financing, we amended our Shareholder Rights Plan described below under “Description of Capital Stock” to allow Eastern Capital to acquire beneficial ownership of up to 49.9% of the Company’s outstanding securities without being deemed an “Acquiring Person” for purposes of our Shareholder Rights Plan.  As a result of their current ownership and their ability to acquire more of our securities, they will be able to significantly influence the outcome of any financing transaction or other matter submitted to our shareholders for approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transaction.  The interests of Eastern Capital may differ from the interests of our other shareholders.  For example, Eastern Capital could delay or prevent a change of control of the Company even if such a change of control would benefit our other shareholders.  The significant concentration of stock ownership may adversely affect the trading price of our common stock due to our investors’ perception that conflicts of interest may exist or arise.

In addition, the shares of Series B-1 preferred stock and the shares of Series B-2 preferred stock which may be issued upon exchange of the shares of Series B-1 preferred stock have certain rights, preferences and privileges that rank senior to the shares of our common stock.  For example, the shares of Series B-1 preferred stock and Series B-2 preferred stock are entitled to receive a liquidation preference prior to any payment being made to holders of common stock upon a voluntary or involuntary liquidation, dissolution or winding up of the Company, or, in certain cases, if we experience a change of control.  Furthermore, if the shares of Series B-1 preferred stock are never exchanged for shares of Series B-2 preferred stock and/or converted into shares of our common stock, at any time after March 2017, we may be required to redeem the then outstanding shares of Series B-1 preferred stock and any dividend shares accrued thereon at a price equal to the greater of (A) $3,250 (subject to adjustments for stock splits and similar events) plus all accrued dividends and (B) the then fair market value of a share of common stock multiplied by the number of shares of common stock into which such share of Series B-1 preferred stock is then convertible.  Such redemption would be completed in three annual installments beginning not more than 120 days after we receive a request for redemption.  The requirement for us to redeem Eastern Capital’s shares of Series B-1 preferred stock in cash could diminish our working capital, the consequences of which could have a material adverse effect on our business, operating results, financial condition and prospects.

Our corporate documents and Michigan law contain provisions that may make it more difficult for us to be acquired.

Our Board of Directors (Board) has the authority, without shareholder approval, to issue additional shares of preferred stock and to fix the rights, preferences, privileges and restrictions of these shares without any further vote or action by our shareholders.  Michigan law contains a provision that makes it more difficult for a 10% shareholder, or its officers, to acquire a company.  This authority, together with certain provisions of our charter documents, may have the effect of making it more difficult for a third party to acquire, or of discouraging a third-party from attempting to acquire, control of our company.  This effect could occur even if our shareholders consider the change in control to be in their best interest.  We have adopted a shareholder rights plan, the purpose of which is, among other things, to enhance our Board’s ability to protect shareholder interests and to ensure that shareholders receive fair treatment in the event any coercive takeover attempt of our company is made in the future.  The shareholder rights plan could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, our company or a large block of our company’s common stock.

DIVIDEND POLICY

We have never declared dividends on our common stock, and currently do not plan to declare dividends on shares of our common stock in the foreseeable future.  We expect to retain our future earnings, if any, for use in the operation and expansion of our business.  Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of our Board and will depend upon such factors as earnings levels, capital requirements, our overall financial condition and any other factors deemed relevant by our Board.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $3,586,000 from this offering after deducting sales agent commissions and estimated offering expenses payable by us of approximately $214,000.  The principal purposes of this offering are to obtain additional capital to support commercialization of our marketed products and fund the development costs associated with our Phase 2b ixCELL-DCM clinical trial of ixmyelocel-T for the treatment of advanced heart failure due to ischemic dilated cardiomyopathy and our preclinical studies, as well as for working capital and general corporate purposes, including funding the costs of operating as a public company.

We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures.  As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds as described above, we expect to invest the net proceeds in highly liquid investments.

We will be required to raise substantial additional capital to continue to fund the clinical development of our cell therapy applications.  We may raise additional capital through additional public or private financings, as well as collaborative relationships, incurring debt and other available sources.  Please see the discussion of the risks associated with our liquidity in the section “Risk Factors.”

DILUTION

Our net tangible book value as of March 31, 2014 was approximately $3,769,000, or $0.60 per share of common stock. Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of shares of common stock outstanding. After giving effect to the sale by us of the full $3,800,000 of common stock that may be offered in this offering at an assumed offering price of $4.18 per share, which was the closing price of our common stock on The NASDAQ Capital Market on June 26, 2014, and after deducting estimated offering commissions and expenses payable by us, our as-adjusted net tangible book value as of March 31, 2014 would have been approximately $7,355,000, or $1.03 per share of common stock. This represents an immediate increase in the net tangible book value of $0.43 per share to our existing stockholders and an immediate and substantial dilution in net tangible book value of $3.15 per share to new investors. The following table illustrates this hypothetical per share dilution:

Assumed offering price per share		$4.18
Net tangible book value per share as of March 31, 2014	$0.60
Increase per share attributable to new investors	$0.43
As-adjusted net tangible book value per share after this offering		$1.03
Net dilution per share to new investors		$3.15

The table above assumes for illustrative purposes that an aggregate of 909,091 shares of our common stock are sold at a price of $4.18 per share, the last reported sale price of our common stock on The NASDAQ Capital Market on June 26, 2014, for aggregate gross proceeds of $3,800,000. The shares sold in this offering, if any, will be sold from time to time at various prices. An increase of $1.00 per share in the price at which the shares are sold from the assumed offering price of $4.18 per share shown in the table above, assuming all of our common stock in the aggregate amount of $3,873,201 is sold at that price, would increase our adjusted net tangible book value per share after the offering to $1.05 per share and would increase the dilution in net tangible book value per share to new investors in this offering to $4.13 per share, after deducting commissions and estimated aggregate offering expenses payable by us. A decrease of $1.00 per share in the price at which the shares are sold from the assumed offering price of $4.18 per share shown in the table above, assuming all of our common stock in the aggregate amount of $3,800,000 is sold at that price, would decrease our adjusted net tangible book value per share after the offering to $0.99 per share and would decrease the dilution in net tangible book value per share to new investors in this offering to $2.19 per share, after deducting commissions and estimated aggregate offering expenses payable by us. This information is supplied for illustrative purposes only.

PLAN OF DISTRIBUTION

We have entered into an At Market Issuance Sales Agreement with MLV & Co. LLC (formerly McNicoll Lewis & Vlak), or MLV, dated June 16, 2011, as amended by Amendment No. 1 on November 29, 2013. Under the Sales Agreement, we have sold common stock for an aggregate of approximately $10,676,469 through the date of the filing of this prospectus supplement.  Pursuant to Amendment No. 1 we may issue and sell our common stock having aggregate sales proceeds of up to $3,800,000 from time to time through MLV acting as agent and/or principal. The form of Amendment No. 1 was filed as an exhibit to a report filed under the Exchange Act and incorporated by reference in this prospectus supplement. The form of the Sales Agreement was filed as an exhibit to a report filed under the Exchange Act, and is incorporated by reference in this prospectus supplement. The sales, if any, of shares made under the Sales Agreement will be made by any method that is deemed an “at the market offering” as defined in Rule 415 promulgated under the Securities Act, including sales made directly or through The NASDAQ Capital Market, the existing trading market for our common stock, sales made to or through a market maker other than on an exchange or otherwise, in negotiated transactions at market prices, and /or any other method permitted by law. We may instruct MLV not to sell common stock if the sales cannot be effected at or above the price designated by us from time to time. We or MLV may suspend the offering of common stock upon notice and subject to other conditions. As an agent, MLV will not engage in any transactions that stabilize the price of our common stock.

Each time we wish to issue and sell common stock under the Sales Agreement, we will notify MLV of the number of shares to be issued, the dates on which such sales are anticipated to be made, any minimum price below which sales may not be made and other sales parameters as we deem appropriate. Once we have so instructed MLV, unless MLV declines to accept the terms of the notice, MLV has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such shares up to the amount specified on such terms. The obligations of MLV under the sales agreement to sell our common stock are subject to a number of conditions that we must meet.

We will pay MLV commissions for its services in acting as agent in the sale of common stock.  MLV will be entitled to a commission in an amount equal to 3% of the gross proceeds from the sale of common stock offered herby. The following table shows the commissions and proceeds, before our estimated offering expenses, to us, assuming all $3,873,201 of common stock is sold at an assumed price of $4.24 per share, which was the last reported sales price of our common stock on The NASDAQ Capital Market on June 23, 2014:

	Per Share*	Total*
Public offering price	$4.18	$3,800,000
Sales agent commissions **	$0.13	$114,000
Proceeds, before expenses, to us	$4.05	$3,686,000

* This is an offering that will be made, if at all, from time to time at the then-prevailing market prices. Therefore, there can be no assurances that the per share or total public offering price, underwriting commissions, and proceeds, before expenses, will be as set forth above.

** Sales agent commissions for sales of our common stock shall be at a fixed commission rate of up to 3% of the gross sales price per share sold.

We estimate that the total expenses for the offering, excluding compensation payable to MLV under the terms of the sales agreement, will be approximately $100,000.

Settlement for sales of common stock will generally occur on the third business day following the date on which any sales are made, or on some other date that is agreed upon by us and MLV in connection with a particular transaction, in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

In connection with the sale of the common stock on our behalf, MLV may, and will with respect to sales effected in an “at the market offering,” be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of MLV may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to MLV against certain civil liabilities, including liabilities under the Securities Act. We have also agreed to reimburse MLV for certain other specified expenses.

The offering of our common stock pursuant to the sales agreement will terminate upon the earlier of (i) the sale of all of our common stock provided for in this prospectus supplement or (ii) termination of the sales agreement as provided therein.

MLV and its affiliates may in the future provide various investment banking and other financial services for us and our affiliates, for which services they may in the future receive customary fees. To the extent required by Regulation M, MLV will not engage in any market making activities involving our common stock while the offering is ongoing under this prospectus supplement.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus supplement will be passed upon for us by Dykema Gossett PLLC, Ann Arbor, Michigan, acting as special counsel to the Company. MLV is being represented in connection with this offering by LeClairRyan, A Professional Corporation, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited special purpose combined financial statements of the Cell Therapy and Regenerative Medicine Business, a product portfolio of Sanofi, included as Exhibit 99.1 to Aastrom Biosciences Inc.’s Current Report on Form 8-K dated June 2, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. These documents also may be accessed through the SEC’s electronic data gathering, analysis and retrieval system, or EDGAR, via electronic means, including the SEC’s home page on the Internet (www.sec.gov).

This prospectus supplement is part of a registration statement we filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus supplement does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we filed with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statements, exhibits and schedules are available at the SEC’s public reference room or through its website.

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus supplement and the accompanying prospectus any future documents filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus supplement and prior to the termination of the offering.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference herein is deemed to be part of this prospectus supplement, except for any information superseded by information in this prospectus supplement or in our subsequently filed Exchange Act documents. This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us, our business and our finances. We incorporate by reference the documents listed below:

•                  our quarterly report on Form 10-Q for the period ended March 31, 2014, filed with the SEC on May 15, 2014;

•                  our annual report on Form 10-K for the period ended December 31, 2013, filed with the SEC on March 13, 2014;

•                  our current reports on Form 8-K, filed with the SEC on April 1, 2014, April 23, 2014, May 1, 2014, May 9, 2014, May 12, 2014, June 2, 2014, as amended on June 16, 2014, June 4, 2014 and June 16, 2014, respectively (excluding any information furnished in such report under Item 2.02, Item 7.01 or Item 9.01);

•                  our definitive Proxy Statement on Schedule 14A for the Annual Meeting of Shareholders, filed with the SEC on March 31, 2014.

•                  the description of the rights to purchase shares of our Series A Junior Participating Cumulative Preferred Stock contained in the Registration Statement on Form 8-A, filed with the SEC on August 12, 2011, including any amendment or report for the purpose of updating such description; and

•                  the description of our common stock contained in our registration statement on Form S-1, which was filed with the SEC on November 1, 1996, including any amendment or report filed for the purpose of updating such description.

All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any report or document that is not deemed filed under such provisions, (i) on or after the date of filing of the registration statement containing this prospectus supplement and prior to the effectiveness of the registration statement and (ii) on or after the date of this prospectus supplement until the earlier of the date on which all of the securities registered hereunder have been sold or the registration statement of which this prospectus supplement is a part has been withdrawn, shall be deemed incorporated by reference in this prospectus supplement and to be a part of this prospectus supplement from the date of filing of those documents.

Pursuant to Rule 412 under the Securities Act, any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of any or all of these filings, at no cost, by writing to us at: Aastrom Biosciences, Inc., 24 Frank Lloyd Wright Drive, Lobby K, Ann Arbor, Michigan 48105, Attention: Investor Relations, or by telephoning us at (800) 556-0311.  These filings may also be obtained through our website located at http://www.aastrom.com.  The reference to our website is intended to be an inactive textual reference and, except for the documents incorporated by reference as noted above, the information on, or accessible through, our website is not intended to be part of this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement.  We have not authorized anyone else to provide you with different information.  You should not assume that information in this prospectus or any supplement is accurate as of any date other than the date on the front of these documents.

We advise that there have been no material changes in our affairs that have occurred since the end of the latest fiscal period for which audited consolidated financial statements were included in the latest Form 10-K and that have not been described in a Form 8-K filed under the Exchange Act.

GLOSSARY

TERM	DEFINITION

Adverse Event

Any adverse change in health or “side-effect” that occurs in a person participating in a clinical trial, from the time they consent to joining the trial until a pre-specified period of time after their treatment has been completed.

Allograft	A tissue graft transferred from one individual, a donor, to another, the recipient.

Arthroscopy

A minimally invasive surgical procedure on a joint, in which an examination and sometimes treatment of damage is performed using an arthroscope, an instrument that is inserted into the joint through a small incision (also referred to as arthroscopic surgery).

Autograft	A tissue graft transferred from one part of the patient’s body to another part.

Autologous (Patient Specific)	Originating from the patient receiving treatment. (Aastrom uses only autologous cells).

Bioabsorbable Type I/IIIa Collagen Membrane	Natural tissue derived acellular matrix which provides temporary structural support for cell growth and differentiation.

BLA — Biologics License Application	An application containing product safety, efficacy and manufacturing information required by the FDA to market biologics products in the United States.

CLI — Critical Limb Ischemia	A vascular disease characterized by insufficient blood flow in the lower extremities that causes severe pain, tissue loss or both.

Chemistry, Manufacturing, and Control	The composition, manufacture, and control of the drug substance and the drug product. It is information on the identification, quality, purity, and strength of the investigational product.

Chondral Defects	Damaged cartilage.

Chondrocyte	Cells responsible for production and maintenance of cartilage tissue; embedded within the cartilaginous matrix, which they produce.

Chondroplasty	Surgical removal of a small area of cartilage, intended to allow healthy cartilage to grow in its place.

Controlled Clinical Trial

A clinical study that compares patients receiving a specific treatment to patients receiving an alternate treatment for the condition of interest. The alternate treatment may be another active treatment, standard of care for the condition and/or a placebo (inactive) treatment.

TERM	DEFINITION

DCM — Dilated Cardiomyopathy	A chronic cardiac disease where expansion of the patient’s heart reduces the pumping function to a point that the normal circulation of blood cannot be maintained.

Debridement	The medical removal of dead, damaged, or infected tissue to improve the healing potential of the remaining healthy tissue.

Drilling/Abrasion Arthroplasty

Procedures used to treat focal articular cartilage defects through generation of a biomechanically inferior scar tissue. Both surgical procedures perforate the subchondral bone, inducing formation of a blood clot in the defect space, ultimately producing scar tissue.

Double-Blind Clinical Trial	Clinical trials in which neither the patient nor the physician know if the patient received the experimental treatment or a control/placebo.

FDA — Food & Drug Administration

The U.S. FDA ensures that medicines, medical devices, and radiation-emitting consumer products are safe and effective. Authorized by Congress to enforce the Federal Food, Drug, and Cosmetic Act and several other public health laws, the agency monitors the manufacture, import, transport, storage, and sale of $1 trillion worth of goods annually.

Fibrin Glue

A formulation used to create a fibrin clot. It is made up of fibrinogen and thrombin that are applied to the tissue sites to glue them together. Thrombin is an enzyme and converts fibrinogen into fibrin monomers between 10 and 60 seconds giving rise to a three-dimensional gel.

GMP — Good Manufacturing Practice

GMP regulations require that manufacturers, processors, and packagers of drugs, medical devices, some food, and blood take proactive steps to ensure that their products are safe, pure, and effective. GMP regulations require a quality approach to manufacturing, enabling companies to minimize or eliminate instances of contamination, mix-ups, and errors.

Hematopoietic Stem Cells

Stem cells that give rise to all the blood cell types including myeloid (monocytes and macrophages, neutrophils, basophils, eosinophils, erythrocytes, megakaryocytes/platelets, dendritic cells), and lymphoid lineages (T-cells, B-cells, NK-cells).

Hyaline Cartilage

Transparent cartilage which lines the articular surfaces of the long bones. It is composed of type II collagen and aggreccan, biochemical components which convey the unique biomechanical characteristics of hyaline cartilage.

IMPACT-DCM	Our U.S. Phase 2 dilated cardiomyopathy clinical trial.

TERM	DEFINITION

IND — Investigational New Drug	An application submitted to the FDA for a new drug or biologic that, if allowed, will be used in a clinical trial.

Ischemia	A shortage or inadequate flow of blood to a body part (commonly an organ or tissue) caused by a constriction or obstruction of the blood vessels supplying it.

Keratinocyte	The predominant cell type in the epidermis, the outermost layer of skin, constituting 90% of the cells found there.

LVEF — Left Ventricular Ejection Fraction	The fraction of blood pumped out of the left ventricle with each heart beat.

M2 Anti-inflammatory Macrophages	Specialized blood cells that remove damaged tissue and bacteria and secrete anti-inflammatory factors.

Mesenchymal Stromal Cells	Connective tissue cells that, in the case of bone marrow derived MSC, function to support blood forming cells and secrete anti-inflammatory factors.

Mini-arthrotomy	Small surgical incision, approximately two inches, used to expose a small portion of the articular surface of the knee joint for cartilage repair.

Open-label Clinical Trial	A trial in which both the treating physician and the patient know whether they are receiving the experimental treatment or control/placebo treatment.

Orphan Drug Designation

“Orphan drug” refers to a drug or biologic that is intended for use in the treatment of a rare disease or condition. Orphan drug designation from the U.S. Food and Drug Association (FDA) qualifies the sponsor to receive certain benefits from the Government in exchange for developing the drug for a rare disease or condition. The drug must then go through the FDA marketing approval process like any other drug or biologic which evaluates for safety and efficacy. Usually a sponsor receives a quicker review time and lower application fees for an orphan product.

Osteochondral	A characterization of defects that are areas of damage to the articulating surface of a joint, having damage to both the articular cartilage and the subjacent bone.

Periosteum	A membrane that covers the outer surface of all bones.

Phase 1 Clinical Trial	A Phase 1 trial represents an initial study in a small group of patients to test for safety and other relevant factors.

Phase 2 Clinical Trial	A Phase 2 trial represents a study in a moderate number of patients to assess the safety and efficacy of a product.

TERM	DEFINITION

Phase 2b Clinical Trial	A Phase 2b trial is a moderately-sized Phase 2 trial that is more specifically designed assess the efficacy of a product than a Phase 2a trial.

Phase 3 Clinical Trial	Phase 3 studies are initiated to establish safety and efficacy in an expanded patient population at multiple clinical trial sites and are generally larger than trials in earlier phases of development.

Prospective Clinical Trial	A clinical trial in which participants are identified and then followed throughout the study going forward in time.

Randomized Clinical Trial	A clinical trial in which the participants are assigned randomly to different treatment groups.

Somatic Cell	Any of the cells responsible for forming the body of an organism such as internal organs, bones, skin, connective tissues and blood.

Stem Cell

Unspecialized (undifferentiated) cells that retain the ability to divide throughout a lifetime and give rise to more specialized (differentiated) cells which take the place of cells that die or are lost. In culture, these undifferentiated cells possess the ability to divide for indefinite periods in culture and may give rise to highly specialized cells.

PROSPECTUS

$100,000,000

AASTROM BIOSCIENCES, INC.

Common Stock

Preferred Stock

Debt Securities

Warrants

Units

We may from time to time issue, in one or more series or classes, up to $100,000,000 in aggregate principal amount of our common stock, preferred stock, debt securities, warrants and/or units. We may offer these securities separately or together in units. We will specify in the accompanying prospectus supplement the terms of the securities being offered. We may sell these securities to or through underwriters and also to other purchasers or through agents. We will set forth the names of any underwriters or agents, and any fees, conversions, or discount arrangements, in the accompanying prospectus supplement. We may not sell any securities under this prospectus without delivery of the applicable prospectus supplement.

You should read this document and any prospectus supplement or amendment carefully before you invest.

Our common stock is traded on the Nasdaq Capital Market under the symbol “ASTM.” On June 15, 2011, the closing price for our common stock was $2.52 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in this prospectus beginning on page 10 and any applicable prospectus supplement, and under similar headings in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is July 18, 2011.

PROSPECTUS SUMMARY

RISK FACTORS

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

HOW WE INTEND TO USE THE PROCEEDS

PLAN OF DISTRIBUTION

CERTAIN PROVISIONS OF MICHIGAN LAW AND OF OUR CHARTER AND BYLAWS, TRANSFER AGENT AND REGISTRAR

THE SECURITIES WE MAY OFFER

LEGAL MATTERS

EXPERTS

INCORPORATION BY REFERENCE

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

You may rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of the securities means that the information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation to buy the securities in any circumstances under which the offer or solicitation is unlawful.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It may not contain all of the information that is important to you. You should read the entire prospectus carefully, especially the discussion regarding the risks of investing in our securities under the heading “Risk Factors,” before investing in our securities. In this prospectus, “Aastrom,” “we,” “us,” and “our” refer to Aastrom Biosciences, Inc. Please refer to our Glossary at the end of this Prospectus for certain industry-specific and technical definitions.

Business

Overview

We were incorporated in 1989 and are developing expanded patient specific mixed cellular therapies for use in the treatment of severe, chronic ischemic cardiovascular diseases. Ixmyelocel-T (the new generic name for our cell therapy approved in March 2011) is a disease modifying therapy with multi-functional properties including: tissue remodeling, immuno-modulation and the promotion of angiogenesis, which is targeted to address the multiple underlying causes of many severe, chronic cardiovascular diseases such as critical limb ischemia (CLI). Our proprietary cell-manufacturing technology enables the manufacture of cell therapies expanded from a patient’s own bone marrow and delivered directly to damaged tissues. Preclinical and interim clinical data suggest that ixmyelocel-T may be effective in treating patients with severe, chronic ischemic cardiovascular diseases such as CLI. Preliminary data utilizing ixmyelocel-T in dilated cardiomyopathy (DCM) have also shown safety as well as provided indications of efficacy. Nearly 200 patients have been treated in recent clinical trials using ixmyelocel-T (over 400 patients safely treated since our inception) with no treatment related serious adverse events.

Our technology is a patient specific, expanded multi-functional cell therapy developed using our proprietary, automated processing system to produce human cell products for clinical use. The Aastrom process enhances bone marrow mononuclear cells by expanding the mesenchymal stromal cells and alternatively activated macrophages while retaining many of the hematopoietic cells. The manufacture of our expanded, patient specific cell therapies is done under current Good Manufacturing Practices (cGMP) and current Good Tissue Practices (cGTP) guidelines required by the U.S. Food and Drug Administration (FDA).

Our expanded, patient specific multi-functional cellular therapies have several features that we believe are critical for success in treating patients with severe, chronic cardiovascular diseases:

Safe — our bone marrow-derived, expanded, patient specific cellular therapy leverages decades of scientific and medical experience, as bone marrow and bone marrow-like therapies have been used safely and efficaciously in medicine for over three decades.

Autologous (patient specific) — we start with the patient’s own cells, which are accepted by the patient’s immune system allowing the cells to differentiate and integrate into existing functional tissues, and we believe provides long-term engraftment and repair.

Expanded — we begin with a small amount of bone marrow from a patient (approximately 50 ml) and significantly expand the number of certain cell types, primarily CD90+ mesenchymal cells, CD14+ monocytes and alternatively activated macrophages to far more than are present in the patient’s own bone marrow (up to 300 times the number of these cells compared with the starting bone marrow aspirate).

A mixture of cell types — we believe our proprietary mixture of cell types, which are normally found in bone marrow, but in different quantities, possess multiple activities required for tissue remodeling, immuno-modulation and the promotion of angiogenesis.

Minimally invasive — our procedure for taking bone marrow (an “aspirate”) can be performed in an out-patient setting and takes approximately 15 minutes. For diseases such as CLI, the administration of our therapy can be performed in an out-patient setting in a one-time, approximately 20 minute procedure. We are also pursuing a minimally invasive approach to cell delivery in other severe, chronic ischemic cardiovascular diseases such as DCM.

Our cell therapies are produced at our cell manufacturing facility in the United States, located at our headquarters in Ann Arbor, Michigan.

Clinical Development Programs

Our clinical development programs are focused on advancing therapies for unmet medical needs in severe, chronic ischemic cardiovascular diseases. We have completed our Phase 2b clinical trial in CLI and we expect it to advance to a Phase 3 development program in 2011. Our CLI development program has received Fast Track Designation from the FDA. Our DCM program is in early Phase 2 clinical development and is focused on achieving proof of concept in this indication. Our DCM development program has received Orphan Disease Designation from the FDA.

Results to date in our clinical trials may not be indicative of results obtained from subsequent patients enrolled in those trials or from future clinical trials. Further, our future clinical trials may not be successful or we may not be able to obtain the required Biologic License Application (BLA) approval to commercialize our products in the United States in a timely fashion, or at all. See “Risk Factors” contained in this prospectus beginning on page 10.

Critical Limb Ischemia

Background

CLI is the most serious and advanced stage of peripheral arterial disease (PAD). PAD is a chronic atherosclerotic disease that progressively restricts blood flow in the limbs and can lead to serious medical complications. This disease is often associated with other clinical conditions including hypertension, cardiovascular disease, hyperlipidemia, diabetes, obesity and stroke. CLI is used to describe patients with the most severe forms of PAD: those with chronic ischemia-induced pain (even at rest), ulcers, tissue loss or gangrene in the limbs, often leading to amputation and death. CLI leads to more than 160,000 amputations per year. The one-year and four-year mortality rates for no-option CLI patients that progress to amputation are approximately 25% and 70%, respectively. Our disease modifying therapy with multi-functional properties has shown significant promise in the treatment of CLI.

Clinical Programs

Our U.S. Phase 2b RESTORE-CLI program was a multi-center, randomized, double-blind, placebo controlled clinical trial. This clinical trial was designed to evaluate the safety and efficacy of ixmyelocel-T in the treatment of patients with CLI. It was the largest multi-center, randomized, double-blind, placebo-controlled cellular therapy study ever conducted in CLI patients. We completed enrollment of this trial in February 2010 with a total of 86 patients at 18 sites across the United States, with the last patient being treated in March 2010. These patients were followed for a period of 12 months following treatment. In addition to assessing the safety of our product, efficacy endpoints include amputation-free survival, time to first occurrence of treatment failure (defined as major amputation, all-cause mortality, doubling in wound size and de novo gangrene), major amputation rates, level of amputation, complete wound healing, patient quality of life and pain scores.

Results to date include two planned interim analyses and a final top-line analysis. In June 2010, we reported results at the Society of Vascular Surgery Meeting. This interim analysis included the six month results for 46 patients enrolled in the trial. The results included the finding that amputation free survival, defined as time to major amputation or death, was statistically significant in favor of our therapy (p=0.038). Additionally, statistical analysis revealed a significant increase in time to treatment failure (e.g., major amputation, doubling in wound size de novo gangrene, or death) (log-rank test, p=0.0053). Other endpoints measured (e.g., major amputation rate, complete wound healing, change in Wagner wound scale) showed encouraging trends, but had not reached statistical significance at the interim analysis. The primary purpose of the interim analysis was to assess performance of our therapy and, if positive, to help plan the Phase 3 program. In June 2010 we held discussions with the FDA, which confirmed the appropriateness of using amputation free survival as a primary endpoint for our planned Phase 3 program.

In November 2010, we presented six-month data on all 86 patients enrolled in the trial at the VEITHsymposium™ non-CME satellite session. Results of this analysis showed that the study achieved both its primary safety endpoint and primary efficacy endpoint of time to first occurrence of treatment failure. The findings related to time to first occurrence of treatment failure were statistically significant (p=0.0132). Further analyses show a clinically meaningful reduction of 56% in treatment failure events. Analysis of the data for amputation-free survival, a secondary endpoint which the study was not powered to demonstrate, showed a clinically meaningful reduction in event rates of 24%, but did not show statistical significance (p=0.5541).

In June 2011, we announced final top-line results from all 86 patients enrolled in the trial. Results of this analysis showed that the trial met its primary safety and efficacy endpoints, demonstrating a statistically significant improvement in the time to first occurrence of treatment failure at 12 months. We plan to present the full data from the RESTORE-CLI trial at an appropriate medical meeting in the fourth quarter of 2011.

We continue to make progress towards the Phase 3 clinical development program in CLI. In October 2010, we announced that the FDA had granted Fast Track Designation for the use of our multi-functional cellular therapy for the CLI indication. The Fast Track program is designed to facilitate the development and expedite the review of new drugs and biologics, intended to treat serious or life-threatening conditions that demonstrate the potential to address unmet medical needs. During June 2010 discussions with the FDA, Aastrom was encouraged to use the Special Protocol Assessment (SPA) process for the Phase 3 program. In October 2010, we submitted two SPA requests to the FDA, one for a “no option” patient population and another for a “poor option” patient population. The no option SPA request focuses on patients that have exhausted all other treatment options with the exception of amputation. The poor option SPA request focuses on patients that have not yet exhausted all other treatment options; however the options available are associated with poor outcomes. We expect to have the no option and poor option agreements on the SPA’s completed in the third quarter of 2011.

Dilated Cardiomyopathy

Background

DCM is a severe, chronic cardiovascular disease that leads to enlargement of the heart, reducing the pumping function of the heart to the point that blood circulation is impaired. Patients with DCM typically present with symptoms of congestive heart failure, including limitations in physical activity and shortness of breath. There are two types of DCM: ischemic and non-ischemic. Ischemic DCM, the most common form, is associated with atherosclerotic cardiovascular disease. Among other causes, non-ischemic DCM can be triggered by toxin exposure, virus or genetic diseases. Patient prognosis depends on the stage and cause of the disease but is typically characterized by a high mortality rate. Other than heart transplantation or ventricular assist devices, there are currently no effective treatment options for end-stage patients with this disease. According to the book, Heart Failure: A Combined Medical and Surgical Approach (2007), DCM affects 200,000-400,000 patients in the United States alone.

In February 2007, the FDA granted Orphan Drug Designation to our investigational therapy for the treatment of DCM. Our DCM development program is currently in Phase 2 and we have two ongoing U.S. Phase 2 trials investigating surgical and catheter-based delivery for our product in the treatment of DCM.

Surgical Trial Program — DCM

In May 2008, the FDA activated our investigational new drug application (IND) for surgical delivery of our therapy. The 40-patient U.S. IMPACT-DCM clinical trial began with the treatment of the first patient in November 2008. This multi-center, randomized, controlled, prospective, open-label, Phase 2 study was designed to include 20 patients with ischemic DCM and 20 patients with non-ischemic DCM. We completed enrollment of the 40 patients in the IMPACT-DCM clinical trial in January 2010 and the final patient was treated in March 2010. Participants in the IMPACT-DCM clinical trial were required to have New York Heart Association (NYHA) functional class III or IV heart failure, a left ventricular ejection fraction (LVEF) of less than or equal to 30% (60-75% is typical for a healthy person), and meet other eligibility criteria, including optimized medical therapy. Patients were randomized in an approximate 3:1 ratio of treatment to control group. Patients in the treatment group received our therapy through direct injection into the heart muscle during minimally invasive-surgery (involving a chest incision of approximately 2 inches). The primary objective of this study is to assess the safety of ixmyelocel-T in patients with DCM. Efficacy measures include cardiac dimensions and tissue mass, cardiac function (e.g. cardiac output, LVEF, cardiopulmonary exercise testing parameters), cardiac perfusion and viability, as well as other efficacy endpoints. NYHA functional class and quality of life are also assessed. Patients were followed for 12 months post-treatment.

Six-month data from the IMPACT-DCM interim analysis were presented at The Sixth International Conference on Cell Therapy for Cardiovascular Disease on January 20, 2011. Results indicated that ixmyelocel-T is safe and showed that serious adverse events were associated with the surgical procedure and not the cellular therapy. Adverse events after the initial peri-operative period were roughly equal between the control and treatment groups. Efficacy findings include positive trends in quality of life and functional and structural parameters in the treatment group as compared with the control group. We expect to report 12-month data from the IMPACT-DCM clinical study in the third quarter of 2011.

Catheter Trial Program — DCM

In November 2009, the FDA activated our second IND to allow for the evaluation of our therapy delivered by a percutaneous direct catheter injection as opposed to surgically. The Catheter-DCM clinical trial is designed to explore catheter-based delivery of ixmyelocel-T to treat DCM patients. This multi-center, randomized, controlled, prospective, open-label, Phase 2 study enrolled approximately 11 patients with ischemic DCM and 10 patients with non-ischemic DCM at clinical sites across the United States. Participants met the same criteria as stated above for the IMPACT-DCM surgical trial. The first patient was enrolled into the trial in April 2010 and enrollment concluded in December 2010 with 21 patients enrolled. We expect to report six-month results from the Catheter-DCM Phase 2 trial in the third quarter of 2011.

Corporate Information

Aastrom was incorporated in 1989 under the laws of the State of Michigan. Our principal executive offices are located at Domino’s Farm, Lobby K, 24 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105 and our mailing address is 24 Frank Lloyd Wright Drive, P.O. Box 376, Ann Arbor, Michigan 48106. Our telephone number is (734) 418-4400. The address of our website is www.aastrom.com. Information contained on or accessible through our website is not part of this prospectus.

About this Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a shelf registration process. Under the shelf registration process, we may offer shares of our common stock and preferred stock, various series of debt securities, warrants to purchase any of such securities, and units comprised of any such securities with a total value of up to $100,000,000 from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•                       designation or classification;

•                       aggregate principal amount or aggregate offering price;

•                       maturity;

•                       original issue discount, if any;

•                       rates and times of payment of interest, dividends or other payments, if any;

•                       redemption, conversion, exchange, settlement or sinking fund terms, if any;

•                       conversion, exchange or settlement prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion, exchange or settlement prices or rates and in the securities or other property receivable upon conversion, exchange or settlement;

•                       ranking;

•                       restrictive covenants, if any;

•                       voting or other rights, if any; and

•                       important federal income tax considerations.

A prospectus supplement may include a discussion of risks or other special considerations applicable to us or the offered securities. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you must rely on the information in the prospectus supplement. Please carefully read both this prospectus and any applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s website (www.sec.gov) or at the SEC’s Public Reference Room mentioned under the heading “Where You Can Find More Information.”

We have not authorized any broker-dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and an accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or an accompanying prospectus supplement. This prospectus and an accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy securities, nor do this prospectus and an accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. The information contained in this prospectus and an accompanying prospectus supplement speaks only as of the date set forth on the applicable cover page and may not reflect subsequent changes in our business, financial condition, results of operations and prospects even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

We may sell the securities directly to or through underwriters, dealers or agents. We, and our underwriters or agents, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through underwriters, dealers or agents, we will include in any applicable prospectus supplement:

•                       the names of those underwriters, dealers or agents;

•                       applicable fees, discounts and commissions to be paid to them;

•                       details regarding over-allotment options, if any; and

•                       the net proceeds to us.

Common Stock

As discussed below under the heading “The Securities We May Offer,” we may issue shares of our common stock from time to time. Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. We do not have a classified board of directors and shareholders do not have cumulative voting rights. Holders of common stock have no preemptive, redemption or conversion rights and are not subject to future calls or assessments. No sinking fund provisions apply to our common stock. All outstanding shares are fully-paid and non-assessable. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in assets available for distribution, subject to any prior distribution rights of any preferred stock then outstanding. Holders of common stock are entitled to receive proportionately any such dividends declared by our board of directors, or our Board, out of legally available funds for dividends, subject to any preferences that may be applicable to any shares of preferred stock that may be outstanding at that time. The rights, preferences and privileges of holders of common stock are set forth in our Restated Articles of Incorporation, as amended, or the Charter, which may be amended by the holders of a majority of the outstanding shares of common stock.

Preferred Stock

As discussed below under the heading “The Securities We May Offer,” we may issue shares of our preferred stock from time to time, in one or more series. Under our Charter, our Board has the authority, without further action by shareholders, to designate up to 5,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualification, limitations and restrictions thereon, any or all of which may be greater than the rights of our common stock.

If we issue preferred stock, we will fix the designations, powers, preferences and the relative, participating, optional or other special rights, and any qualification, limitations and restrictions of the shares of each series that we sell under this prospectus and applicable prospectus supplements in the certificate of designations relating to that series. If we issue preferred stock, we will incorporate by reference into the registration statement of which this prospectus is a part the form of any certificate of designations that describes the terms of such series of preferred stock before the issuance thereof. We urge you to read any prospectus supplement related to any series of preferred stock we may offer, as well as the complete certificate of designations that contains the terms of the applicable series of preferred stock.

Debt Securities

As discussed below under the heading “The Securities We May Offer,” we may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. Unless we give you different information in the applicable prospectus supplement, (i) the debt securities will be unsecured, (ii) the senior debt securities will be unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness, and (iii) the subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all or some portion of our indebtedness. Any convertible debt securities that we issue will be convertible into or exchangeable for our common stock or other securities of ours. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

If we issue debt securities, they will be issued under one or more documents called indentures, which are contracts between us and a trustee for the holders of the debt securities. We urge you to read any prospectus supplement related to the series of debt securities being offered, as well as the complete indenture that contains the terms of the debt securities. If we issue debt securities, indentures and forms of debt securities containing the terms of such debt securities will be incorporated by reference into the registration statement of which this prospectus is a part from other filings we would make with the SEC.

Warrants

As discussed below under the heading “The Securities We May Offer,” we may issue warrants for the purchase of common stock, preferred stock, debt securities and/or units (as described below) in one or more series, from time to time. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from those securities.

If we issue warrants, they will be evidenced by warrant agreements or warrant certificates issued under one or more warrant agreements, which are contracts between us and an agent for the holders of the warrants. We urge you to read any prospectus supplement related to any series of warrants we may offer, as well as the complete warrant agreement and warrant certificate that contain the terms of the warrants. If we issue warrants, forms of warrant agreements and warrant certificates relating to such warrants will be incorporated by reference into the registration statement of which this prospectus is a part from other filings we would make with the SEC.

Units

As discussed below under the heading “The Securities We May Offer,” we may issue units comprised of shares of common stock, shares of preferred stock, debt securities and warrants in any combination. We may issue units in such amounts and in as many distinct series as we wish.

If we issue units, they will be issued under one or more unit agreements to be entered into between us and a bank or other financial institution, as unit agent. We urge you to read any prospectus supplement related to any series of units we may offer, as well as the complete unit agreement and unit certificate that contain the terms of the units. If we issue units, forms of unit agreements and unit certificates relating to such units will be incorporated by reference into the registration statement of which this prospectus is a part from other filings we would make with the SEC.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described below and in the documents incorporated by reference in this prospectus and any prospectus supplement, as well as other information we include or incorporate by reference into this prospectus and any applicable prospectus supplement, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by the materialization of any of these risks. The trading price of our securities could decline due to the materialization of any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and in the documents incorporated herein by reference, including (i) our Transition Report on Form 10-KT for the transition period from July 1, 2010 to December 31, 2010, (ii) our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 and (iii) other documents we file with the SEC that are deemed incorporated by reference into this prospectus.

Risks Related to our Business

Our past losses and expected future losses cast doubt on our ability to operate profitably.

We were incorporated in 1989 and have experienced substantial operating losses since inception. As of March 31, 2011, we have incurred a cumulative net loss totaling approximately $226,200,000, and we have continued to incur losses since that date. These losses have resulted principally from costs incurred in the research and development (including clinical trials) of our cell culture technologies and our cell manufacturing system, general and administrative expenses, and the prosecution of patent applications. We expect to continue to incur significant operating losses over the next several years and at least until, and probably after, product sales increase, primarily owing to our research and development programs, including preclinical studies and clinical trials, and the establishment of marketing and distribution capabilities necessary to support commercialization efforts for our products. We cannot predict with any certainty the amount of future losses. Our ability to achieve profitability will depend, among other things, on successfully completing the development of our product candidates, timely initiation and completion of clinical trials, obtaining regulatory approvals, establishing manufacturing, sales and marketing arrangements with third parties, maintaining supplies of key manufacturing components, acquisition and development of complementary activities and raising sufficient cash to fund our operating activities. Therefore, we may not be able to achieve or sustain profitability.

We may not be able to raise the required capital to conduct our operations and develop and commercialize our products.

We will require substantial additional capital resources in order to conduct our operations, complete our product development programs, complete our clinical trials needed to market our products (including a Phase 3 clinical trial for CLI), and commercialize these products and cell manufacturing facilities. In order to grow and expand our business, to introduce our new product candidates into the marketplace and to acquire or develop complementary business activities, we will need to raise a significant amount of additional funds. We will also need significant additional funds or a collaborative partner, or both, to finance the research and development activities of our cell product candidates for additional indications. Accordingly, we are continuing to pursue additional sources of financing.

Our future capital requirements will depend upon many factors, including:

•                     continued scientific progress in our research, clinical and development programs;

•                     costs and timing of conducting clinical trials and seeking regulatory approvals;

•                     competing technological and market developments;

•                     avoiding infringement and misappropriation of third-party intellectual property;

•                     obtaining valid and enforceable patents that give us a competitive advantage;

•                     our ability to establish additional collaborative relationships;

•                     our ability to effectively launch a commercial product;

•                     the effect of commercialization activities and facility expansions, if and as required; and

•                     complementary business acquisition or development opportunities.

In November 2010, we terminated the common stock purchase agreement with Fusion Capital Fund II entered into in June 2009. As a result, we no longer have access to the potential funding from Fusion Capital under that agreement. However, we believe that with our existing cash and cash equivalents we will have adequate liquidity to finance our operations, including development of our products and product candidates, through at least December 31, 2011. Absent receipt of proceeds from an equity offering or otherwise, we believe we will have adequate liquidity to finance our operations through at least December 31, 2011. While our budgeted cash usage and operating plan through December 31, 2011 does not currently contemplate taking additional actions to reduce the use of cash over that period, we could, if necessary, delay or forego certain budgeted discretionary expenditures such as anticipated hiring plans or certain non-critical research and development expenditures, as well as slow down or delay certain clinical trial activity (without jeopardizing our pursuit of a Phase 3 clinical trial for CLI) such that we believe that we will have sufficient cash on hand through at least December 31, 2011.

We will need to raise funds in order to complete our product development programs, complete clinical trials needed to market our products (including clinical trials for our CLI and DCM programs), and commercialize these products. Because of our long-term funding requirements, we may try to access the public or private equity markets if conditions are favorable to complete a financing, even if we do not have an immediate need for additional capital at that time, or whenever we require additional operating capital. In addition, we may seek collaborative relationships, incur debt and access other available funding sources. This additional funding may not be available to us on reasonable terms, or at all. Some of the factors that will impact our ability to raise additional capital and our overall success include:

•                     the rate and degree of progress for our product development;

•                     the rate of regulatory approval to proceed with clinical trial programs;

•                     the level of success achieved in clinical trials;

•                     the requirements for marketing authorization from regulatory bodies in the United States and other countries;

•                     the liquidity and market volatility of our equity securities; and

•                     regulatory and manufacturing requirements and uncertainties, technological developments by competitors.

If adequate funds are not available in the future, we may not be able to develop or enhance our products, take advantage of future opportunities, or respond to competitive pressures or unanticipated requirements and we may be required to delay or terminate research and development programs, curtail capital expenditures, and reduce business development and other operating activities. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could have a material adverse effect on our business, operating results, financial condition and prospects.

Failure to obtain and maintain required regulatory approvals would severely limit our ability to sell our products.

We must obtain the approval of the FDA before commercial sales of our cell product candidates may commence in the United States, which we believe will ultimately be the largest market for our products. We will also be required to obtain additional approvals from various foreign regulatory authorities to initiate sales activities of cell products in those jurisdictions. If we cannot demonstrate the safety, purity and potency of our product candidates, including our cell product candidates, produced in our production system, the FDA or other regulatory authorities could delay or withhold regulatory approval of our product candidates.

Finally, even if we obtain regulatory approval of a product, that approval may be subject to limitations on the indicated uses for which it may be marketed. Even after granting regulatory approval, the FDA and regulatory agencies in other countries continue to review and inspect marketed products, manufacturers and manufacturing facilities, which may create additional regulatory burdens. Later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on the product or manufacturer, including a withdrawal of the product from the market. Further, regulatory agencies may establish additional regulations that could prevent or delay regulatory approval of our products.

Our product development programs are based on novel technologies and are inherently risky.

We are subject to the risks of failure inherent in the development of products based on new technologies. The novel nature of our therapeutics creates significant challenges in regard to product development and optimization, manufacturing, government regulation, third party reimbursement and market acceptance. For example, if regulatory agencies have limited experience in approving cellular therapies for commercialization, the development and commercialization pathway for our therapies may be subject to increased uncertainty, as compared to the pathway for new conventional drugs.

Any changes in the governmental regulatory classifications of our products could prevent, limit or delay our ability to market or develop our products.

The FDA establishes regulatory requirements based on the classification of a product. Because our product development programs are designed to satisfy the standards applicable to biological licensure for our cellular products, any change in the regulatory classification or designation would affect our ability to obtain FDA approval of our products. Each of these cell products is, under current regulations, regulated as a biologic, which requires a BLA.

Our inability to complete our product development activities successfully would severely limit our ability to operate or finance operations.

In order to commercialize our cell product candidates in the United States, we must complete substantial clinical trials and obtain sufficient safety, purity and potency results to support required registration approval and market acceptance of our cell product candidates. We may not be able to successfully complete the development of our product candidates, or successfully market our technologies or product candidates. We, and any of our potential collaborators, may encounter problems and delays relating to research and development, regulatory approval and intellectual property rights of our technologies and product candidates. Our research and development programs may not be successful, and our cell culture technologies and product candidates may not facilitate the production of cells outside the human body with the expected results. Our technologies and cell product candidates may not prove to be safe and efficacious in clinical trials, and we may not obtain the requisite regulatory approvals for our technologies or product candidates and the cells produced in such products. If any of these events occur, we may not have adequate resources to continue operations for the period required to resolve any issues delaying commercialization and we may not be able to raise capital to finance our continued operation during the period required for resolution of any such issues.

We must successfully complete our clinical trials to be able to market certain of our products.

To be able to market therapeutic cell products in the United States, we must demonstrate, through extensive preclinical studies and clinical trials, the safety and efficacy of our processes and product candidates. If our clinical trials are not successful, our products may not be marketable. The results of early stage clinical trials do not ensure success in later clinical trials, and interim results are not necessarily predictive of final results.

Our ability to complete our clinical trials in a timely manner depends on many factors, including the rate of patient enrollment. Patient enrollment can vary with the size of the patient population, the proximity of suitable patients to clinical sites, perceptions of the utility of cell therapy for the treatment of certain diseases, and the eligibility criteria for the study. For example, patients enrolling in our studies need to provide an adequate amount of bone marrow to process and expand for injection and some patients may not be able to provide sufficient starting material despite our study inclusion and exclusion criteria designed to prevent this. Bone marrow is an inherently variable starting material. We have experienced delays in patient accrual in our previous clinical trials. If we experience future delays in patient enrollment, we could experience increased costs and delays associated with clinical trials, which would impair our product development programs and our ability to market our products.

Furthermore, the FDA monitors the progress of clinical trials and it may suspend or terminate clinical trials at any time due to patient safety or other considerations.

Our research programs are currently directed at improving product functionality for certain clinical indications, improving product shelf life, and decreasing the cost of manufacturing our products. These production process changes may alter the functionality of our cells and require various additional levels of experimental and clinical testing and evaluation. Any such testing could lengthen the time before these products would be commercially available.

Even if successful clinical results are reported for a product from a completed clinical trial, this does not mean that the results will be sustained over time, or will be sufficient for a marketable or regulatory approvable product.

We will rely on third parties to conduct some of our clinical trials, and their failure to perform their obligations in a timely or competent manner may delay development and commercialization of our product candidates.

We may use clinical research organizations to assist in conduct of our clinical trials. There are numerous alternative sources to provide these services. However, we may face delays outside of our control if these parties do not perform their obligations in a timely or competent fashion or if we are forced to change service providers. Any third party that we hire to conduct clinical trials may also provide services to our competitors, which could compromise the performance of their obligations to us. If we experience significant delays in the progress of our clinical trials, the commercial prospects for product candidates could be harmed and our ability to generate product revenue would be delayed or prevented. In addition, we and any provider that we retain will be subject to Good Clinical Practice, or GCP requirements. If GCP and other regulatory requirements are not adhered to by us or our third-party providers, the development and commercialization of our product candidates could be delayed.

Failure of third parties, including ATEK Medical, LLC, to manufacture or supply certain components, equipment, disposable devices and other materials used in our cell manufacturing process would impair our cell product development.

We rely on third parties, including ATEK Medical, LLC, or ATEK, to manufacture and/or supply certain of our devices/manufacturing equipment and to manufacture and/or supply certain components, equipment, disposable devices and other materials used in our cell manufacturing process to develop our cell products. ATEK is our sole supplier of cell cassettes for which it would be difficult to obtain alternate sources of supply on a short-term basis. If any of our manufacturers or suppliers fails to perform their respective obligations, or if our supply of certain components, equipment, disposable devices and other materials is limited or interrupted, it could impair our ability to manufacture our products, which would delay our ability to conduct our clinical trials or market our product candidates on a timely and cost-competitive basis, if at all.

In addition, we may not be able to continue our present arrangements with our suppliers, supplement existing relationships, establish new relationships or be able to identify and obtain the ancillary materials that are necessary to develop our product candidates in the future. Our dependence upon third parties for the supply and manufacture of these items could adversely affect our ability to develop and deliver commercially feasible products on a timely and competitive basis.

Manufacturing of our cell products in centralized facilities may increase the risk that we will not have adequate quantities of our cell products for clinical programs.

We are subject to regulatory compliance and quality assurance requirements at our production site in Ann Arbor, Michigan. This site could be subject to ongoing, periodic, unannounced inspection by regulatory agencies to ensure strict compliance with GMP regulations and other governmental regulations. We do not have redundant cell manufacturing sites. In the event our cell production facility is damaged or destroyed or is subject to regulatory restrictions, our clinical trial programs and other business prospects would be adversely affected.

Even if we obtain regulatory approvals to sell our products, lack of commercial acceptance could impair our business.

We will be seeking to obtain regulatory approvals to market our cell products for tissue repair treatments. Even if we obtain all required regulatory approvals, we cannot be certain that our products and processes will be accepted in the marketplace at a level that would allow us to operate profitably. Our products may be unable to achieve commercial acceptance for a number of reasons, such as the availability of alternatives that are less expensive, more effective, or easier to use; the perception of a low cost-benefit ratio for the product amongst physicians and hospitals; or an inadequate level of product support from ourselves or a commercial partner. Our technologies or product candidates may not be employed in all potential applications being investigated, and any reduction in applications would limit the market acceptance of our technologies and product candidates, and our potential revenues.

The market for our products will be heavily dependent on third party reimbursement policies.

Our ability to successfully commercialize our product candidates will depend on the extent to which government healthcare programs, such as Medicare and Medicaid, as well as private health insurers, health maintenance organizations and other third party payors will pay for our products and related treatments.

Reimbursement by third party payors depends on a number of factors, including the payor’s determination that use of the product is safe and effective, not experimental or investigational, medically necessary, appropriate for the specific patient and cost-effective. Reimbursement in the United States or foreign countries may not be available or maintained for any of our product candidates. If we do not obtain approvals for adequate third party reimbursements, we may not be able to establish or maintain price levels sufficient to realize an appropriate return on our investment in product development. Any limits on reimbursement from third party payors may reduce the demand for, or negatively affect the price of, our products. For example, in the past, published studies suggested that stem cell transplantation for breast cancer, which constituted a significant portion of the overall stem cell therapy market at the time, may have limited clinical benefit. The lack of reimbursement for these procedures by insurance payors has negatively affected the marketability of our products in this indication in the past.

Managing and reducing health care costs has been a general concern of federal and state governments in the United States and of foreign governments. In addition, third party payors are increasingly challenging the price and cost-effectiveness of medical products and services, and many limit reimbursement for newly approved health care products. In particular, third party payors may limit the indications for which they will reimburse patients who use any products that we may develop. Cost control initiatives could decrease the price for products that we may develop, which would result in lower product revenues to us.

Use of animal-derived materials could harm our product development and commercialization efforts.

Some of the manufacturing materials and/or components we use in, and are critical to, implementation of our technology involve the use of animal-derived products, including fetal bovine serum. Suppliers or regulatory changes may limit or restrict the availability of such materials for clinical and commercial use. We currently purchase all of our fetal bovine sera from protected herds in Australia and New Zealand. These sources are considered to be the safest and raise the least amount of concern from the global regulatory agencies. If, for example, the so-called “mad cow disease” occurs in New Zealand or in Australia, it may lead to a restricted supply of the serum currently required for our product manufacturing processes. Any restrictions on these materials would impose a potential competitive disadvantage for our products or prevent our ability to manufacture our cell products. The FDA has issued draft regulations for controls over bovine materials. These proposed regulations do not appear to affect our ability to purchase the manufacturing materials we currently use. However, the FDA may issue final regulations that could affect our operations. Our inability to develop or obtain alternative compounds would harm our product development and commercialization efforts. There are certain limitations in the supply of certain animal-derived materials, which may lead to delays in our ability to complete clinical trials or eventually to meet the anticipated market demand for our cell products.

Given our limited internal manufacturing, sales, marketing and distribution capabilities, we need to develop increased internal capability or collaborative relationships to manufacture, sell, market and distribute our products.

We have only limited internal manufacturing, sales, marketing and distribution capabilities. As market needs develop, we intend to establish and operate commercial-scale manufacturing facilities, which will need to comply with all applicable regulatory requirements. We will also need to develop new configurations of our cell manufacturing system for these facilities to enable processes and cost efficiencies associated with large-scale manufacturing. Establishing these facilities will require significant capital and expertise. We may need to make such expenditures when there are significant uncertainties as to the market opportunity. Any delay in establishing, or difficulties in operating, these facilities will limit our ability to meet the anticipated market demand for our cell products. We intend to get assistance to market some of our future cell products through collaborative relationships with companies with established sales, marketing and distribution capabilities. Our inability to develop and maintain those relationships would limit our ability to market, sell and distribute our products. Our inability to enter into successful, long-term relationships could require us to develop alternate arrangements at a time when we need sales, marketing or distribution capabilities to meet existing demand. We may market one or more of our products through our own sales force. Our inability to develop and retain a qualified sales force could limit our ability to market, sell and distribute our cell products.

If we do not keep pace with our competitors and with technological and market changes, our products will become obsolete and our business may suffer.

The markets for our products are very competitive, subject to rapid technological changes, and vary for different candidates and processes that directly compete with our products. Our competitors may have developed, or could in the future develop, new technologies that compete with our products or even render our products obsolete. As an example, in the past, published studies have suggested that hematopoietic stem cell therapy use for bone marrow transplantation, following marrow ablation due to chemotherapy, may have limited clinical benefit in the treatment of breast cancer, which was a significant portion of the overall hematopoietic stem cell transplant market. This resulted in the practical elimination of this market for our cell-based product for this application.

Our cell manufacturing system is designed to improve and automate the processes for producing cells used in therapeutic procedures. Even if we are able to demonstrate improved or equivalent results, the cost or process of treatment and other factors may cause researchers and practitioners to not use our products and we could suffer a competitive disadvantage. Finally, to the extent that others develop new technologies that address the targeted application for our products, our business will suffer.

The current credit and financial market conditions may exacerbate certain risks affecting our business.

We rely upon third parties for certain aspects of our business, including collaboration partners, wholesale distributors, contract clinical trial providers, contract manufacturers and third-party suppliers. Because of the recent tightening of global credit and the volatility in the financial markets, there may be a delay or disruption in the performance or satisfaction of commitments to us by these third parties, which could adversely affect our business.

We have identified a material weakness in our internal control over financial reporting that resulted in the restatement of prior periods’ consolidated financial statements. We cannot guarantee that additional material weaknesses will not arise in the future, which could affect our ability to report our results of operations and financial condition accurately and in a timely manner.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with U.S. generally accepted accounting principles, or GAAP. Our management assessed the effectiveness of our internal control over financial reporting as of December 31, 2010 and identified a material weakness related to our prior interpretation of ASC 815 and our initial classification and subsequent accounting of warrants as either liabilities or equity instruments. As a result of this material weakness, our management concluded that our internal control over financial reporting was not effective as of December 31, 2010. This material weakness resulted in a material misstatement of our liabilities, non-cash expense relating to the changes in fair value of common stock warrants and accumulated deficit accounts and related financial disclosures and the restatement of our consolidated financial statements for the years ended June 30, 2008, 2009 and 2010 and each of the quarterly periods from September 30, 2008 through September 30, 2010. See Part II — Item 9A, “Controls and Procedures” in our Transition Report on Form 10-KT for the six month period ended December 31, 2010.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis. The effectiveness of any controls or procedures is subject to certain limitations, and as a result, internal control over financial reporting may not prevent or detect misstatements. A control can provide only reasonable, not absolute, assurance that the objectives of the control system will be attained. Although we believe that we have taken actions to remediate this material weakness, we can give no assurance that additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. Additionally, even our improved controls and procedures may not be adequate to prevent or identify errors or irregularities or ensure that our financial statements are prepared in accordance with GAAP. If we cannot maintain and execute adequate internal control over financial reporting or implement required new or improved controls that provide reasonable assurance of the reliability of the financial reporting and preparation of our financial statements for external use, we could suffer harm to our reputation, fail to meet our public reporting requirements on a timely basis, cause investors to lose confidence in our reported financial information or be unable to properly report on our business and the results of our operations, and the trading price of our common stock could be materially adversely affected.

If we cannot attract and retain key personnel, our business may suffer.

Our success depends in large part upon our ability to attract and retain highly qualified scientific and management personnel. We face competition for such personnel from other companies, research and academic institutions and other entities. Further, in an effort to conserve financial resources, we have implemented reductions in our work force on three previous occasions, most recently in fiscal 2008. As a result of these and other factors, we may not be successful in hiring or retaining key personnel. Our inability to replace any key employee could harm our operations.

Risks Related to Intellectual Property

If our patents and proprietary rights do not provide substantial protection, then our business and competitive position will suffer.

Our success depends in large part on our ability to develop or license intellectual property rights to protect our proprietary products and technologies. This involves complex legal, scientific, and factual questions and uncertainties. We rely upon patent, trade secret, copyright and contract laws to protect proprietary technology and trademark law to protect brand identities. However, we cannot assure you that any patent applications filed by, assigned to, or licensed to us will be granted, and that the scope of any of our issued or licensed patents will be sufficiently broad to offer meaningful protection. In addition, our issued patents or patents licensed to us could be successfully challenged, invalidated, held to be unenforceable, or circumvented so that our patent rights would not create an effective competitive barrier. We also cannot assure you that the inventors of the patents and applications that we own or license were the first to invent or the first to file on the inventions, or that a third party will not claim ownership in one of our patents or patent applications. We cannot assure you that a third party does not have or will not obtain patents that dominate the patents we own or license now or in the future. Furthermore, we rely on exclusive, world-wide licenses relating to the production of human cells granted to us by the University of Michigan. If we materially breach such agreements or otherwise fail to materially comply with such agreements, or if such agreements expire or are otherwise terminated by us, we may lose our rights under the patents held by the University of Michigan. At the latest, each of these licenses will terminate when the patent underlying the license expires. The first of these underlying patents will expire on March 21, 2012. Once the patents expire, third parties may be able to practice the inventions covered by those patents and thus compete with us.

Patent law relating to the scope of claims in the biotechnology field is evolving and our patent rights in this country and abroad are subject to this uncertainty.

We also rely on trade secrets and un-patentable know-how that we seek to protect, in part, by confidentiality agreements with our employees, consultants, suppliers and licensees. These agreements may be breached, and we might not have adequate remedies for any breach. Our competitors may also independently develop technologies substantially equivalent or superior to ours. If this were to occur, our business and competitive position would suffer.

Intellectual property litigation could harm our business.

Our success will also depend in part on our ability to develop commercially viable products without infringing the proprietary rights of others. Our cell processing system and cell compositions utilize a wide variety of technologies and we can give no assurance that we have identified or can identify all inventions and patents that may be infringed by development and manufacture of our cell compositions. Although we have not been subject to any filed infringement claims, patents could exist or could be filed which would prohibit or limit our ability to market our products or maintain our competitive position. In the event of an intellectual property dispute, we may be forced to litigate. Such litigation is typically protracted and the results are unpredictable. Intellectual property litigation would divert management’s attention from developing our products and would force us to incur substantial costs regardless of whether we are successful. An adverse outcome could subject us to significant liabilities to third parties including treble damages and the opposing party’s attorney fees, and force us to pay significant license fees and royalties or cease the development and sale of our products and processes.

We have hired and will continue to hire individuals who have experience in cell culture and cell based therapeutics and may have confidential trade secret or proprietary information of third parties. We caution these individuals not to use or reveal this third-party information, but we cannot assure you that these individuals will not use or reveal this third-party information. Thus, we could be sued for misappropriation of proprietary information and trade secrets. Such claims are expensive to defend and could divert our attention and could result in substantial damage awards and injunctions that could have a material adverse effect on our business, financial condition or results of operations.

We may need to initiate lawsuits to protect or enforce our patents or other proprietary rights, which would be expensive and, if unsuccessful, may cause us to lose some of our intellectual property rights.

To protect or enforce our patent rights, it may be necessary for us to initiate patent litigation proceedings against third parties, such as infringement suits or interference proceedings. These lawsuits would be expensive, take significant time and would divert management’s attention from other business concerns. These lawsuits could put our patents at risk of being invalidated, held unenforceable, or interpreted narrowly, and our patent applications at risk of not being issued. Further, these lawsuits may provoke the defendants to assert claims against us. The patent position of biotechnology firms is highly uncertain, involves complex legal and factual questions and recently has been the subject of much litigation. We cannot assure you that we will prevail in any of such suits or proceedings or that the damages or other remedies awarded to us, if any, will be commercially valuable.

The government maintains certain rights in technology that we develop using government grant money and we may lose the revenues from such technology if we do not commercialize and utilize the technology pursuant to established government guidelines.

Certain of our and our licensors’ research have been or are being funded in part by government grants. As a result of such funding, the U.S. Government has established guidelines and has certain rights in the technology developed with the grant. These rights include a non-exclusive, fully paid-up, worldwide license under such inventions for any governmental purpose.  In addition, the U.S. Government has the right to require us to grant an exclusive license under any of such inventions to a third party if the U.S. Government determines that: (i) adequate steps have not been taken to commercialize such inventions; (ii) such action is necessary to meet public health or safety needs; or (iii) such action is necessary to meet requirements for public use under federal regulations. Additionally, under the federal Bayh Dole Act, a party which acquires an exclusive license for an invention that was partially funded by a federal research grant is subject to the following government rights: (i) products using the invention which are sold in the United States are to be manufactured substantially in the United States, unless a waiver is obtained; (ii) the government may force the granting of a license to a third party who will make and sell the needed product if the licensee does not pursue reasonable commercialization of a needed product using the invention; and (iii) the U.S. Government may use the invention for its own needs. If we fail to meet these guidelines, we would lose our exclusive rights to these products, and we would lose potential revenue derived from the sale of these products.

Potential product liability claims could affect our earnings and financial condition.

We face an inherent business risk of exposure to product liability claims in the event that the manufacture and/or use of our products during clinical trials, or after commercialization, results in adverse events. As a result, we may incur significant product liability exposure, which could exceed existing insurance coverage. We may not be able to maintain adequate levels of insurance at reasonable cost and/or reasonable terms. Excessive insurance costs or uninsured claims would increase our operating loss and adversely affect our financial condition.

Risks Related to an Investment in our Common Stock

Our stock price has been volatile and future sales of substantial numbers of our shares could have an adverse affect on the market price of our shares.

The market price of shares of our common stock has been volatile, ranging in closing price between $1.34 and $4.20 during the twelve-month period ended March 31, 2011. The price of our common stock may continue to fluctuate in response to a number of events and factors, such as:

•                  clinical trial results;

•                  the amount of our cash resources and our ability to obtain additional funding;

•                  announcements of research activities, business developments, technological innovations or new products by us or our competitors;

•                  entering into or terminating strategic relationships;

•                  regulatory developments in the United States or abroad;

•                  disputes concerning patents or proprietary rights;

•                  changes in our revenues or expense levels;

•                  public concern regarding the safety, efficacy or other aspects of the products or methodologies we are developing;

•                  news or reports from other stem cell, cell therapy or regenerative medicine companies;

•                  reports by securities analysts;

•                  status of the investment markets;

•                  concerns related to management transitions; and

•                  delisting from the NASDAQ Capital Market.

Any of these events may cause the price of our shares to fall, which may adversely affect our business and financing opportunities. In addition, the stock market in general and the market prices for biotechnology companies in particular have experienced significant volatility recently that often has been unrelated to the operating performance or financial conditions of such companies. These broad market and industry fluctuations may adversely affect the trading price of our stock, regardless of our operating performance or prospects.

The sale of our common stock through current or future equity offerings may cause dilution and could cause the price of our common stock to decline.

In addition to the equity being registered in connection with this prospectus, we registered $75,000,000 of securities for public sale pursuant to our registration statement on Form S-3 filed in November 2010. In December 2010, we offered 10,000,000 shares of common stock and warrants to purchase up to 10,000,000 shares of common stock under such registration statement and pursuant to a prospectus supplement first made available on December 10, 2010. In addition, we are offering an aggregate amount of $20,300,000 of common stock under such registration statement and pursuant to a prospectus supplement first made available on June 16, 2011. We are entitled under our Charter to issue up to 150,000,000 shares of common stock, no par value per share, and 5,000,000 shares of preferred stock, no par value per share. As of June 15, 2011, we had issued and outstanding 38,625,225 shares of common stock, 23,209,491 shares of common stock reserved for issuance upon the exercise of current outstanding options and warrants, and 591,226 shares of common stock reserved for issuance of additional grants under our 2009 Omnibus Incentive Plan. Accordingly, we will be able to issue up to 87,574,058 additional shares of common stock and 5,000,000 shares of preferred stock. Sales of our common stock offered through current or future equity offerings, including sales of our securities under this prospectus, may result in substantial dilution to our shareholders. The sale of a substantial number of shares of our common stock to investors, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Our corporate documents and Michigan law contain provisions that may make it more difficult for us to be acquired.

Our Board has the authority, without shareholder approval, to issue additional shares of preferred stock and to fix the rights, preferences, privileges and restrictions of these shares without any further vote or action by our shareholders. Michigan law contains a provision that makes it more difficult for a 10% shareholder, or its officers, to acquire a company. This authority, together with certain provisions of our charter documents, may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of our company. This effect could occur even if our shareholders consider the change in control to be in their best interest.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “estimates,” “plans,” “projects,” “trends,” “opportunity,” “comfortable,” “current,” “intention,” “position,” “assume,” “potential,” “outlook,” “remain,” “continue,” “maintain,” “sustain,” “seek,” “achieve,” “continuing,” “ongoing,” “expects,” “believe,” “intend” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this report, and in particular those factors referenced in the section “Risk Factors.”

Because the factors referred to in the preceding paragraph could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements we make, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding:

•                  potential strategic collaborations with others;

•                  future capital needs;

•                  adequacy of existing capital to support operations for a specified time;

•                  product development and marketing plan;

•                  features and successes of our cellular therapies;

•                  manufacturing and facility capabilities;

•                  clinical trial plans and anticipated results, including the publication thereof;

•                  anticipation of future losses;

•      replacement of manufacturing sources;

•      commercialization plans; or

•      revenue expectations and operating results.

HOW WE INTEND TO USE THE PROCEEDS

We cannot guarantee that we will receive any proceeds in connection with this offering because we may be unable or choose not to issue and sell any securities covered by this prospectus.

Unless otherwise provided in a supplement or amendment to this prospectus, we intend to use any net proceeds from this offering, together with other available funds, for operating costs, including continuing to conduct our clinical development programs, capital expenditures and working capital needs and for other general corporate purposes.

We have not specifically identified the precise amounts we will spend on each of these areas or the timing of these expenditures. The amounts actually expended for each purpose may vary significantly depending upon numerous factors, including the amount and timing of the proceeds from this offering, progress with clinical product development and other cell therapy application programs. In addition, expenditures may also depend on the establishment of new collaborative arrangements with other companies, the availability of other financing, and other factors.

We will be required to raise substantial additional capital to continue to fund the clinical development of our cell therapy applications. We may raise additional capital through additional public or private financings, as well as collaborative relationships, incurring debt and other available sources. Please see the discussion of the risks associated with our liquidity in the section “Risk Factors.”

PLAN OF DISTRIBUTION

The securities being offered may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected at various times in one or more of the following transactions, or in other kinds of transactions:

•                  through underwriters for resale to the public or investors;

•                  transactions on the Nasdaq Stock Market or on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;

•                  in the over-the-counter market;

•                  in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•                  in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act of 1933, as amended, or the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•                  in connection with short sales of the shares;

•                  by pledge to secure debt and other obligations;

•                  through the writing of options, whether the options are listed on an options exchange or otherwise;

•                  in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

•                  through a combination of any of the above transactions; or

•                  any other method permitted by law.

We may sell our securities directly to one or more purchasers, or to or through underwriters, dealers or agents or through a combination of those methods. The related prospectus supplement will set forth the terms of each offering, including:

•                  the name or names of any agents, dealers, underwriters or investors who purchase the securities;

•                  the purchase price of the securities being offered and the proceeds we will receive from the sale;

•                  the amount of any compensation, discounts commissions or fees to be received by the underwriters, dealer or agents;

•                  any over-allotment options under which underwriters may purchase additional securities from us;

•                  any discounts or concessions allowed or reallowed or paid to dealers;

•                  any securities exchanges on which such securities may be listed;

•                  the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

•                  the nature of any transaction by an underwriter, dealer or agent during the offering that is intended to stabilize or maintain the market price of the securities.

In addition, any securities covered by this prospectus that qualify for sale pursuant to Regulation S may be sold pursuant to Regulation S rather than pursuant to this prospectus.

In connection with the sale of our securities, underwriters may receive compensation from us or from purchasers of our securities in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of our securities may be deemed to be underwriters. Discounts or commissions they receive and any profit on their resale of our securities may be considered underwriting discounts and commissions under the Securities Act.

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8.0% of the aggregate amount of the securities offered to this prospectus.

We may agree to indemnify underwriters, dealers and agents who participate in the distribution of our securities against various liabilities, including liabilities under the Securities Act. We may also agree to contribute to payments that the underwriters, dealers or agents may be required to make in respect of these liabilities. We may authorize dealers or other persons who act as our agents to solicit offers by various institutions to purchase our securities from us under contracts that provide for payment and delivery on a future date. We may enter into these contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. If we enter into these agreements concerning any series of our securities, we will indicate that in the prospectus supplement or amendment.

In connection with an offering of our securities, underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, underwriters may over-allot in connection with the offering, creating a syndicate short position in our securities for their own account. In addition, underwriters may bid for, and purchase, our securities in the open market to cover short positions or to stabilize the price of our securities. Finally, underwriters may reclaim selling concessions allowed for distributing our securities in the offering if the underwriters repurchase previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of our securities above independent market levels. Underwriters are not required to engage in any of these activities and may end any of these activities at any time. Agents and underwriters may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

CERTAIN PROVISIONS OF MICHIGAN LAW AND OF OUR CHARTER AND

BYLAWS; TRANSFER AGENT AND REGISTRAR

We are subject to certain anti-takeover provisions of the MBCA that could delay or make more difficult a merger or tender offer involving Aastrom. Chapter 7A of the MBCA prevents, in general, an “interested shareholder” (defined generally as a person owning 10% or more of a corporation’s outstanding voting shares) from engaging in a “business combination” (as defined therein) with a Michigan corporation unless: (a) the board of directors issues an advisory statement, holders of 90% of the shares of each class of stock entitled to vote approve the transaction, and holders of two-thirds of the “disinterested” shares of each class of stock approve the transaction; or (b) the interested shareholder has been an interested shareholder for at least five years and has not acquired beneficial ownership of any additional shares of the corporation subsequent to the transaction which resulted in such shareholder being classified as an interested shareholder, and meets certain requirements, including provisions relating to the fairness of the price and the form of consideration paid; or (c) the board of directors, by resolution, exempts a particular interested shareholder from these provisions prior to the interested shareholder becoming an interested shareholder. The MBCA also contains certain other provisions that could have anti-takeover effects.

Our Charter does not provide shareholders with the right to act without a meeting and does not provide for cumulative voting in the election of directors. The amendment of any of these provisions would require approval by holders of at least a majority of the shares of our outstanding common stock.

These and other provisions of our Charter or Bylaws could have the effect of deterring certain takeovers or delaying or preventing certain changes in control or management of Aastrom, including transactions in which shareholders might otherwise receive a premium for their shares over then-current market prices.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement the particular terms of the securities offered by that prospectus supplement. If we so indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities and the securities exchange, if any, on which the securities will be listed.

Description of Capital Stock

The following description of our capital stock and certain provisions of our Charter and our amended and restated bylaws, or Bylaws, is a summary and is qualified in its entirety by the provisions of our Charter and Bylaws.

Our authorized capital stock consists of 150,000,000 shares of common stock, no par value per share, and 5,000,000 shares of preferred stock, no par value per share. Please see “Certain Provisions of Michigan Law and of Our Charter and Bylaws; Transfer Agent and Registrar” for a description of those provisions in our Charter and Bylaws that would have an effect of delaying, deferring or preventing a change in control of Aastrom and that would operate only with respect to an extraordinary corporate transaction involving us or our subsidiaries.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. We do not have a classified board of directors and shareholders do not have cumulative voting rights. Holders of common stock have no preemptive, redemption or conversion rights and are not subject to future calls or assessments. No sinking fund provisions apply to our common stock. All outstanding shares are fully-paid and non-assessable. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in assets available for distribution, subject to any prior distribution rights of any preferred stock then outstanding. Holders of common stock are entitled to receive proportionately any such dividends declared by our Board, out of legally available funds for dividends, subject to any preferences that may be applicable to any shares of preferred stock that may be outstanding at that time. The rights, preferences and privileges of holders of common stock are set forth in our Charter, which may be amended by the holders of a majority of the outstanding shares of common stock.

Preferred Stock

Our Board is authorized to issue up to 5,000,000 shares of preferred stock in one or more series without shareholder approval. Our Board may determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our Board to issue preferred stock in one or more series and determine the number of shares in the series and its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. Examples of rights and preferences that the Board may fix are:

•                     dividend rights,

•                     dividend rates,

•                     conversion rights,

•                     voting rights,

•                     terms of redemption, and

•                     liquidation preferences.

The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. The rights of holders of our common stock described above, will be subject to, and may be adversely affected by, the rights of any preferred stock that we may designate and issue in the future.

We will incorporate by reference as an exhibit to the registration statement, which includes this prospectus, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering. This description and the applicable prospectus supplement will include:

•                     the title and stated value;

•                     the number of shares authorized;

•                     the liquidation preference per share;

•                     the purchase price;

•                     the dividend rate, period and payment date, and method of calculation for dividends;

•                  whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•                     the procedures for any auction and remarketing, if any;

•                     the provisions for a sinking fund, if any;

•                  the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•                  any listing of the preferred stock on any securities exchange or market;

•                  whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

•                  whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

•                  voting rights, if any, of the preferred stock;

•                  preemptive rights, if any;

•                  restrictions on transfer, sale or other assignment, if any;

•                  whether interests in the preferred stock will be represented by depositary shares;

•                  a discussion of any material United States federal income tax considerations applicable to the preferred stock;

•                  the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•                  any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•                  any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

When we issue shares of preferred stock under this prospectus, the shares will fully be paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

The Michigan Business Corporation Act, or the MBCA, provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving an increase or decrease in the authorized number of shares of that class, or changes in the powers, preferences or special rights of holders of that preferred stock so as to affect the class adversely. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Description of Debt Securities

The paragraphs below describe the general terms and provisions of the debt securities we may issue. When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a supplement to this prospectus, including any additional covenants or changes to existing covenants relating to such series. The prospectus supplement also will indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. You should read the actual indenture if you do not fully understand a term or the way we use it in this prospectus.

We may offer senior or subordinated debt securities. Each series of debt securities may have different terms. The senior debt securities will be issued under one or more senior indentures, dated as of a date prior to such issuance, between us and the trustee identified in the applicable prospectus supplement, as amended or supplemented from time to time. We will refer to any such indenture throughout this prospectus as the “senior indenture.” Any subordinated debt securities will be issued under one or more separate indentures, dated as of a date prior to such issuance, between us and the trustee identified in the applicable prospectus supplement, as amended or supplemented from time to time. We will refer to any such indenture throughout this prospectus as the “subordinated indenture” and to the trustee under the senior or subordinated indenture as the “trustee.” The senior indenture and the subordinated indenture are sometimes collectively referred to in this prospectus as the “indentures.” The indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended. We included copies of the forms of the indentures as exhibits to our registration statement and they are incorporated into this prospectus by reference.

If we issue debt securities at a discount from their principal amount, then, for purposes of calculating the aggregate initial offering price of the offered securities issued under this prospectus, we will include only the initial offering price of the debt securities and not the principal amount of the debt securities.

We have summarized below the material provisions of the indentures and the debt securities, or indicated which material provisions will be described in the related prospectus supplement. The prospectus supplement relating to any particular securities offered will describe the specific terms of the securities, which may be in addition to or different from the general terms summarized in this prospectus. Because the summary in this prospectus and in any prospectus supplement does not contain all of the information that you may find useful, you should read the documents relating to the securities that are described in this prospectus or in any applicable prospectus supplement. Please read “Where You Can Find More Information” to find out how you can obtain a copy of those documents. Except as otherwise indicated, the terms of the indentures are identical. As used under this caption, the term “debt securities” includes the debt securities being offered by this prospectus and all other debt securities issued by us under the indentures.

General

The indentures:

•                  do not limit the amount of debt securities that we may issue;

•                  allow us to issue debt securities in one or more series;

•                  do not require us to issue all of the debt securities of a series at the same time;

•                  allow us to reopen a series to issue additional debt securities without the consent of the holders of the debt securities of such series; and

•                  provide that the debt securities will be unsecured, except as may be set forth in the applicable prospectus supplement.

Unless we give you different information in the applicable prospectus supplement, the senior debt securities will be unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. Payments on the subordinated debt securities will be subordinated to the prior payment in full of all of our senior indebtedness, as described under “Description of Debt Securities—Subordination” and in the applicable prospectus supplement.

Each indenture provides that we may, but need not, designate more than one trustee under an indenture. Any trustee under an indenture may resign or be removed and a successor trustee may be appointed to act with respect to the series of debt securities administered by the resigning or removed trustee. If two or more persons are acting as trustee with respect to different series of debt securities, each trustee shall be a trustee of a trust under the applicable indenture separate and apart from the trust administered by any other trustee. Except as otherwise indicated in this prospectus, any action described in this prospectus to be taken by each trustee may be taken by each trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the applicable indenture.

The prospectus supplement for each offering will provide the following terms, where applicable:

•                  the title of the debt securities and whether they are senior or subordinated;

•                  the aggregate principal amount of the debt securities being offered, the aggregate principal amount of the debt securities outstanding as of the most recent practicable date and any limit on their aggregate principal amount, including the aggregate principal amount of debt securities authorized;

•                  the price at which the debt securities will be issued, expressed as a percentage of the principal and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof or, if applicable, the portion of the principal amount of such debt securities that is convertible into common stock or other securities of Aastrom or the method by which any such portion shall be determined;

•                  if convertible, the terms on which such debt securities are convertible, including the initial conversion price or rate and the conversion period and any applicable limitations on the ownership or transferability of common stock or other securities of Aastrom received on conversion;

•                  the date or dates, or the method for determining the date or dates, on which the principal of the debt securities will be payable;

•                  the fixed or variable interest rate or rates of the debt securities, or the method by which the interest rate or rates is determined;

•                  the date or dates, or the method for determining the date or dates, from which interest will accrue;

•                  the dates on which interest will be payable;

•                  the record dates for interest payment dates, or the method by which such dates will be determine;

•                  the persons to whom interest will be payable;

•                  the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

•                  any make-whole amount, which is the amount in addition to principal and interest that is required to be paid to the holder of a debt security as a result of any optional redemption or accelerated payment of such debt security, or the method for determining the make-whole amount;

•                  the place or places where the principal of, and any premium or make-whole amount, and interest on, the debt securities will be payable;

•                  where the debt securities may be surrendered for registration of transfer or conversion or exchange;

•                  where notices or demands to or upon us in respect of the debt securities and the applicable indenture may be served;

•                  the times, prices and other terms and conditions upon which we may redeem the debt securities;

•                  any obligation we have to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of holders of the debt securities, and the times and prices at which we must redeem, repay or purchase the debt securities as a result of such obligation;

•                  the currency or currencies in which the debt securities are denominated and payable if other than United States dollars, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies and the terms and conditions relating thereto, and the manner of determining the equivalent of such foreign currency in United States dollars;

•                  whether the principal of, and any premium or make-whole amount, or interest on, the debt securities of the series are to be payable, at our election or at the election of a holder, in a currency or currencies other than that in which the debt securities are denominated or stated to be payable, and other related terms and conditions;

•                  whether the amount of payments of principal of, and any premium or make-whole amount, or interest on, the debt securities may be determined according to an index, formula or other method and how such amounts will be determined;

•                  whether the debt securities will be in registered form, bearer form or both and (i) if in registered form, the person to whom any interest shall be payable, if other than the person in whose name the security is registered at the close of business on the regular record date for such interest, or (ii) if in bearer form, the manner in which, or the person to whom, any interest on the security shall be payable if otherwise than upon presentation and surrender upon maturity;

•                  any restrictions applicable to the offer, sale or delivery of securities in bearer form and the terms upon which securities in bearer form of the series may be exchanged for securities in registered form of the series and vice versa, if permitted by applicable laws and regulations;

•                  whether any debt securities of the series are to be issuable initially in temporary global form and whether any debt securities of the series are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global security may, or shall be required to, exchange their interests for other debt securities of the series, and the manner in which interest shall be paid;

•                  the identity of the depositary for securities in registered form, if such series are to be issuable as a global security;

•                  the date as of which any debt securities in bearer form or in temporary global form shall be dated if other than the original issuance date of the first security of the series to be issued;

•                  the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or in the applicable indenture;

•                  whether and under what circumstances we will pay any additional amounts on the debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities in lieu of making such a payment;

•                  whether and under what circumstances the debt securities being offered are convertible into common stock or other securities of Aastrom, as the case may be, including the conversion price or rate and the manner or calculation thereof;

•                  the circumstances, if any, specified in the applicable prospectus supplement, under which beneficial owners of interests in the global security may obtain definitive debt securities and the manner in which payments on a permanent global debt security will be made if any debt securities are issuable in temporary or permanent global form;

•                  any provisions granting special rights to holders of securities upon the occurrence of such events as specified in the applicable prospectus supplement;

•                  if the debt securities of such series are to be issuable in definitive form only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and/or terms of such certificates, documents or conditions;

•                  the name of the applicable trustee and the nature of any material relationship with us or any of our affiliates, and the percentage of debt securities of the class necessary to require the trustee to take action;

•                  any deletions from, modifications of or additions to our events of default or covenants with regard to such debt securities and any change in the right of any trustee or any of the holders to declare the principal amount of any of such debt securities due and payable;

•                  applicable CUSIP numbers; and

•                  any other terms of such debt securities not inconsistent with the provisions of the applicable indenture.

We may issue debt securities that provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity of the debt securities. We refer to any such debt securities throughout this prospectus as “original issue discount securities.” The applicable prospectus supplement will describe the United States federal income tax consequences and other relevant considerations applicable to original issue discount securities.

We also may issue indexed debt securities. Payments of principal of, and premium and interest on, indexed debt securities are determined with reference to the rate of exchange between the currency or currency unit in which the debt security is denominated and any other currency or currency unit specified by us, to the relationship between two or more currencies or currency units or by other similar methods or formulas specified in the prospectus supplement.

Except as described under “—Merger, Consolidation or Sale of Assets” or as may be set forth in any prospectus supplement, the debt securities will not contain any provisions that (i) would limit our ability to incur indebtedness or (ii) would afford holders of debt securities protection in the event of (a) a highly leveraged or similar transaction involving us, or (b) a change of control or reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the debt securities. In the future, we may enter into transactions, such as the sale of all or substantially all of our assets or a merger or consolidation, that may have an adverse effect on our ability to service our indebtedness, including the debt securities, by, among other things, substantially reducing or eliminating our assets.

Neither the MBCA nor our governing instruments define the term “substantially all” as it relates to the sale of assets. Additionally, Michigan cases interpreting the term “substantially all” rely upon the facts and circumstances of each particular case. Consequently, to determine whether a sale of “substantially all” of our assets has occurred, a holder of debt securities must review the financial and other information that we have disclosed to the public.

We will provide you with more information in the applicable prospectus supplement regarding any deletions, modifications, or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Payment

Unless we give you different information in the applicable prospectus supplement, the principal of, and any premium or make-whole amount, and interest on, any series of the debt securities will be payable at the corporate trust office of the trustee. We will provide you with the address of the trustee in the applicable prospectus supplement. We may also pay interest by mailing a check to the address of the person entitled to it as it appears in the applicable register for the debt securities or by wire transfer of funds to that person at an account maintained within the United States.

All monies that we pay to a paying agent or a trustee for the payment of the principal of, and any premium or make-whole amount, or interest on, any debt security will be repaid to us if unclaimed at the end of two years after the obligation underlying payment becomes due and payable. After funds have been returned to us, the holder of the debt security may look only to us for payment, without payment of interest for the period which we hold the funds.

Denomination, Interest, Registration and Transfer

Unless otherwise described in the applicable prospectus supplement, the debt securities of any series will be issuable in denominations of $1,000 and integral multiples of $1,000.

Subject to the limitations imposed upon debt securities that are evidenced by a computerized entry in the records of a depository company rather than by physical delivery of a note, a holder of debt securities of any series may:

•                  exchange them for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and kind upon surrender of such debt securities at the corporate trust office of the applicable trustee or at the office of any transfer agent that we designate for such purpose; and

•                  surrender them for registration of transfer or exchange at the corporate trust office of the applicable trustee or at the office of any transfer agent that we designate for such purpose.

Every debt security surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer satisfactory to the applicable trustee or transfer agent. Payment of a service charge will not be required for any registration of transfer or exchange of any debt securities, but we or the trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If in addition to the applicable trustee, the applicable prospectus supplement refers to any transfer agent initially designated by us for any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for such series. We may at any time designate additional transfer agents for any series of debt securities.

Neither we, nor any trustee, will be required to:

•                  issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day that the notice of redemption of any debt securities selected for redemption is mailed and ending at the close of business on the day of such mailing;

•                  register the transfer of or exchange any debt security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part; and

•                  issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid.

Merger, Consolidation or Sale of Assets

The indentures provide that we may, without the consent of the holders of any outstanding debt securities, (i) consolidate with, (ii) sell, lease or convey all or substantially all of our assets to, or (iii) merge with or into, any other entity provided that:

•                  either we are the continuing entity, or the successor entity, if other than us, assumes the obligations (a) to pay the principal of, and any premium or make-whole amount, and interest on, all of the debt securities and (b) to duly perform and observe all of the covenants and conditions contained in each indenture;

•                  after giving effect to the transaction, there is no event of default under the indentures and no event which, after notice or the lapse of time, or both, would become such an event of default, occurs and continues; and

•                  an officers’ certificate and legal opinion covering such conditions are delivered to each applicable trustee.

Covenants

Existence. Except as described under “—Merger, Consolidation or Sale of Assets,” the indentures require us to do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights and franchises. However, the indentures do not require us to preserve any right or franchise if we determine that any right or franchise is no longer desirable in the conduct of our business.

Payment of taxes and other claims. The indentures require us to pay, discharge or cause to be paid or discharged, before they become delinquent (i) all taxes, assessments and governmental charges levied or imposed on us, our subsidiaries or our or our subsidiaries’ income, profits or property, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or the property of our subsidiaries. However, we will not be required to pay, discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

Provision of financial information. The indentures require us to (i) within 15 days of each of the respective dates by which we are required to file our annual reports, quarterly reports and other documents with the SEC, file with the trustee copies of the annual report, quarterly report and other documents that we file with the SEC under Section 13 or 15(d) of the Exchange Act, (ii) file with the trustee and the SEC any additional information, documents and reports regarding compliance by us with the conditions and covenants of the indentures, as required, (iii) within 30 days after the filing with the trustee, mail to all holders of debt securities, as their names and addresses appear in the applicable register for such debt securities, without cost to such holders, summaries of any documents and reports required to be filed by us pursuant to (i) and (ii) above, and (iv) supply, promptly upon written request and payment of the reasonable cost of duplication and delivery, copies of such documents to any prospective holder.

Additional covenants. The applicable prospectus supplement will set forth any additional covenants of Aastrom relating to any series of debt securities.

Events of Default, Notice and Waiver

Unless the applicable prospectus supplement states otherwise, when we refer to “events of default” as defined in the indentures with respect to any series of debt securities, we mean:

•                  default in the payment of any installment of interest on any debt security of such series continuing for 30 days;

•                  default in the payment of principal of, or any premium or make-whole amount on, any debt security of such series for five business days at its stated maturity;

•                  default in making any sinking fund payment as required for any debt security of such series for five business days;

•                  default in the performance or breach of any covenant or warranty in the debt securities or in the indenture by Aastrom continuing for 60 days after written notice as provided in the applicable indenture, but not of a covenant added to the indenture solely for the benefit of a series of debt securities issued thereunder other than such series;

•                  a default under any bond, debenture, note, mortgage, indenture or instrument:

(i)                  having an aggregate principal amount of at least $30,000,000; or

(ii)               under which there may be issued, secured or evidenced any existing or later created indebtedness for money borrowed by us or our subsidiaries, if we are directly responsible or liable as obligor or guarantor, if the default results in the indebtedness becoming or being declared due and payable prior to the date it otherwise would have, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within 30 days after notice to the issuing company specifying such default. Such notice shall be given to us by the trustee, or to us and the trustee by the holders of at least 10% in principal amount of the outstanding debt securities of that series. The written notice shall specify such default and require us to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and shall state that such notice is a “Notice of Default” under such indenture;

•                  bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of Aastrom or any significant subsidiary of Aastrom; and

•                  any other event of default provided with respect to a particular series of debt securities.

When we use the term “significant subsidiary,” we refer to the meaning ascribed to such term in Rule 1-02 of Regulation S-X promulgated under the Securities Act.

If an event of default occurs and is continuing with respect to debt securities of any series outstanding, then the applicable trustee or the holders of 25% or more in principal amount of the debt securities of that series will have the right to declare the principal amount of all the debt securities of that series to be due and payable. If the debt securities of that series are original issue discount securities or indexed securities, then the applicable trustee or the holders of 25% or more in principal amount of the debt securities of that series will have the right to declare the portion of the principal amount as may be specified in the terms thereof to be due and payable. However, at any time after such a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of at least a majority in principal amount of outstanding debt securities of such series or of all debt securities then outstanding under the applicable indenture may rescind and annul such declaration and its consequences if:

•                  we have deposited with the applicable trustee all required payments of the principal, any premium or make-whole amount, interest and, to the extent permitted by law, interest on overdue installment of interest, plus applicable fees, expenses, disbursements and advances of the applicable trustee; and

•                  all events of default, other than the non-payment of accelerated principal, or a specified portion thereof, and any premium or make-whole amount, have been cured or waived.

The indentures also provide that the holders of at least a majority in principal amount of the outstanding debt securities of any series or of all debt securities then outstanding under the applicable indenture may, on behalf of all holders, waive any past default with respect to such series and its consequences, except a default:

•                  in the payment of the principal, any premium or make-whole amount, or interest;

•                  in respect of a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of the holders of the outstanding debt security that is affected by the default; or

•                  in respect of a covenant or provision for the benefit or protection of the trustee, without its express written consent.

The indentures require each trustee to give notice to the holders of debt securities within 90 days of a default unless such default has been cured or waived. However, the trustee may withhold notice if specified persons of such trustee consider such withholding to be in the interest of the holders of debt securities. The trustee may not withhold notice of a default in the payment of principal, any premium or interest on any debt security of such series or in the payment of any sinking fund installment in respect of any debt security of such series.

The indentures provide that holders of debt securities of any series may not institute any proceedings, judicial or otherwise, with respect to such indenture or for any remedy under the indenture, unless the trustee fails to act for a period of 60 days after the trustee has received a written request to institute proceedings in respect of an event of default from the holders of 25% or more in principal amount of the outstanding debt securities of such series, as well as an offer of indemnity reasonably satisfactory to the trustee. However, this provision will not prevent any holder of debt securities from instituting suit for the enforcement of payment of the principal of, and any premium or make-whole amount, and interest on, such debt securities at the respective due dates thereof.

The indentures provide that, subject to provisions in each indenture relating to its duties in the case of a default, a trustee has no obligation to exercise any of its rights or powers at the request or direction of any holders of any series of debt securities then outstanding under the indenture, unless the holders have offered to the trustee reasonable security or indemnity. The holders of at least a majority in principal amount of the outstanding debt securities of any series or of all debt securities then outstanding under an indenture shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or of exercising any trust or power conferred upon such trustee. However, a trustee may refuse to follow any direction which:

•                  is in conflict with any law or the applicable indenture;

•                  may involve the trustee in personal liability; or

•                  may be unduly prejudicial to the holders of debt securities of the series not joining the proceeding.

Within 120 days after the close of each fiscal year, we will be required to deliver to each trustee a certificate, signed by one of our several specified officers, stating whether or not that officer has knowledge of any default under the applicable indenture. If the officer has knowledge of any default, the notice must specify the nature and status of the default.

Modification of the Indentures

The indentures provide that modifications and amendments may be made only with the consent of the affected holders of at least a majority in principal amount of all outstanding debt securities issued under that indenture. However, no such modification or amendment may, without the consent of the holders of the debt securities affected by the modification or amendment:

•                  change the stated maturity of the principal of, or any premium or make-whole amount on, or any installment of principal of or interest on, any such debt security;

•                  reduce the principal amount of, the rate or amount of interest on, or any premium or make-whole amount payable on redemption of, any such debt security;

•                  reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security;

•                  change the place of payment or the coin or currency for payment of principal of, or any premium or make-whole amount, or interest on, any such debt security;

•                  impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security;

•                  reduce the percentage in principal amount of any outstanding debt securities necessary to modify or amend the applicable indenture with respect to such debt securities, to waive compliance with particular provisions thereof or defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable indenture; and

•                  modify any of the foregoing provisions or any of the provisions relating to the waiver of particular past defaults or covenants, except to increase the required percentage to effect such action or to provide that some of the other provisions may not be modified or waived without the consent of the holder of such debt security.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of that series, waive, insofar as that series is concerned, our compliance with material restrictive covenants of the applicable indenture.

We and our respective trustee may make modifications and amendments of an indenture without the consent of any holder of debt securities for any of the following purposes:

•                  to evidence the succession of another person to us as obligor under such indenture;

•                  to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in such indenture;

•                  to add events of default for the benefit of the holders of all or any series of debt securities;

•                  to add or change any provisions of an indenture (i) to change or eliminate restrictions on the payment of principal of, or premium or make-whole amount, or interest on, debt securities in bearer form, or (ii) to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect;

•                  to change or eliminate any provisions of an indenture, provided that any such change or elimination shall become effective only when there are no debt securities outstanding of any series created prior thereto which are entitled to the benefit of such provision;

•                  to secure the debt securities;

•                  to establish the form or terms of debt securities of any series;

•                  to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under an indenture by more than one trustee;

•                  to cure any ambiguity, defect or inconsistency in an indenture, provided that such action shall not adversely affect the interests of holders of debt securities of any series issued under such indenture; and

•                  to supplement any of the provisions of an indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities, provided that such action shall not adversely affect the interests of the holders of the outstanding debt securities of any series.

Voting

The indentures provide that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver under the indentures or whether a quorum is present at a meeting of holders of debt securities:

•                  the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof;

•                  the principal amount of any debt security denominated in a foreign currency that shall be deemed outstanding shall be the United States dollar equivalent, determined on the issue date for such debt security, of the principal amount or, in the case of an original issue discount security, the United States dollar equivalent on the issue date of such debt security of the amount determined as provided in the preceding bullet point;

•                  the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided for such indexed security under such indenture; and

•                  debt securities owned by us or any other obligor upon the debt securities or by any affiliate of ours or of such other obligor shall be disregarded.

The indentures contain provisions for convening meetings of the holders of debt securities of a series. A meeting will be permitted to be called at any time by the applicable trustee, and also, upon request, by us or the holders of at least 25% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in such indenture. Except for any consent that must be given by the holder of each debt security affected by the modifications and amendments of an indenture described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series represented at such meeting.

Notwithstanding the preceding paragraph, except as referred to above, any resolution relating to a request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority of the aggregate principal amount of the outstanding debt securities of a series, may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of such specified percentage.

Any resolution passed or decision taken at any properly held meeting of holders of debt securities of any series will be binding on all holders of such series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series. However, if any action is to be taken relating to a consent or waiver which may be given by the holders of at least a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding such percentage will constitute a quorum.

Notwithstanding the foregoing provisions, the indentures provide that if any action is to be taken at a meeting with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that such indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected by such action, or of the holders of such series and one or more additional series:

•                  there shall be no minimum quorum requirement for such meeting; and

•                  the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such indenture.

Subordination

Unless otherwise provided in the applicable prospectus supplement, subordinated debt securities will be subject to the following subordination provisions.

Upon any distribution to our creditors in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any subordinated debt securities will be subordinated to the extent provided in the applicable indenture in right of payment to the prior payment in full of all senior debt. However, our obligation to make payments of the principal of and interest on such subordinated debt securities otherwise will not be affected. No payment of principal or interest will be permitted to be made on subordinated debt securities at any time if a default on senior debt exists that permits the holders of such senior debt to accelerate its maturity and the default is the subject of judicial proceedings or we receive notice of the default. After all senior debt is paid in full and until the subordinated debt securities are paid in full, holders of subordinated debt securities will be subrogated to the rights of holders of senior debt to the extent that distributions otherwise payable to holders of subordinated debt securities have been applied to the payment of senior debt. The subordinated indenture will not restrict the amount of senior debt or other indebtedness of Aastrom and its subsidiaries. As a result of these subordination provisions, in the event of a distribution of assets upon insolvency, holders of subordinated debt securities may recover less, ratably, than our general creditors.

The term “senior debt” will be defined in the applicable indenture as the principal of and interest on, or substantially similar payments to be made by us in respect of, other outstanding indebtedness, whether outstanding at the date of execution of the applicable indenture or subsequently incurred, created or assumed. The prospectus supplement may include a description of additional terms implementing the subordination feature.

No restrictions will be included in any indenture relating to subordinated debt securities upon the creation of additional senior debt.

If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior debt outstanding as of the end of our most recent fiscal quarter.

Discharge, Defeasance and Covenant Defeasance

Unless otherwise indicated in the applicable prospectus supplement, the indentures allow us to discharge our obligations to holders of any series of debt securities issued under any indenture when:

•                  either (i) all securities of such series have already been delivered to the applicable trustee for cancellation; or (ii) all securities of such series have not already been delivered to the applicable trustee for cancellation but (a) have become due and payable, (b) will become due and payable within one year, or (c) if redeemable at our option, are to be redeemed within one year, and we have irrevocably deposited with the applicable trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable, an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal and any premium or make-whole amount, and interest to the date of such deposit if such debt securities have become due and payable or, if they have not, to the stated maturity or redemption date;

•                  we have paid or caused to be paid all other sums payable; and

•                  an officers’ certificate and an opinion of counsel stating the conditions to discharging the debt securities have been satisfied has been delivered to the trustee.

Unless otherwise indicated in the applicable prospectus supplement, the indentures provide that, upon our irrevocable deposit with the applicable trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable at stated maturity, or government obligations, or both, applicable to such debt securities, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, and any premium or make-whole amount, and interest on, such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor, the issuing company may elect either:

•                  to defease and be discharged from any and all obligations with respect to such debt securities; or

•                  to be released from its obligations with respect to such debt securities under the applicable indenture or, if provided in the applicable prospectus supplement, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an event of default with respect to such debt securities.

Notwithstanding the above, we may not elect to defease and be discharged from the obligation to pay any additional amounts upon the occurrence of particular events of tax, assessment or governmental charge with respect to payments on such debt securities and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities, or to hold monies for payment in trust.

The indentures only permit us to establish the trust described in the paragraph above if, among other things, we have delivered to the applicable trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling received from or published by the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the indenture. In the event of such defeasance, the holders of such debt securities would be able to look only to such trust fund for payment of principal, any premium or make-whole amount, and interest.

When we use the term “government obligations,” we mean securities that are:

•                       direct obligations of the United States or the government that issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or

•                       obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States or other government that issued the foreign currency in which the debt securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States or such other government, which are not callable or redeemable at the option of the issuer thereof and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such government obligation or a specific payment of interest on or principal of any such government obligation held by such custodian for the account of the holder of a depository receipt. However, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the government obligation or the specific payment of interest on or principal of the government obligation evidenced by such depository receipt.

Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds and/or government obligations to effect defeasance or covenant defeasance with respect to debt securities of any series, (i) the holder of a debt security of such series is entitled to, and does, elect under the terms of the applicable indenture or the terms of such debt security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such debt security, or (ii) a conversion event occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, and premium or make-whole amount, and interest on, such debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such debt security into the currency, currency unit or composite currency in which such debt security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate.

When we use the term “conversion event,” we mean the cessation of use of:

•                       a currency, currency unit or composite currency both by the government of the country that issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

•                       the European Currency Unit both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities; or

•                       any currency unit or composite currency other than the European Currency Unit for the purposes for which it was established.

Unless otherwise provided in the applicable prospectus supplement, all payments of principal of, and any premium or make-whole amount, and interest on, any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in United States dollars.

In the event that (i) we effect covenant defeasance with respect to any debt securities and (ii) those debt securities are declared due and payable because of the occurrence of any event of default, the amount in the currency, currency unit or composite currency in which such debt securities are payable, and government obligations on deposit with the applicable trustee, will be sufficient to pay amounts due on such debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such event of default. However, the issuing company would remain liable to make payments of any amounts due at the time of acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Conversion Rights

The terms and conditions, if any, upon which the debt securities are convertible into common stock or other securities of Aastrom will be set forth in the applicable prospectus supplement. The terms will include whether the debt securities are convertible into shares of common stock or other securities of Aastrom, the conversion price, or manner of calculation thereof, the conversion period, provisions as to whether conversion will be at the issuing company’s option or the option of the holders, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the debt securities and any restrictions on conversion.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement relating to such series. Global securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company, or DTC, as depository. We may issue global securities in either registered or bearer form and in either temporary or permanent form. We will describe the specific terms of the depository arrangement with respect to a series of debt securities in the applicable prospectus supplement relating to such series. We expect that unless the applicable prospectus supplement provides otherwise, the following provisions will apply to depository arrangements.

Once a global security is issued, the depository for such global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by such global security to the accounts of participants that have accounts with such depository. Such accounts shall be designated by the underwriters, dealers or agents with respect to such debt securities or by us if we offer such debt securities directly. Ownership of beneficial interests in such global security will be limited to participants with the depository or persons that may hold interests through those participants.

We expect that, under procedures established by DTC, ownership of beneficial interests in any global security for which DTC is the depository will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee, with respect to beneficial interests of participants with the depository, and records of participants, with respect to beneficial interests of persons who hold through participants with the depository. Neither we nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its participants relating to beneficial ownership interests in the debt securities. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as described below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture. Beneficial owners of debt securities evidenced by a global security will not be considered the owners or holders thereof under the applicable indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the trustee under the indenture. Accordingly, each person owning a beneficial interest in a global security with respect to which DTC is the depository must rely on the procedures of DTC and, if such person is not a participant with the depository, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder under the applicable indenture. We understand that, under existing industry practice, if DTC requests any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners through such participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

Payments of principal of, and any premium or make-whole amount, and interest on, individual debt securities represented by a global security registered in the name of a depository or its nominee will be made to or at the direction of the depository or its nominee, as the case may be, as the registered owner of the global security under the applicable indenture. Under the terms of the applicable indenture, we and the trustee may treat the persons in whose name debt securities, including a global security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither we nor the trustee have or will have any responsibility or liability for the payment of such amounts to beneficial owners of debt securities including principal, any premium or make-whole amount, or interest. We believe, however, that it is currently the policy of DTC to immediately credit the accounts of relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such participants. Redemption notices with respect to any debt securities represented by a global security will be sent to the depository or its nominee. If less than all of the debt securities of any series are to be redeemed, we expect the depository to determine the amount of the interest of each participant in such debt securities to be redeemed to be determined by lot. Neither we, the trustee, any paying agent nor the security registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such debt securities or for maintaining any records with respect thereto.

Neither we nor the trustee will be liable for any delay by the holders of a global security or the depository in identifying the beneficial owners of debt securities, and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a global security or the depository for all purposes. The rules applicable to DTC and its participants are on file with the SEC.

If a depository for any debt securities is at any time unwilling, unable or ineligible to continue as depository and we do not appoint a successor depository within 90 days, we will issue individual debt securities in exchange for the global security representing such debt securities. In addition, we may at any time and our sole discretion, subject to any limitations described in the applicable prospectus supplement relating to such debt securities, determine not to have any of such debt securities represented by one or more global securities and in such event will issue individual debt securities in exchange for the global security or securities representing such debt securities. Individual debt securities so issued will be issued in denominations of $1,000 and integral multiples of $1,000.

The debt securities of a series may also be issued in whole or in part in the form of one or more bearer global securities that will be deposited with a depository, or with a nominee for such depository, identified in the applicable prospectus supplement. Any such bearer global securities may be issued in temporary or permanent form. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of debt securities to be represented by one or more bearer global securities will be described in the applicable prospectus supplement.

No Recourse

There is no recourse under any obligation, covenant or agreement in the applicable indenture or with respect to any security against any of our or our successor’s past, present or future shareholders, employees, officers or directors.

Description of Warrants

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement, which includes this prospectus.

General

We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we will issue under a separate warrant agreement. We will enter into the warrant agreement with a warrant agent. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•                       the offering price and aggregate number of warrants offered;

•                       the currency for which the warrants may be purchased;

•                       if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•                       if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•                       in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•                       in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•                       the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•                       the terms of any rights to redeem or call the warrants;

•                       any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•                       the dates on which the right to exercise the warrants will commence and expire;

•                       the manner in which the warrant agreement and warrants may be modified;

•                       federal income tax consequences of holding or exercising the warrants;

•                       the terms of the securities issuable upon exercise of the warrants; and

•                       any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•                       in the case of warrants to purchase debt securities, the right to receive payments of principal of, or any premium or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•                       in the case of warrants to purchase common stock or preferred stock, the right to receive any dividends or payments upon our liquidation, dissolution or winding up or to exercise any voting rights.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. New York time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent upon exercise.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights By Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue or series of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

Description of Units

We may issue units comprised of shares of common stock, shares of preferred stock, debt securities and warrants in any combination. We may issue units in such amounts and in as many distinct series as we wish. This section outlines certain provisions of the units that we may issue. If we issue units, they will be issued under one or more unit agreements to be entered into between us and a bank or other financial institution, as unit agent. The information described in this section may not be complete in all respects and is qualified entirely by reference to the unit agreement with respect to the units of any particular series. The specific terms of any series of units offered will be described in the applicable prospectus supplement. If so described in a particular supplement, the specific terms of any series of units may differ from the general description of terms presented below. We urge you to read any prospectus supplement related to any series of units we may offer, as well as the complete unit agreement and unit certificate that contain the terms of the units. If we issue units, forms of unit agreements and unit certificates relating to such units will be incorporated by reference as exhibits to the registration statement, which includes this prospectus.

Each unit that we may issue will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date. The applicable prospectus supplement may describe:

•                       the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•                       any provisions of the governing unit agreement;

•                       the price or prices at which such units will be issued;

•                       the applicable United States federal income tax considerations relating to the units;

•                       any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•                       any other terms of the units and of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Capital Stock,” “Description of Debt Securities” and “Description of Warrants” will apply to the securities included in each unit, to the extent relevant and as may be updated in any prospectus supplements.

Issuance in Series

We may issue units in such amounts and in as many distinct series as we wish. This section summarizes terms of the units that apply generally to all series. Most of the financial and other specific terms of your series will be described in the applicable prospectus supplement.

Unit Agreements

We will issue the units under one or more unit agreements to be entered into between us and a bank or other financial institution, as unit agent. We may add, replace or terminate unit agents from time to time. We will identify the unit agreement under which each series of units will be issued and the unit agent under that agreement in the applicable prospectus supplement.

The following provisions will generally apply to all unit agreements unless otherwise stated in the applicable prospectus supplement.

Modification without Consent

We and the applicable unit agent may amend any unit or unit agreement without the consent of any holder:

•                       to cure any ambiguity; any provisions of the governing unit agreement that differ from those described below;

•                       to correct or supplement any defective or inconsistent provision; or

•                       to make any other change that we believe is necessary or desirable and will not adversely affect the interests of the affected holders in any material respect.

We do not need any approval to make changes that affect only units to be issued after the changes take effect. We may also make changes that do not adversely affect a particular unit in any material respect, even if they adversely affect other units in a material respect. In those cases, we do not need to obtain the approval of the holder of the unaffected unit; we need only obtain any required approvals from the holders of the affected units.

Modification with Consent

We may not amend any particular unit or a unit agreement with respect to any particular unit unless we obtain the consent of the holder of that unit, if the amendment would:

•                       impair any right of the holder to exercise or enforce any right under a security included in the unit if the terms of that security require the consent of the holder to any changes that would impair the exercise or enforcement of that right; or

•                       reduce the percentage of outstanding units or any series or class the consent of whose holders is required to amend that series or class, or the applicable unit agreement with respect to that series or class, as described below.

Any other change to a particular unit agreement and the units issued under that agreement would require the following approval:

•                       If the change affects only the units of a particular series issued under that agreement, the change must be approved by the holders of a majority of the outstanding units of that series; or

•                       If the change affects the units of more than one series issued under that agreement, it must be approved by the holders of a majority of all outstanding units of all series affected by the change, with the units of all the affected series voting together as one class for this purpose.

These provisions regarding changes with majority approval also apply to changes affecting any securities issued under a unit agreement, as the governing document.

In each case, the required approval must be given by written consent.

Unit Agreements Will Not Be Qualified under Trust Indenture Act

No unit agreement will be qualified as an indenture, and no unit agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of units issued under unit agreements will not have the protections of the Trust Indenture Act with respect to their units.

Mergers and Similar Transactions Permitted; No Restrictive Covenants or Events of Default

The unit agreements will not restrict our ability to merge or consolidate with, or sell our assets to, another corporation or other entity or to engage in any other transactions. If at any time we merge or consolidate with, or sell our assets substantially as an entirety to, another corporation or other entity, the successor entity will succeed to and assume our obligations under the unit agreements. We will then be relieved of any further obligation under these agreements.

The unit agreements will not include any restrictions on our ability to put liens on our assets, including our interests in our subsidiaries, nor will they restrict our ability to sell our assets. The unit agreements also will not provide for any events of default or remedies upon the occurrence of any events of default.

Governing Law

The unit agreements and the units will be governed by Michigan law.

Form, Exchange and Transfer

We will issue each unit in global—i.e., book-entry—form only. Units in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the units represented by the global security. Those who own beneficial interests in a unit will do so through participants in the depositary’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. We will describe book-entry securities, and other terms regarding the issuance and registration of the units in the applicable prospectus supplement.

Each unit and all securities comprising the unit will be issued in the same form.

If we issue any units in registered, non-global form, the following will apply to them.

The units will be issued in the denominations stated in the applicable prospectus supplement. Holders may exchange their units for units of smaller denominations or combined into fewer units of larger denominations, as long as the total amount is not changed.

•                  Holders may exchange or transfer their units at the office of the unit agent. Holders may also replace lost, stolen, destroyed or mutilated units at that office. We may appoint another entity to perform these functions or perform them ourselves.

•                  Holders will not be required to pay a service charge to transfer or exchange their units, but they may be required to pay for any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership. The transfer agent may also require an indemnity before replacing any units.

•                  If we have the right to redeem, accelerate or settle any units before their maturity, and we exercise our right as to less than all those units or other securities, we may block the exchange or transfer of those units during the period beginning 15 days before the day we mail the notice of exercise and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any unit selected for early settlement, except that we will continue to permit transfers and exchanges of the unsettled portion of any unit being partially settled. We may also block the transfer or exchange of any unit in this manner if the unit includes securities that are or may be selected for early settlement.

Only the depositary will be entitled to transfer or exchange a unit in global form, since it will be the sole holder of the unit.

Payments and Notices

In making payments and giving notices with respect to our units, we will follow the procedures as described in the applicable prospectus supplement.

LEGAL MATTERS

Certain legal matters, including the legality of the securities offered, will be passed upon for us by Dykema Gossett PLLC, Ann Arbor, Michigan, acting as special counsel to the Company.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference to the Transition Report on Form 10-KT for the six month period ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. These documents also may be accessed through the SEC’s electronic data gathering, analysis and retrieval system, or EDGAR, via electronic means, including the SEC’s home page on the Internet (www.sec.gov).

We have the authority to designate and issue more than one class or series of stock having various preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption. See “Description of Capital Stock.” We will furnish a full statement of the relative rights and preferences of each class or series of our stock which has been so designated and any restrictions on the ownership or transfer of our stock to any shareholder upon request and without charge. Written requests for such copies should be directed to Aastrom Biosciences, Inc., 24 Frank Lloyd Wright Drive, P.O. Box 376, Ann Arbor, Michigan 48106, attention: Investor Relations or by telephone request to (734) 418-4400. Our website is located at http://www.aastrom.com. Information contained on our website is not incorporated by reference into this prospectus and, therefore, is not part of this prospectus or any accompanying prospectus supplement.

INCORPORATION BY REFERENCE

This prospectus incorporates by reference important business and financial information that we file with the SEC and that we are not including in or delivering with this prospectus. As the SEC allows, incorporated documents are considered part of this prospectus, and we can disclose important information to you by referring you to those documents.

•                  our transition report on Form 10-KT for the transition period from July 1, 2010 to December 31, 2010, filed with the SEC on April 14, 2011;

•                  portions of our definitive Proxy Statement for the Annual Meeting of Shareholders held on June 7, 2011 that have been incorporated by reference into the Form 10-KT;

•                  our quarterly report on Form 10-Q, filed with the SEC on May 16, 2011;

•                  our current reports on Form 8-K filed with the SEC on January 19, 2011, February 14, 2011, March 25, 2011, June 1, 2011 and June 9, 2011; and

•                  the description of our common stock contained in our registration statement on Form S-1, which was filed with the SEC on November 1, 1996, including any amendment or report filed for the purpose of updating such description.

All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any report or document that is not deemed filed under such provisions, (i) on or after the date of filing of the registration statement containing this prospectus and prior to the effectiveness of the registration statement and (ii) on or after the date of this prospectus until the earlier of the date on which all of the securities registered hereunder have been sold or the registration statement of which this prospectus is a part has been withdrawn, shall be deemed incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents.

You may request a copy of any or all of these filings, at no cost, by writing to us at: Aastrom Biosciences, Inc., 24 Frank Lloyd Wright Drive, P.O. Box 276, Ann Arbor, Michigan 48106, attention: Investor Relations or by telephoning us at (734) 418-4400. These filings may also be obtained through our website located at http://www.aastrom.com.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that information in this prospectus or any supplement is accurate as of any date other than the date on the front of these documents.

We advise that there have been no material changes in our affairs that have occurred since the end of the latest fiscal period for which audited financial statements were included in the latest Form 10-K or 10-KT and that have not been described in a Form 10-Q or Form 8-K filed under the Exchange Act.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

As permitted by the MBCA, our Bylaws contain provisions that permit us to indemnify our directors and officers to the full extent permitted by Michigan law and our Charter contains provisions that eliminate the personal liability of our directors in each case for monetary damages to us or our shareholders for breach of their fiduciary duties, except to the extent that Michigan law prohibits indemnification or elimination of liability. These provisions do not limit or eliminate our rights or the rights of any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a director’s or officer’s fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his or her role as a director or officer and do not relieve a director or officer from liability if he or she engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

The rights of indemnification provided in our Bylaws are not exclusive of any other rights that may be available under any insurance or other agreement, by vote of shareholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC this type of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

GLOSSARY

TERM	DEFINITION
Adverse Event

Any adverse change in health or “side-effect” that occurs in a person participating in a clinical trial, from the time they consent to joining the trial until a pre-specified period of time after their treatment has been completed.

Autologous	Originating from the patient receiving treatment. (Aastrom uses only autologous cells)

BLA — Biologics License Application	An application containing product safety, efficacy and manufacturing information required by the FDA to market biologics products in the U.S.

Catheter-DCM	Aastrom’s U.S. Phase 2 clinical trial investigating catheter-based delivery of our product in the treatment of dilated cardiomyopathy.

CLI — Critical Limb Ischemia	A vascular disease characterized by insufficient blood flow in the lower extremities that causes severe pain, tissue loss or both.

Controlled Clinical Trial	A clinical study that compares patients receiving a specific treatment to patients receiving an alternate treatment for the condition of interest. The alternate treatment may be another active treatment, standard of care for the condition and/or a placebo (inactive) treatment.

DCM — Dilated Cardiomyopathy	A chronic cardiac disease where expansion of the patient’s heart reduces the pumping function to a point that the normal circulation of blood cannot be maintained.

Double-Blind Clinical Trial	Clinical trials in which neither the patient nor the physician know if the patient received the experimental treatment or a control/placebo.

FDA — Food & Drug Administration

The U.S. FDA ensures that medicines, medical devices, and radiation-emitting consumer products are safe and effective. Authorized by Congress to enforce the Federal Food, Drug, and Cosmetic Act and several other public health laws, the agency monitors the manufacture, import, transport, storage, and sale of $1 trillion worth of goods annually.

GMP — Good Manufacturing Practice

GMP regulations require that manufacturers, processors, and packagers of drugs, medical devices, some food, and blood take proactive steps to ensure that their products are safe, pure, and effective. GMP regulations require a quality approach to manufacturing, enabling companies to minimize or eliminate instances of contamination, mix-ups, and errors.

IMPACT-DCM	Aastrom’s U.S. Phase 2 clinical trial investigating surgical delivery of our product in the treatment of dilated cardiomyopathy.

IND — Investigational New Drug	An application submitted to the FDA for a new drug or biologic that, if allowed, will be used in a clinical trial.

Ischemia	A shortage or inadequate flow of blood to a body part (commonly an organ or tissue) caused by a constriction or obstruction of the blood vessels supplying it.

TERM	DEFINITION
LVEF — Left Ventricular Ejection Fraction	The fraction of blood pumped out of the left ventricle with each heart beat.

Open-label Clinical Trial	A trial in which both the treating physician and the patient know whether they are receiving the experimental treatment or control/placebo treatment.

Orphan Drug Designation

“Orphan drug” refers to a drug or biologic that is intended for use in the treatment of a rare disease or condition. Orphan drug designation from the U.S. Food and Drug Association (FDA) qualifies the sponsor to receive certain benefits from the Government in exchange for developing the drug for a rare disease or condition. The drug must then go through the FDA marketing approval process like any other drug or biologic which evaluates for safety and efficacy. Usually a sponsor receives a quicker review time and lower application fees for an orphan product.

Phase 1 Clinical Trial	A Phase 1 trial represents an initial study in a small group of patients to test for safety and other relevant factors.

Phase 2 Clinical Trial	A Phase 2 trial represents a study in a moderate number of patients to assess the safety and efficacy of a product.

Phase 2b Clinical Trial	A Phase 2b trial is a moderately-sized Phase 2 trial that is more specifically designed assess the efficacy of a product than a Phase 2a trial.

Phase 3 Clinical Trial	Phase 3 studies are initiated to establish safety and efficacy in an expanded patient population at multiple clinical trial sites and are generally larger than trials in earlier phases of development.

Progenitor Cells	A “parent” cell that gives rise to a distinct cell lineage by a series of cell divisions.

Prospective Clinical Trial	A clinical trial in which participants are identified and then followed throughout the study going forward in time.

Randomized Clinical Trial	A clinical trial in which the participants are assigned randomly to different treatment groups.

SPP — Single-Pass Perfusion	SPP is Aastrom’s proprietary technology that controls gas and cell culture media exchange to enable the replication of early-stage stem and progenitor cells while preventing their differentiation into mature cells.

Stem Cell

Unspecialized (undifferentiated) cells that retain the ability to divide throughout a lifetime and give rise to more specialized (differentiated) cells which take the place of cells that die or are lost.

In culture, these undifferentiated cells possess the ability to divide for indefinite periods in culture and may give rise to highly specialized cells.

$3,800,000

Common Stock

PROSPECTUS SUPPLEMENT

June 27, 2014